EXHIBIT 4.1

CONFORMED COPY

INDENTURE

between

CROWN CASTLE TOWERS LLC

CROWN CASTLE SOUTH LLC

CROWN COMMUNICATION INC.

CROWN CASTLE PT INC.

CROWN COMMUNICATION NEW YORK, INC.

CROWN CASTLE INTERNATIONAL CORP. DE PUERTO RICO

as Issuers

and

JPMorgan Chase Bank, N.A.

as Indenture Trustee

dated as of June 1, 2005

Senior Secured Tower Revenue Notes

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EXHIBITS

Exhibit A-1	FORM OF RULE 144A GLOBAL NOTE
Exhibit A-2	FORM OF REGULATION S GLOBAL NOTE
Exhibit B	FORM OF REMINDER NOTICE
Exhibit C-1	FORM OF TRANSFEREE CERTIFICATION FOR TRANSFERS OF BENEFICIAL INTERESTS IN RULE 144A GLOBAL NOTES
Exhibit C-2	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF BENEFICIAL INTERESTS IN REGULATION S GLOBAL NOTES
Exhibit C-3	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO QUALIFIED INSTITUTIONAL BUYERS
Exhibit C-4	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO INSTITUTIONAL ACCREDITED INVESTORS
Exhibit C-5	FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO QUALIFIED INSTITUTIONAL BUYERS
Exhibit C-6	FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO INSTITUTIONAL ACCREDITED INVESTORS
Exhibit D	FORM OF RENT ROLL

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Exhibit E	[RESERVED]
Exhibit F	FORM OF INFORMATION REQUEST
Exhibit G	FORM OF MONTHLY REPORTS
Exhibit H	FORM OF SERVICER REPORT

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INDENTURE, dated as of June 1, 2005 (as amended, supplemented or otherwise modified and in effect from time to time, this “Indenture”), between CROWN CASTLE TOWERS LLC, a Delaware limited liability company (the “Issuer Entity”), CROWN CASTLE SOUTH LLC, a Delaware limited liability company, CROWN COMMUNICATION INC., a Delaware corporation, CROWN CASTLE PT INC., a Delaware corporation, CROWN COMMUNICATION NEW YORK, INC., a Delaware corporation, and CROWN CASTLE INTERNATIONAL CORP. DE PUERTO RICO, a Puerto Rico corporation (collectively, together with the Issuer Entity, the “Issuers”), and JPMorgan Chase Bank, N.A., as indenture trustee and not in its individual capacity (in such capacity, the “Indenture Trustee”).

RECITALS

WHEREAS, the Issuers hereby assign to the Indenture Trustee, and hereby grant a security interest to the Indenture Trustee in, for the benefit of the Noteholders, all of their right, title, interest and benefit, present and future in, to and under all accounts, all chattel paper, whether tangible or electronic, all deposit accounts, all claims now or hereafter arising therefrom, all funds now or hereafter therein and all amounts now or hereafter credited thereto, all goods, all documents, all equipment, all fixtures, all general intangibles, including all payment intangibles, all instruments, all inventory, all investment property, leases, all letter-of-credit rights, all money, all supporting obligations, all tort claims, all other property not otherwise described above, all books and records pertaining to the foregoing, and to the extent not otherwise included, all proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; and, in the case of the Issuer Entity, all of the equity, membership or ownership interests of each Asset Entity and in each of the entities that own the membership interests in Crown Atlantic and Crown GT (the “Collateral”); and

WHEREAS, the Grant of the Collateral is hereby made in trust to secure the payment of principal and interest on, and any other amounts owed in respect of the Senior Secured Tower Revenue Notes and to secure compliance with the provisions of this Indenture, all as provided in this Indenture; and

WHEREAS, the Indenture Trustee, on behalf of the Noteholders, acknowledges such Grant and accepts the trusts herein created; and

WHEREAS, it is hereby agreed between the parties hereto, the Noteholders (the Noteholders evidencing their consent by their acceptance of the Notes) that in the performance of any of the agreements of the Issuers herein contained, any obligation the Issuers may thereby incur for the payment of money shall not be general debt on its part, but shall be secured by and payable solely from the Collateral, payable in such order of preference and priority as provided herein; and

WHEREAS, each Series will be constituted by this Indenture and an Indenture Supplement;

NOW, THEREFORE, the Issuers, in consideration of the premises and acceptance by the Indenture Trustee of the trusts herein created, of the purchase and acceptance of the Notes by the Noteholders thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby GRANT, CONVEY, PLEDGE, TRANSFER, ASSIGN AND DELIVER to the Indenture Trustee, as collateral for the benefit of the Noteholders, all of their right, title and interest in and to the moneys, rights, and properties of the Collateral.

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions. Except as otherwise specified in this Indenture or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture and each Indenture Supplement. In the event of a definitional conflict between this Indenture and an Indenture Supplement, the definition contained in the Indenture Supplement shall control.

“1.75x Cash Trap DSCR” shall mean a DSCR less than or equal to 1.75 to 1.0.

“2.0x Cash Trap DSCR” shall mean a Consolidated DSCR less than or equal to 2.0 to 1.0.

“30/360 Basis” shall mean the accrual of interest calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Act” shall have the meaning ascribed to it in Section 15.03(a).

“Acceptable Manager” shall mean Crown Castle USA Inc. or, in the event of a termination of the Management Agreement with Crown Castle USA Inc., and upon receipt of a Rating Agency Confirmation, another reputable management company reasonably acceptable to the Servicer with experience managing sites similar to the Tower Sites, which shall be selected by the Issuer Entity, so long as (i) no Event of Default has occurred and is continuing, or (ii) the Management Agreement has not been terminated for cause as provided therein. In all other circumstances such selection will be performed by the Servicer.

“Account Collateral” shall mean all of the Issuers’ right, title and interest in and to the Accounts, the Reserves, all monies and amounts which may from time to time be on deposit therein, all monies, checks, notes, instruments, documents, deposits, and credits from time to time in the possession of Indenture Trustee (or the Servicer on its behalf) representing or evidencing such Accounts and Reserves and all earnings and investments held therein and proceeds thereof.

“Account Control Agreement” shall have the meaning ascribed to it in the Cash Management Agreement.

“Accounts” means, collectively, the Lock Box Accounts, the Collection Account, the Sub-Accounts thereof and any other accounts pledged to the Indenture Trustee pursuant to this Indenture or any other Transaction Document.

“Accrued Note Interest” shall mean the interest that will accrue during each Interest Accrual Period at the applicable Note Rate on the Note Principal Balance of such Note Outstanding immediately prior to the related Payment Date; provided, however, (i) if the Swap Counterparty fails for any reason to make payment in full of any payment required to be made by it under the Swap Contract on the due date for such payment, interest on the Class A-FL Notes of each Series will accrue at a fixed rate equal to the Note Rate on the Class A-FX Notes of such Series from and including the immediately preceding Payment Date to but excluding the Payment Date immediately following the date on which such default under the Swap Contract is cured or the Swap Contract is replaced and (ii) on or after the determination of a Value Reduction Amount, in determining the Accrued Note Interest with respect to any Note, an amount equal to the Value Reduction Amount shall be deemed to have reduced the Note Principal Balance of each Class of the Notes, in inverse alphabetical order (with the Class A-FX Notes and the Class A-FL Notes both deemed to be Class A Notes for such purpose), and applied pro rata to each Note of such Class. Accrued Note interest will be calculated on a 30/360 Basis, except for the Class A-FL Notes on which interest will be calculated on the basis of the actual number of days elapsed and a 360-day year; provided, however, during any period of time that Interest on Class A-FX Notes accrues at a fixed rate equal to the Note Rate on the Class A-FX Notes, for all purposes hereunder such Interest will be calculated on a 30/360 Basis.

“Additional Issuer Expenses” shall mean (i) Other Servicing Fees payable to the Servicer; (ii) reimbursements and indemnification payments to the Indenture Trustee and any of its affiliates, directors, officers, employees or agents hereunder and under the Servicing Agreement; and (iii) reimbursements and indemnifications payable to the Servicer and certain persons related to it as described under the Servicing Agreement and other Transaction Documents.

“Additional Notes” shall have the meaning ascribed to it in Section 2.12 herein.

“Advance Interest” shall have the meaning ascribed to it in the Servicing Agreement.

“Advance Rents Reserve” shall have the meaning ascribed to it in Section 4.04 herein.

“Advance Rents Reserve Deposit” shall have the meaning set forth in the Cash Management Agreement.

“Advance Rents Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.04 herein.

“Advances” shall mean Debt Service Advances and Servicing Advances.

“Affiliate” shall mean, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Affirmative Direction” shall mean, with respect to any Series, a written direction of Noteholders of such Series representing more than 25% of the Outstanding Class Principal Balance of all Classes of Notes of such Series.

“Allocated Note Amount” shall have the meaning ascribed to it in the applicable Indenture Supplement.

“Amended Easement” shall have the meaning ascribed to it in Section 7.25(a)(iii) herein.

“Amended Ground Lease” shall have the meaning ascribed to it in Section 7.24(a)(iii) herein.

“Amortization Period” shall mean the period that will commence, as of the end of any calendar quarter, if the DSCR is less than the Minimum DSCR. Such Amortization Period will continue to exist until the end of any calendar quarter for which the DSCR exceeds the Minimum DSCR.

“Annual Advance Rents Reserve Deposit” shall have the meaning set forth in the Cash Management Agreement.

“Annualized Net Cash Flow” shall mean, with respect to any Tower Site, the Net Cash Flow from such Tower Site during the full calendar months of ownership of such Tower Site by an Asset Entity, multiplied by 12 and divided by the number of full calendar months of ownership of such Tower Site by an Asset Entity.

“Annualized Run Rate Net Cash Flow” shall mean, for any Tower Site, the Annualized Run Rate Revenue for such Tower Site as of December 15, 2004, less the sum as of November 30, 2004, of (i) annualized current real estate and personal property taxes (including payments in lieu of taxes), any ground lease payments (including payments relating to the Cingular Sublease) with respect to such Tower Site, (ii) trailing twelve month expenses in respect of such Tower Site for insurance, maintenance (including maintenance capital expenditures), utilities, licenses and permits, and (iii) a management fee equal to 10% of the Annualized Run Rate Revenue for such Tower Site.

“Annualized Run Rate Revenue” shall mean, for any Tower Site, the net annualized rent payable by Tenants for occupancy of a Tower Site as of December 15, 2004 (including site maintenance fees paid, license, easement, and similar fees and revenues pursuant to the Cingular Sublease and fees received as to Economic Benefit Site, Carrier Swap Agreements and Managed Tower Sites).

“Anticipated Repayment Date” shall have the meaning ascribed to it in the applicable Indenture Supplement.

“Applicable Procedures” shall mean, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary, Euroclear and Clearstream, as the case may be, for such Global Note, in each case to the extent applicable to such transaction and as in effect from time to time.

“Asset Entities” shall collectively mean Crown South, Crown Communication, Crown PT, Crown NY, Crown PR, Crown GT and Crown Atlantic.

“Asset Entity Interests” shall have the meaning ascribed to it in Section 8.01(a) herein.

“Assets” shall mean the assets of the Asset Entities, which, as of December 15, 2004, consisted primarily of various interests in 10,618 wireless communication towers in the United States and Puerto Rico.

“Authorized Officer” shall mean (i) any director, Member, Manager or Executive Officer of the Issuers who is authorized to act for or on behalf of the Issuers in matters relating to the Issuers and (ii) for so long as the Management Agreement is in full force and effect, any officer of the Manager who is authorized to act for the Manager in matters relating to the Issuers and to be acted upon by the Manager pursuant to the Management Agreement, and who is identified on the list of Authorized Officers delivered by the Issuers to the Indenture Trustee and the Servicer on the Closing Date (as such list may be modified or supplemented from time to time thereafter).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Beneficial Owner” shall mean, with respect to any Series, the owner of a beneficial interest in a Global Note of such Series.

“Book-Entry Notes” shall mean any Note registered in the name of the Depositary or its nominee.

“Business Day” shall mean any day other than (i) a Saturday, (ii) a Sunday or (iii) a legal holiday in the state of New York, the state in which the corporate trust office of the Indenture Trustee is located, or any such day on which banking institutions in any such state are generally not open for the conduct of regular business.

“CapEx Budget” shall mean the annual budget for the Asset Entities taken as a whole covering the planned Capital Expenditures for the period covered by such budget. The CapEx Budget shall not include Capital Expenditures consisting of discretionary expenditures made to acquire fee or easement interests with respect to any Ground Lease Tower Site or Easement Tower Site, or non-recurring expenditures made to enhance the Operating Revenues of a Tower Site.

“Capital Expenditures” shall mean expenditures for Capital Improvements that, in conformity with GAAP, would not be included in the Asset Entities’ annual financial statements as an Operating Expense of the Tower Sites.

“Capital Improvements” shall mean capital improvements, repairs or alterations, fixtures, equipment and other capital items (whether paid in cash or property or accrued as liabilities) made by the Asset Entities.

“Carrier Swap Agreements” shall mean agreements pursuant to which certain sellers of Tower Sites to the Asset Entities agreed to make payments to the Asset Entities that are economically equivalent to rent to compensate the Asset Entities for Site Space leased, sub-leased or licensed at no cost to third parties.

“Cash Management Agreement” shall mean the Cash Management Agreement dated as of June 8, 2005 between the Issuers, the Indenture Trustee, Crown Castle GT Holding Sub LLC, Crown Castle Atlantic LLC and the Manager.

“Cash Trap Condition” shall mean, as of the end of any calendar quarter (i) the DSCR is less than or equal to 1.75x Cash Trap DSCR, and will continue to exist until the DSCR exceeds the 1.75x Cash Trap DSCR for two consecutive calendar quarters or (ii) the Consolidated DSCR is less than or equal to the 2.0x Cash Trap DSCR, and will continue to exist until the Consolidated DSCR exceeds the 2.0x Cash Trap DSCR for two consecutive calendar quarters; provided, that with Rating Agency Confirmation, the Consolidated DSCR test will be inapplicable to the determination of a Cash Trap Condition. Upon the determination a Cash Trap Condition exists, the Indenture Trustee or Servicer may (but shall not be obligated to) appoint a Valuation Expert at the expense of the Issuers to determine the Enterprise Value.

“Cash Trap Reserve” shall have the meaning ascribed to it in Section 4.06 herein.

“Cash Trap Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.06 herein.

“CC Towers Holding” shall mean CC Towers Holding LLC, a Delaware limited liability company.

“Cingular” shall mean Cingular Wireless LLC, the owner of BellSouth Mobility and BellSouth DCS.

“Cingular Sublease” shall mean, collectively, the lease or sublease agreements between BellSouth Mobility and BellSouth DCS (or any successors thereto) and Crown South relating to the Tower Sites owned by Crown South.

“Claims” shall have the meaning ascribed to it in Section 7.04(a) herein.

“Class” shall mean, collectively, all of the Notes bearing the same alphabetical and, if applicable, numerical class designation and having the same payment terms. The respective Classes of Notes are designated under Indenture Supplements.

“Class A-FL Notes” shall mean all Notes issued under the Indenture or any applicable Indenture Supplement that are designated Class A-FL.

“Class A-FX Notes” shall mean all Notes issued under the Indenture or any applicable Indenture Supplement that are designated Class A-FX.

“Class B Notes” shall mean all Notes issued under the Indenture or any applicable Indenture Supplement that are designated Class B.

“Class C Notes” shall mean all Notes issued under the Indenture or any applicable Indenture Supplement that are designated Class C.

“Class D Notes” shall mean all Notes issued under the Indenture or any applicable Indenture Supplement that are designated Class D.

“Class Principal Balance” shall mean, as of any date of determination, the aggregate Outstanding principal balance of all Notes of such Class on such date. The Class Principal Balance of each Class of Notes may be increased by the issuance of Additional Notes for that Class. The Class Principal Balance of each Class of Notes will be reduced on each Payment Date by the amount of any principal payments made to the holders of the Notes of such Class on such Payment Date.

“Clearstream” shall mean Clearstream Banking, société anonyme, Luxembourg.

“Clearstream Participants” shall mean the participating organizations of Clearstream.

“Closing Date” shall have the meaning ascribed to it in the related Indenture Supplement.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning ascribed to it in the recitals hereto.

“Collection Account” shall have the meaning ascribed to it in Section 3.01(a) herein.

“Collection Account Bank” shall have the meaning ascribed to it in Section 3.01(a) herein.

“Collection Period” shall mean, with respect to any Payment Date, the calendar month preceding the month in which such Payment Date occurs.

“Compliance Certificate” shall have the meaning ascribed to it in Section 7.02(a)(vii).

“Condemnation Proceeds” shall mean, collectively, the proceeds of any condemnation or taking pursuant to the exercise of the power of eminent domain or purchase in lieu thereof.

“Consolidated Adjusted EBITDA” shall mean the net income or loss adjusted for the cumulative effect from a change in accounting principles, income from discontinued operations, minority interests, provision for income taxes, interest expense, amortization of deferred financing costs and dividends on preferred stock, interest and other income or expense, depreciation, amortization and accretion, non-cash general and administrative compensation charges, asset write-down and restructuring charges or credits. With respect to Tower Sites acquired after the date as of which Consolidated Adjusted EBITDA is determined, there shall be added thereto the Net Cash Flow for such Tower Sites as if such Tower Sites had been owned for the entire period for which Consolidated Adjusted EBITDA was determined. With respect to Tower Sites acquired during any twelve month period for which Consolidated Adjusted EBITDA is determined, the revenues and expenses related to such Tower Sites shall be annualized in the same manner that Net Cash Flow is annualized pursuant to the proviso contained in the definition thereof.

“Consolidated DSCR” shall mean, as of any date of determination, the ratio of Consolidated Adjusted EBITDA for Crown International for the trailing twelve month period to the sum of (a) the amount of interest that the Issuers will be required to pay over the succeeding twelve months on the outstanding principal balance of the Notes (less amounts, if any, in the Liquidated Tower Replacement Account), assuming all Notes then outstanding will be outstanding for such twelve-month period, the interest rate on the Class A-FL Notes for each Series is equal to (and determined on the same basis as) the Note Rate on the Class A-FX Notes for such Series and determined without giving effect to any reduction in interest related to any Value Reduction Amount, and (b) the amount of interest that Crown International will be required to pay over the succeeding twelve months on the principal balance of all other debt securities then outstanding based on the then current interest rate for such debt securities. Consolidated interest expense shall not include any dividend payments on preferred stock.

“Contingent Obligation” as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person: (A) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (C) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates; or (D) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values. Contingent Obligations shall include, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making (other than the Notes), discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contractual Obligation” as applied to any Person, shall mean any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, other than the Transaction Documents.

“Controlling Class” shall mean, as of any date of determination, the most subordinate Class of Notes (deeming the Class A-FX Notes and the Class A-FL Notes to be one class), regardless of maturity, having a Class Principal Balance, net of the amount of any Value Reduction Amount then in effect and disregarding any Notes held by Affiliates of the Asset Entities, which is at least 25% of the aggregate Initial Class Principal Balance of such Class (including, with respect to any Additional Notes of such Class, the initial principal balance of such Additional Notes); provided that if no Class of Notes has a Class Principal Balance that satisfies such condition, then the Controlling Class will be the most senior Class of Notes then outstanding.

“Controlling Class Representative” shall have the meaning ascribed in Section 10.05 herein.

“Corporate Trust Office” shall mean the principal office of the Indenture Trustee at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Indenture is located at 4 New York Plaza – 6th floor, New York, New York, 10004, Attention: Worldwide Securities Services Global Debt-Crown Castle Senior Secured Notes-Series 2005-1, phone: 212-623-4420, fax: 212-623-5858; or at such other address the Indenture Trustee may designate from time to time by notice to the Noteholders and the Issuers, or the principal corporate trust office of any successor Indenture Trustee at the address designated by such successor Indenture Trustee by notice to the Noteholders and the Issuers.

“Crown Atlantic” shall mean Crown Atlantic Company LLC, a Delaware limited liability company.

“Crown Castle Atlantic” shall mean Crown Castle Atlantic LLC, a Delaware limited liability company.

“Crown Castle GT Holding” shall mean Crown Castle GT Holding Sub LLC, a Delaware limited liability company.

“Crown Communication” shall mean Crown Communication Inc., a Delaware corporation.

“Crown GT” shall mean Crown Castle GT Company LLC, a Delaware limited liability company.

“Crown International” shall mean Crown Castle International Corp., a Delaware corporation.

“Crown NY” shall mean Crown Communication New York, Inc., a Delaware corporation.

“Crown PR” shall mean Crown Castle International Corp. de Puerto Rico, a Puerto Rico corporation.

“Crown PT” shall mean Crown Castle PT Inc., a Delaware corporation.

“Crown South” shall mean Crown Castle South LLC, a Delaware limited liability company.

“Debt Service Advance” shall mean the advance required to be made by the Servicer on the Business Day preceding each Payment Date in an amount equal to the excess of the Monthly Payment Amount due (net of any Servicing Fees) over the amount of funds on deposit in the Collection Account and available to pay the Monthly Payment Amount in accordance with the terms hereof, on the Servicer Remittance Date relating to such Payment Date.

“Default” shall mean any event, occurrence or circumstance that is, or with notice or the lapse of time or both would become, an Event of Default.

“Defeasance Date” shall have the meaning ascribed to it in Section 2.11(a) herein.

“Deferred Post-ARD Additional Interest” shall have the meaning ascribed to it in Section 2.10 herein.

“Definitive Note” shall have the meaning ascribed to it is Section 2.01(a).

“Depositary” and “DTC” shall mean The Depository Trust Company, or any successor Depositary hereafter named as contemplated by Section 2.03(c).

“Determination Date” shall mean, with respect to any Payment Date, the last day of the related Collection Period.

“DSCR” shall mean, as of any date of determination, the ratio of the Net Cash Flow to the amount of interest that the Issuers will be required to pay over the succeeding twelve months on the principal balance of the Notes (less amounts, if any, in the Liquidated Tower Replacement Account), assuming all Notes then Outstanding will be Outstanding for such twelve-month period, the interest rate on the Class A-FL Notes of each Series is equal to (and determined on the same basis as) the Note Rate on the Class A-FX Notes for such Series and determined without giving effect to any reduction in interest related to any Value Reduction Amount.

“DTC Custodian” shall mean the Indenture Trustee, in its capacity as custodian of Global Notes for DTC.

“DTC Participants” shall mean a broker, dealer, bank or other financial institution or other Person for whom from time to time DTC effects book-entry transfers and pledges of securities deposited with DTC.

“Easement” shall mean, individually and collectively, the easement interests granted to the Asset Entities by the owner of the applicable fee interest in the Site Space on which Easement Tower Sites are located.

“Easement Default” shall mean any breach or default or event that with the giving of notice or passage of time would constitute a breach or default under any Easement.

“Easement Tower Site” shall mean each Tower Site, including those set forth on Schedule 6.26(a), which is situated on land that one of the Asset Entities occupies pursuant to an Easement; provided that, (i) following termination of an Easement pursuant to Section 7.25, “Easement Tower Site” shall mean each of the Tower Sites that remain subject to an Easement and (ii) following a substitution, with respect to a Replacement Tower Site that will be subject to an Easement, “Easement Tower Site” shall include such Replacement Tower Site and shall exclude the replaced Tower Site.

“Economic Benefit Sites” shall mean Tower Sites whose Ground Leases were not transferable to the Asset Entities but for which the Asset Entities receive revenue and incur expenses.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution, which account is either (i) an account maintained with an Eligible Bank or (ii) a segregated trust account maintained by a corporate trust department of a federal depositary institution or a state chartered depositary institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations § 9.10(b), which, in either case, has corporate trust powers and is acting in its fiduciary capacity or for which a Rating Agency Confirmation has been received.

“Eligible Bank” means a bank that satisfies the Rating Criteria.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including any Multiemployer Plan) which is subject to Title IV of ERISA or to Section 412 of the Code and (i) which is maintained for employees of any of the Issuer Entity, the Asset Entities or the Guarantor or any ERISA Affiliate, (ii) which has at any time within the preceding six (6) years been maintained for the employees of any of the Issuer Entity, the Asset Entities or the Guarantor or any current or former ERISA Affiliate or (iii) for which any of the Issuer Entity, the Asset Entities or the Guarantor or any ERISA Affiliate has any liability, including contingent liability.

“Enterprise Value” shall have the meaning ascribed to it in the Servicing Agreement.

“Environmental Laws” shall mean all present and future local, state, federal or other governmental authority, statutes, ordinances, codes, orders, decrees, laws, rules or regulations pertaining to or imposing liability or standards of conduct concerning environmental protection (including, without limitation, regulations concerning health and safety to the extent relating to human exposure to Hazardous Materials), contamination or clean-up or the handling, generation, release or storage of Hazardous Material affecting the Tower Sites including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, as amended, the Hazardous Substances Transportation Act, as amended, the Solid Waste Disposal Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Toxic Substances Control Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended (to the extent relating to human exposure to Hazardous Materials), any state superlien and environmental clean-up statutes and all regulations adopted in respect of the foregoing laws whether now or hereafter in effect, but excluding any local, state, federal, or other governmental historic preservation or similar laws relating to historical resources and historic preservation not related to (i) protection of the environment or (ii) Hazardous Materials.

“Environmental Remediation Reserve” shall have the meaning ascribed to it in Section 4.05 herein.

“Environmental Remediation Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.05 herein.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, in relation to any Person, any other Person under common control with the first Person, within the meaning of Section 4001(a)(14) of ERISA.

“Estoppel” shall mean, with respect to a Ground Lease, a separate letter agreement from the applicable Ground Lessor that (i) confirms that the Ground Lessor is the owner of the underlying fee or leasehold estate, as applicable, and that the Ground Lease is in full force and effect and (ii) obligates the applicable Ground Lessor to provide to the Indenture Trustee and Servicer certain rights with respect to the Ground Lease including (a) notice of default by tenant and an opportunity to cure such default and (b) an opportunity to enter into a new Ground Lease on termination of the existing Ground Lease.

“Euroclear” shall mean the Euroclear System.

“Euroclear Participants” shall mean participants of Euroclear.

“Event of Default” shall have the meaning ascribed to it in Section 10.01.

“Excess Cash Flow” means, with respect to any Payment Date, amounts remaining in the Collection Account on the last day of the immediately preceding Collection Period after allocations and/or payments of all amounts required to be allocated or paid pursuant to Section 5.01(a), items first through eleventh, herein.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Officer” shall mean, with respect to any corporation or limited liability company, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, any Executive Vice President, any Senior Vice President, the Chief Accounting Officer, or the Treasurer of such corporation or limited liability company and, with respect to any partnership, any general partner thereof.

“Exemption” shall mean the individual prohibited transaction exemptions, PTEs 90-24 and 93-31, as amended, granted by the U.S. Department of Labor to Morgan Stanley & Co. Incorporated and Lehman Brothers Inc., respectively.

“Extraordinary Expense” shall have the meaning ascribed to it in the Cash Management Agreement.

“Financial Statements” shall mean statements of operations and retained earnings, statements of cash flow and balance sheets.

“Fitch” shall mean Fitch, Inc.

“Fixed Rate Notes” shall mean the Class A-FX Notes, the Class B Notes, the Class C Notes, and the Class D Notes.

“Floating Rate Account” shall have the meaning ascribed to it in Section 3.06 herein.

“GAAP” shall mean United States Generally Accepted Accounting Principles.

“Global Notes” shall mean Rule 144A Global Notes and Regulation S Global Notes.

“Governmental Authority” shall mean with respect to any Person, any federal or state government or other political subdivision thereof and any entity, including any regulatory or administrative authority or court, exercising executive, legislative, judicial, regulatory or administrative or quasi-administrative functions of or pertaining to government, and any arbitration board or tribunal in each case having jurisdiction over such applicable Person or such Person’s property, and any stock exchange on which shares of capital stock of such Person are listed or admitted for trading.

“Governmental Space Licenses” shall mean Space Licenses with any federal or state government or other political subdivision thereof for space on a Tower Site, provided that such lease (by way of a lease, purchase order, request for proposal, or similar requisition system) does not contain any provision that would materially and adversely affect the Collateral.

“Grant” shall mean to charge, mortgage, pledge, bargain, sell, warrant, alienate, remise, release, convey, assign, transfer, create, and to grant a lien upon and a security interest in and right of set-off against, and to deposit, set over and confirm pursuant to this Indenture. A Grant of the Collateral or of any other agreement, contract or instrument shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate and continuing right to claim for, collect, receive and give receipt for lease, license and other payments in respect of the Collateral and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Ground Lease Default” shall mean a breach or default or event that with the giving of notice or passage of time would constitute a breach or default under a Ground Lease.

“Ground Lease Tower Site” shall mean a Tower Site, including those set forth on Schedule 6.25(a), which is situated on land that one of the Asset Entities leases (or subleases) pursuant to a Ground Lease including leases or subleases in connection with a Managed Tower Site, an Economic Benefit Site or the Cingular Sublease, as well as any future Ground Leases with respect to Replacement Tower Sites.

“Ground Leases” shall mean, individually and collectively, the ground lease interests granted to the Asset Entities by the owner of the applicable fee interest in the Site Space on which Ground Lease Tower Sites are located; provided that “Ground Leases” shall not refer to any ground lease where any of the Asset Entities is the landlord under such lease.

“Ground Lessors” shall mean the landlords under the Ground Leases.

“Guarantor” shall mean CC Towers Guarantor LLC, a special purpose entity formed to hold the equity interests in the Issuer Entity and to guarantee repayment of the Notes and the other Obligations of the Issuers under this Indenture. The Guarantor will pledge the equity interests of Issuer Entity to the Indenture Trustee as security for the guarantee of the Notes.

“Guaranty” shall mean the guaranty pursuant to which the Guarantor will guaranty all of the payment and other Obligations of the Issuers.

“Hazardous Material” shall mean all or any of the following: (A) substances, materials, compounds, wastes, products, emissions and vapors that are defined or listed in, regulated by, or otherwise classified pursuant to, any applicable Environmental Laws, including any so defined, listed, regulated or classified as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “pollutants”, “contaminants”, or any other formulation intended to regulate, define, list or classify substances by reason of deleterious, harmful or dangerous properties; (B) waste oil, oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (C) any flammable substances or explosives or any radioactive materials; (D) asbestos in any form; (E) electrical or hydraulic equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (F) radon; (G) toxic mold; or (H) urea formaldehyde, provided, however, such definition shall not include (i) cleaning materials and other substances commonly used in the ordinary course of the Asset Entities’ businesses, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws, or (ii) cleaning materials and other substances commonly used in the ordinary course of the Asset Entities’ tenant’s, or any of their respective agent’s, business, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws.

“Holder” and “Noteholder” shall mean a Person in whose name a particular Note is registered in the Note Register.

“Impositions” shall mean (i) all real estate and personal property taxes (net of abatements, reductions or refunds of real estate or personal property taxes relating to the Tower Sites applicable to and actually received or credited during the corresponding period), and vault charges and all other taxes, levies, assessments and other similar charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of every kind and nature whatsoever (including any payments in lieu of taxes), which at any time prior to, at or after the execution hereof may be assessed, levied or imposed by, in each case, a governmental authority upon any of the Tower Sites or the rents relating thereto or upon the ownership, use, occupancy or enjoyment thereof, and any interest, cost or penalties imposed by such governmental authority with respect to any of the foregoing and (ii) all rent and other amounts payable by the Asset Entities under each of the Ground Leases and Easements. Impositions shall not include (x) any sales or use taxes payable by the Issuers, (y) taxes payable by tenants or guests occupying any portions of the Tower Sites, or (z) taxes or other charges payable by any Manager unless such taxes are being paid on behalf of the Issuers.

“Impositions and Insurance Reserve” shall have the meaning ascribed to it in Section 4.03 herein.

“Impositions and Insurance Reserve Sub-Account” shall mean the Sub-Account of the Collection Account designated to reserve for the payment of real property taxes, other Impositions (including ground rent for Ground Lease Tower Sites and payments due under Easements) and Insurance Premiums with respect to the Tower Sites.

“Improvements” shall mean all buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements of every kind and nature now or hereafter located on the Tower Sites and owned by any of the Asset Entities.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit (unless secured in full by Dollars), or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests but not any preferred return or special dividend paid solely from, and to the extent of, excess cash flow after the payment of all operating expenses, capital improvements and debt service on all Indebtedness, (iv) all obligations under leases that constitute capital leases for which such Person is liable, and (v) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indenture” shall have the meaning ascribed to it in the preamble hereto.

“Indenture Supplement” shall mean an indenture supplemental to this Indenture that authorizes a particular Series.

“Indenture Trustee” shall have the meaning ascribed to it in the preamble hereto.

“Indenture Trustee Fee” shall mean the monthly fee to be paid on each Payment Date to the Indenture Trustee as compensation for services rendered by it in its capacity as Indenture Trustee.

“Indenture Trustee Report” shall have the meaning ascribed to it in Section 11.11(d) herein.

“Independent” shall mean, when used with respect to any specified Person, that such Person (a) is in fact independent of the Issuers, any other obligor on the Notes and any Affiliate of any of the foregoing Persons, (b) does not have any direct financial interest or any material indirect financial interest in the Issuers, any such other obligor or any Affiliate of any of the foregoing Persons and (c) is not connected with the Issuers, any such other obligor or any Affiliate of any of the foregoing Persons as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

“Independent Certificate” shall mean a certificate or opinion to be delivered to the Indenture Trustee or Servicer, as applicable, and upon which each may conclusively rely under the circumstances described in, and otherwise complying with the applicable requirements of Section 15.01 made by an Independent certified public accountant or other expert appointed by an Issuer Entity Order, and such opinion or certificate shall state that the signer has read the definition of “Independent” in this Indenture and that the signer is Independent within the meaning thereof.

“Initial Class Principal Balance” shall mean, with respect to any Class of Notes, the aggregate initial principal balance of all Notes of that Class Outstanding on the date of issuance.

“Initial Purchasers” shall have the meaning ascribed to it in the applicable Indenture Supplement.

“Institutional Accredited Investor” shall mean an “accredited investor” within the meaning of paragraph (1), (2), (3) or (7) of Rule 501(a) of Regulation D or an entity owned entirely by other entities that fall within such paragraphs.

“Insurance Policies” shall have the meaning ascribed to it in Section 7.05 herein.

“Insurance Premiums” means the annual insurance premiums for the Insurance Policies required to be maintained by the Asset Entities with respect to the Tower Sites under Section 7.05.

“Insurance Proceeds” shall mean all of the proceeds received under the Insurance Policies.

“Interest Accrual Period” shall mean, for each Payment Date and each Series of Notes, the period from and including the immediately preceding Payment Date (or, with respect to the initial Interest Accrual Period for each Series, the Closing Date for such Series) to but excluding such Payment Date.

“Investment Company Act” shall mean the United States Investment Company Act of 1940, as amended.

“Involuntary Bankruptcy” shall mean any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which any of the Guarantor, Manager, Issuer Entity or any of the direct or indirect subsidiaries of the Issuer Entity is a debtor or any Assets of any such entity, any Space Licenses, any portion of the Tower Sites, and/or any Collateral is property of the estate therein.

“Issuer Entity” shall have the meaning ascribed to it in the preamble hereto.

“Issuer Entity Order” and “Issuer Entity Request” shall mean a written order or request signed in the name of the Issuer Entity by any one of its Authorized Officers and delivered to the Indenture Trustee and the Servicer upon which the Indenture Trustee and the Servicer, as applicable, may conclusively rely.

“Issuer Party” or “Issuer Parties” shall have the meaning ascribed to it in Section 8.01 herein.

“Issuers” shall have the meaning ascribed to it in the preamble hereto.

“Knowledge” whenever used in this Indenture or any of the Transaction Documents, or in any document or certificate executed pursuant to this Indenture or any of the Transaction Documents, (whether by use of the words “knowledge” or “known”, or other words of similar meaning, and whether or not the same are capitalized), shall mean actual knowledge (without independent investigation unless otherwise specified) (i) of the individuals who have significant responsibility for any policy making, major decisions or financial affairs of the applicable entity; and (ii) also to the knowledge of the person signing such document or certificate.

“LIBOR” means the London Interbank Offered Rate determined by the Swap Counterparty pursuant to the Swap Contract.

“Lien” shall mean, with respect to any property or assets, any lien, hypothecation, claim, lease, option, right of first refusal, encumbrance, assignment for security, charge, mortgage, pledge, security interest, conditional sale or other title retention agreement or similar lien.

“Liquidated Tower Replacement Account” shall have the meaning ascribed to it in Section 2.09(b) herein.

“Liquidation Expenses” shall mean all customary and reasonable “out-of-pocket” costs and expenses due and owing (but not otherwise covered by Servicing Advances) in connection with the liquidation of the Guarantor, the Issuer Entity or any of the direct or indirect subsidiaries of the Issuer Entity, any of their respective Assets, any Space Licenses, Tower Sites, or any Collateral and the proceeds of any of the foregoing (including legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes, appraisal fees and fees in connection with the preservation and maintenance of any of the foregoing).

“Liquidation Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Liquidation Proceeds” shall mean all cash amounts (other than Insurance Proceeds or Condemnation Proceeds) received by the Indenture Trustee in connection with: (a) the full, discounted or partial liquidation of a Tower Site, the Guarantor, the Issuer Entity or any of the direct or indirect subsidiaries of the Issuer Entity, any of their respective Assets, any Space License, or any Collateral constituting security for the Notes or the Guaranty or any proceeds of any of the foregoing following default, through the Servicer’s sale, foreclosure sale or otherwise, exclusive of any portion thereof required to be released to the Issuers in accordance with applicable law and/or the terms and conditions of this Indenture or the other Transaction Documents; or (b) the realization upon any deficiency judgment obtained against the Issuers.

“Lock Box Accounts” shall mean the lock box accounts established by the Issuers into which Tenants shall have been directed to pay all Rents and other sums owed to the Issuers, and into which the Issuers will deposit all Receipts pursuant to Section 7.14 hereof.

“Lock Box Bank” shall mean the bank at which one or more of the Lock Box Accounts is maintained.

“Loss Proceeds” shall mean, collectively, all Insurance Proceeds and all Condemnation Proceeds.

“Maintenance Capital Expenditures” shall mean Capital Expenditures made for the purpose of maintaining the Tower Sites or complying with applicable laws, regulations, ordinances, statutes, codes, or rules applicable to the Tower Sites, but shall exclude discretionary expenditures made to acquire fee or easement interests with respect to any Ground Leased Tower Site or Easement Tower Site and non-recurring expenditures made solely to enhance the Operating Revenues of a Tower Site.

“Managed Tower Site” shall mean all other Tower Sites, excluding Owned Tower Sites, Ground Lease Tower Sites and Easement Tower Sites. “Managed Tower Sites” shall be tower, rooftop or land sites, owned by third parties, on which an Asset Entity leases Site Space and receive a commission or other compensation and sublease it to Tenants or will have a right to broker Space Licenses to Tenants in exchange for a portion of the revenues generated by such Space Licenses.

“Management Agreement” shall mean the Management Agreement between the Manager and the Asset Entities (other than Crown Atlantic and Crown GT), and the immediate parents of Crown Atlantic and Crown GT dated as of June 8, 2005.

“Management Fee” shall have the meaning ascribed to it in the Management Agreement.

“Manager” shall mean the manager described in the Management Agreement or an Acceptable Manager as may hereafter be charged with management of the Asset Entities in accordance with the terms and conditions hereof.

“Master Agreement” shall have the meaning ascribed to it in the Management Agreement.

“Material Adverse Effect” shall mean (A) a material adverse effect (which may include economic or political events) upon the business, operations, or condition (financial or otherwise) of the Guarantor, the Issuer Entity or any of the direct or indirect subsidiaries of the Issuer Entity (taken as a whole), or (B) the material impairment of the ability of any of the Guarantor, the Issuer Entity or any of the direct or indirect subsidiaries of the Issuer Entity (taken as a whole) to perform their obligations under the Transaction Documents (taken as a whole), or (C) a material adverse effect on the use, value or operation of the Tower Sites, provided, however, that if five percent (5%) or more of the Operating Revenues derived from the Tower Sites (taken as a whole) are materially and adversely affected, then a Material Adverse Effect shall be deemed to exist. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then occurring events and existing conditions would result in a Material Adverse Effect.

“Material Agreement” shall mean the Tower Site Management Agreements and any contract or agreement, or series of related agreements, by any Asset Entity or the Issuer Entity relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Tower Sites under which there is an obligation of the Issuers, in the aggregate, to pay, or under which any of the Issuers receives in compensation, more than $250,000 per annum, excluding (i) the Management Agreement, and (ii) any agreement which is terminable by the Issuers on not more than sixty (60) days’ prior written notice without any fee or penalty.

“Material Space License” shall mean any Space License, or series of related Space Licenses, by any Tenant (and such Tenant’s Affiliates) of space at one or more of the Tower Sites which (i)(a) provides for annual rent or other payments in an amount equal to or greater than $250,000, and (b) may not be cancelled by the applicable Tenant (or related Affiliate) on thirty (30) days’ notice without payment of a termination fee, penalty or other cancellation fee, (ii) obligates any of the Asset Entities to make any improvements to the Tower

Sites either directly or through cash allowances (including, without limitation, free rent, tenant improvement allowances, or landlord’s construction work) to the applicable Tenant (and related Affiliates) in excess of $100,000, or (iii) is a ground lease or easement where any of the Asset Entities is the landlord under such ground lease or grantor under such easement, as applicable.

“Member” means, individually or collectively, those parties identified on Schedule 8.01 as “Members”, and any other entity which is now or hereafter becomes the managing member of any of the Issuer Entity or the Asset Entities under such Persons’ limited liability company operating agreement (other than the sole member of any single member limited liability company).

“Member Organizations” shall mean direct account holders at Euroclear and Clearstream.

“Minimum DSCR” shall mean a DSCR of 1.45 to 1.0.

“Monthly Operating Expense Amount” shall mean, for any calendar month, the aggregate of the budgeted Operating Expenses of each Asset Entity for such calendar month (exclusive of the Management Fee (for so long as the Manager is an Affiliate of the Issuers) and expenses covered by the Impositions and Insurance Reserve Sub-Account). The initial budgeted Operating Expenses for the 2005 calendar year will be $154,387,023. For each calendar year thereafter, the budgeted Operating Expenses in respect of (i) rent under Ground Leases will be increased in accordance with the terms of the applicable Ground Lease (including the Cingular Sublease), (ii) Insurance Premiums will be increased in accordance with the terms of the applicable Insurance Policies, (iii) property taxes will be increased in accordance with applicable law, (iv) audit fees related to the Asset Entities will be increased in accordance with the terms of the applicable audit engagement agreement and (v) all other budgeted annualized Operating Expenses for the Asset Entities (excluding the Management Fee), in the aggregate, will be increased by not more than three percent (3.0%) per annum.

“Monthly Impositions and Insurance Amount” shall have the meaning ascribed to it in the Cash Management Agreement.

“Monthly Payment Amount” shall mean the amount of interest required to be paid each month in respect of the Notes prior to the Anticipated Repayment Date.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA to which any of the Issuer Entity, Asset Entities or any of their Affiliates is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years, or for which any of the Issuer Entity, Asset Entities or any of their Affiliates has any liability, including contingent liability.

“Net Cash Flow” shall mean, as of any date of determination, the Net Operating Income for the trailing twelve (12) calendar month period ended as of the most recently ending calendar month for which monthly Financial Statements have been required to be delivered pursuant to Section 7.02, less a Management Fee equal to ten percent (10%) of Operating Revenues for such period; provided that (x) for any period prior to and during the first three (3) full calendar months following acquisition of a Tower Site, Net Cash Flow for such Tower Site shall be equal to the Annualized Net Cash Flow of such Tower Site, (y) following the third (3rd) full calendar month of ownership of such Tower Site and through the date that the Tower Site ceases to be an Unseasoned Tower Site, Net Cash Flow for such Tower Site shall be equal to the Net Operating Income annualized based upon the number of full calendar months of ownership of such Tower Site, less a Management Fee equal to ten percent (10%) of the actual Operating Revenues of such Tower Site, annualized based upon such period of ownership, and (z) in connection with calculating the DSCR in connection with a termination permitted under Sections 7.10, 7.24(a) and 7.25(a), Net Cash Flow for such Tower Site shall be equal to the Net Operating Income annualized based upon the trailing three (3) calendar months ended as of the most recently ending calendar month for which monthly Financial Statements have been required to be delivered pursuant to Section 7.02(a)(iv) immediately prior to the proposed date of termination, less a Management Fee equal to ten percent (10%) of the actual Operating Revenues of such Tower Site annualized based upon such period of time.

“Net Liquidation Proceeds” shall mean, with respect to any Payment Date, the excess, if any, of Liquidation Proceeds received during the immediately preceding Collection Period over the sum of the Liquidation Expenses and any Liquidation Fee incurred or payable in respect of such Collection Period.

“Net Operating Income” shall mean, for any period, the amount by which Operating Revenues exceed Operating Expenses (excluding Management Fees, interest, income taxes, depreciation, accretion and amortization).

“Net Revenues” shall mean, with respect to any Payment Date, the aggregate of all amounts received in respect of each Tower Site during the related Collection Period, net of any amounts, pursuant to the applicable budget, expended during such Collection Period for the proper operation, management, leasing, maintenance and disposition of each such Tower Site (including all Insurance Premiums, ground rents and real estate taxes and assessments and the costs of repairs, replacements, necessary Capital Improvements and other similar expenses) and any reasonable reserves for such amounts expected to be incurred during the following twelve months.

“Nonrecoverable Advance” shall mean any Nonrecoverable Debt Service Advance or Nonrecoverable Servicing Advance.

“Nonrecoverable Debt Service Advance” shall mean, as evidenced by the Officer’s Certificate, any Debt Service Advance previously made or to be made in respect of the Notes that, together with any then outstanding Advances, as determined by the Servicer (or, if applicable, the Indenture Trustee), in its reasonable good faith judgment, will not be ultimately recoverable (with interest thereon) from late payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of the Notes or from any funds on deposit in the Collection Account. In making such determination, the relevant party may consider only the obligations of Issuer Entity, the Asset Entities and the Guarantor under the terms of the Transaction Documents as they may have been modified, the related Tower Sites in

“as is” or then-current condition and the timing and availability of anticipated cash flows as modified by such party’s assumptions regarding the possibility and effect of future adverse changes, together with such other factors, including but not limited to an estimate of future expenses, timing of recovery, the inherent risk of a protracted period to complete liquidation or the potential inability to liquidate collateral as a result of intervening creditor claims or of a bankruptcy proceeding impacting an Asset Entity, the Issuer Entity, the Manager, or the Guarantor and the effect thereof on the existence, validity and priority of any security interest encumbering the Assets, the Space Licenses, the direct and indirect equity interests in the Asset Entities, available cash on deposit in the Lockbox Accounts and the Collection Account and the net proceeds derived from any of the foregoing. The relevant party may update or change its nonrecoverability determination at any time. Any such determination will be conclusive and binding on the Noteholders and, if such determination was made by the Servicer, or the Indenture Trustee, in either case so long as it was made in accordance with the Servicing Standard.

“Nonrecoverable Servicing Advance” shall mean, as evidenced by the Officer’s Certificate, any Servicing Advance previously made or to be made in respect of the Notes or a Tower Site that, together with any then outstanding Advances, as determined by the Servicer (or, if applicable, the Indenture Trustee), in its reasonable good faith judgment, will not be ultimately recoverable (with interest thereon) from late payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of the Notes or such Tower Site or from any funds on deposit in the Collection Account. In making such determination, the relevant party may consider only the obligations of Issuer Entity, the Asset Entities and the Guarantor under the terms of the Transaction Documents as they may have been modified, the related Tower Sites in “as is” or then-current condition and the timing and availability of anticipated cash flows as modified by such party’s assumptions regarding the possibility and effect of future adverse changes, together with such other factors, including but not limited to an estimate of future expenses, timing of recovery, the inherent risk of a protracted period to complete liquidation or the potential inability to liquidate collateral as a result of intervening creditor claims or of a bankruptcy proceeding impacting an Asset Entity, the Issuer Entity, the Manager, or the Guarantor and the effect thereof on the existence, validity and priority of any security interest encumbering the Assets, the Space Licenses, the direct and indirect equity interests in the Asset Entities, available cash on deposit in the Lockbox Accounts and the Collection Account and the net proceeds derived from any of the foregoing. The relevant party may update or change its nonrecoverability determination at any time. Any such determination will be conclusive and binding on the Noteholders and, if such determination was made by the Servicer, or the Indenture Trustee, in either case so long as it was made in accordance with the Servicing Standard.

“Note Owners” shall mean, with respect to any Book-Entry Note, the Person who is the beneficial owner of such Note as reflected on the books of the Depositary or on the books of a Depositary Participant or on the books of an indirect participating brokerage firm for which a Depositary Participant acts as agent.

“Note Principal Balance” shall mean, for any individual Note as of any date of determination, the initial principal balance of such Note on the Closing Date, as set forth on the face thereof, less any payment of principal made in respect of such Note up to and including such date.

“Note Rate” shall have the meaning, for any Class of Notes, ascribed to it in the applicable Indenture Supplement.

“Note Register” and “Note Registrar” shall mean the register maintained and the registrar appointed or otherwise acting pursuant to Section 2.02(a).

“Notes” shall mean any Outstanding Senior Secured Tower Revenue Notes issued by the Issuers and constituted by this Indenture and an Indenture Supplement.

“Obligations” shall mean Notes and all obligations, liabilities and indebtedness of every nature to be paid or performed by the Guarantor, the Issuer Entity or any of the direct or indirect subsidiaries of the Issuer Entity other than Crown Atlantic or Crown GT under the Transaction Documents, including the principal balance of the Notes, interest accrued thereon and all fees, costs and expenses, and other sums now or hereafter owing, due or payable and whether before or after the filing of a proceeding under the Bankruptcy Code by or against any of the Guarantor, the Issuer Entity or any of the direct or indirect subsidiaries of the Issuer Entity, and the performance of all other terms, conditions and covenants under the Transaction Documents.

“Offering Memorandum” shall have the meaning ascribed to it in the applicable Indenture Supplement.

“Officer’s Certificate” shall mean a certificate signed by any Authorized Officer of the Issuers, under the circumstances described in, and otherwise complying with, the applicable requirements of Section 15.01, and delivered to the Indenture Trustee or the Servicer, as applicable.

“Operating Budget” shall mean, for any period, the budget for the Asset Entities taken as a whole setting forth the best estimate, after due consideration, of all Operating Expenses of the Asset Entities and any other expenses for the Tower Sites owned by the Asset Entities for such period, as the same may be amended pursuant to Section 7.02(c) hereof.

“Operating Expenses” shall mean, for any period, without duplication, all direct costs and expenses relating to such period for operating and maintaining the Tower Sites determined in accordance with GAAP, including, without limitation, Impositions, Insurance Premiums, repair and maintenance costs (including Maintenance Capital Expenditures), and Management Fees; but excluding principal and interest payments on the Notes, and fees and expenses due and payable to or for the benefit of Noteholders under this Indenture or any of the other Transaction Documents (including, without limitation, all servicing fees and expenses), expenses which, in accordance with GAAP, should be capitalized, any expense paid by a tenant that would otherwise be an Operating Expense, capital expenditures (other than Maintenance Capital Expenditures), tenant improvement allowances and leasing commissions, if any, asset management fees, any payment or expense for which each Asset Entity was or is to be reimbursed from proceeds of the Notes or insurance or by any third party, any fees or expenses paid to any partner or member of the Asset Entities for services provided to any of the Asset

Entities (other than Management Fees) and any non-cash charges such as depreciation and amortization, the cost of portfolio support personnel provided by Manager to perform site visits, the impact on rent expense of accounting for ground and other site leases with fixed escalators on a straight-line basis as required under SFAS 13, federal, state or local income taxes or legal and other professional fees unrelated to the operation of the Tower Sites. Operating Expenses do not include discretionary capital expenditures made to acquire a fee interest, or a long-term easement or lease under a Tower Site, including the right to extend the existing lease, or to otherwise enhance the Operating Revenues of a Tower Site.

“Operating Revenues” shall mean, without duplication, all net revenues of the Asset Entities from operation of the Tower Sites or otherwise arising in respect of the Tower Sites which are properly allocable to the Tower Sites for the applicable period in accordance with GAAP, including, without limitation, all revenues from the leasing, subleasing, licensing, concessions or other grant of the right of the possession, use or occupancy of all or any portion of the Tower Sites or personalty located thereon, proceeds from rental or business interruption insurance relating to business interruption or loss of income for the period in question and any other items of revenue which would be included in operating revenues under GAAP; but excluding the impact on revenues of accounting for leases with fixed escalators as required by SFAS No. 13, proceeds from abatements, reductions or refunds of real estate or personal property taxes relating to the Tower Sites, dividends on Insurance Policies relating to the Tower Sites, condemnation proceeds arising from a temporary taking of all or a part of any Tower Sites, security and other deposits until they are forfeited by the depositor, advance rentals until they are earned, proceeds from a sale, financing or other disposition of the Tower Sites or any part thereof or interest therein and other non-recurring revenues as reasonably determined by the Servicer, insurance proceeds (other than proceeds from rental or business interruption insurance), other condemnation proceeds, capital contributions or loans to any of the Asset Entities and disbursements to any of the Asset Entities from the Reserves.

“Opinion of Counsel” shall mean one or more written opinions of counsel which shall be reasonably acceptable to and delivered to the addressee(s) thereof and shall comply with any applicable requirements of Section 15.01.

“Other Servicing Fees” shall mean the Special Servicing Fee, the Liquidation Fee, the Workout Fee, the Tower Site Acquisition Fee and the Tower Site Release/Substitution Fee.

“Outstanding” shall mean, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(a) Notes theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation;

(b) Notes for the payment of which money in the necessary amount has been theretofore deposited with the Indenture Trustee or any Paying Agent (other than the Issuers) in trust for the Holders of such Notes (provided, however, that if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision for such notice has been made, satisfactory to the Indenture Trustee);

(c) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture unless proof satisfactory to the Indenture Trustee is presented that any such first-mentioned Notes are held by a protected purchaser;

provided, however, that in determining whether the Holders of the requisite Outstanding Class Principal Balance of all Classes of Notes have given any request, demand, authorization, direction, notice, consent, or waiver hereunder or under any Transaction Document, Notes owned by the Issuers, any other obligor upon the Notes or any Affiliate of the foregoing Persons shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Indenture Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent, or waiver, only Notes that a Responsible Officer of the Indenture Trustee knows to be so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not an Issuer, any other obligor upon the Notes or any Affiliate of any of the foregoing Persons.

“Owned Fee Tower Site” shall mean Tower Sites situated on land owned by an Asset Entity in fee or pursuant to a permanent easement.

“Owned Tower Site” shall mean the Owned Fee Tower Sites, the Ground Lease Tower Sites and the Easement Tower Sites.

“Ownership Interest” shall mean, in the case of any Note, any ownership or security interest in such Note as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“Participants” shall mean Clearstream Participants, DTC Participants or Euroclear Participants, as applicable.

“Paying Agent” shall initially be (x) the Indenture Trustee, who is hereby authorized by the Issuers to make payments as agent of the Issuers to and payments from the Collection Account including payment of principal of or interest (and premium, if any) on the Notes on behalf of the Issuers, or (y) any successor appointed by the Indenture trustee who (i) meets the eligibility standards for the Indenture Trustee specified in Section 11.06 herein and (ii) is authorized to make payments to and from the Collection Account including payment of principal of or interest (and premium, if any) on the Notes.

“Payment Date” shall have the meaning, for any Series of Notes, ascribed to it in the applicable Indenture Supplement.

“Percentage Interest” shall mean, with respect to the related Class evidenced by any Note, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the Note Principal Balance of such Note on such date, and the denominator of which is the Class Principal Balance of the related Class on such date.

“Permitted Business” means any business (i) conducted by Crown International and its subsidiaries on the Closing Date including the ownership and operation of distributive antenna systems (indoors and outdoors) and networks and infrastructure for the wireless transmission, reception and monitoring of RF for mobile media, backhaul and other wireless communication purposes, (ii) any other business related, ancillary, or complementary to such business, (iii) any business that is not material to Crown International and its subsidiaries taken as a whole and (iv) any business added to the definition of Permitted Business with a Rating Agency Confirmation.

“Permitted Encumbrances” shall mean, collectively, (i) Liens created or permitted by the Transaction Documents; (ii) future Liens for property taxes and assessments not then delinquent; (iii) Liens for Impositions not yet due and payable or Liens arising after the date hereof which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with Section 7.04(b) hereof; (iv) in the case of Liens arising after the date hereof, statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens arising by operation of law, which are incurred in the ordinary course of business and discharged by the Asset Entities by payment, bonding or otherwise within sixty (60) days after the filing thereof or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with Section 7.04(b) hereof; (v) Liens arising from reasonable and customary purchase money financing of personal property and equipment leasing to the extent the same are created in the ordinary course of business in accordance with Section 7.16(b) hereof; and (vi) all easements, rights-of-way, restrictions and other similar charges or non-monetary encumbrances against real property which do not have a Material Adverse Effect.

“Permitted Indebtedness” shall have the meaning ascribed to it in Section 7.16 herein.

“Permitted Investments” shall have the meaning ascribed to it in the Cash Management Agreement.

“Person” shall mean any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

“Plan” shall have the meaning ascribed to it in Section 2.02(c).

“Plan Eligible Note” shall mean any Note other than a Note which is not rated in one of the four highest rating categories of any nationally-recognized statistical rating organization.

“Pledge Agreement” shall mean the Pledge Agreement between the Guarantor, the Issuer Entity, Crown Castle CA Corp, Crown Castle Atlantic LLC, Crown Castle GT Corp., Crown Castle GT Holding Sub LLC and the Indenture Trustee dated as of June 8, 2005.

“Post-ARD Additional Interest” shall have the meaning ascribed to it in Section 2.10 herein.

“Post-ARD Additional Interest Rate” shall have the meaning ascribed to it in Section 2.10 herein.

“Post ARD Note Spread” shall have the meaning ascribed to it in the applicable Indenture Supplement.

“Pre-Existing Condition” shall have the meaning ascribed to it in Section 7.06(c) herein.

“Prepayment Consideration” shall mean any Yield Maintenance paid in connection with a principal prepayment on, or other early collection of principal of, any Class of Notes.

“Prime Rate” shall mean the “prime rate” published in the “Money Rates” section of The Wall Street Journal, as such “prime rate” may change from time to time. If The Wall Street Journal ceases to publish the “prime rate”, then the Indenture Trustee, in its sole discretion, shall select an equivalent publication that publishes such “prime rate”; and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi- governmental body, then the Indenture Trustee shall select a comparable interest rate index. In either case, such selection shall be made by the Indenture Trustee in its sole discretion and the Indenture Trustee shall notify the Servicer in writing of its selection.

“Principal Payment Amount” shall mean, with respect to each Payment Date prior to the Anticipated Repayment Date, and when no Amortization Period is in effect and no Event of Default has occurred and is continuing, zero; and shall mean, with respect to each Payment Date during the continuation of an Amortization Period or an Event of Default, and on and after the Anticipated Repayment Date, the sum of (i) the Excess Cash Flow in the Collection Period applied to payments of principal on the Notes on such Payment Date pursuant to Section 5.02 herein, (ii) any principal prepayments made on the Notes (including any amounts to be applied as principal to the Notes from the Cash Trap Reserve Sub-Account) and (iii) all other collections (including Insurance Proceeds, Condemnation Proceeds and, on and after the Anticipated Repayment Date or during the continuation of an Event of Default, any Net Revenues and Net Liquidation Proceeds) that were received during the related Collection Period and that were identified and applied by the Servicer as recoveries of principal.

“Proceeding” shall mean any suit in equity, action at law or other judicial or administrative proceeding.

“Purchase Agreement” shall have the meaning, with respect to any Series, ascribed to it in the related Indenture Supplement.

“Qualified Institutional Buyer” shall mean a qualified institutional buyer within the meaning of Rule 144A under the Securities Act.

“Qualified Purchaser” shall mean a qualified purchaser within the meaning of Section 2(a)(51) of the Investment Company Act.

“Quarterly Advance Rents Reserve Deposits” shall have the meaning set forth in the Cash Management Agreement.

“Rated Final Payment Date” shall have the meaning ascribed to it in the applicable Indenture Supplement.

“Rating Agencies” shall mean Moody’s, Fitch and any other rating agency specified in the applicable Indenture Supplement.

“Rating Agency Confirmation” shall mean, with respect to any transaction or matter in question, confirmation from each Rating Agency that such transaction or matter will not result in a downgrade, qualification, or withdrawal of the then current ratings of any Class of Notes (or the placing of such Class on negative credit watch or ratings outlook in contemplation of any such action with respect thereto).

“Rating Criteria” with respect to any Person, means that (i) the short-term unsecured debt obligations of such Person are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch, if deposits are held by such Person for a period of less than one month, or (ii) the long-term unsecured debt obligations of such Person are rated at least “AA-“ by S&P (or “A” if the short-term unsecured debt obligations of such Person are rated at least “A-1”), “Aa2” by Moody’s and “A” by Fitch, if deposits are held by such Person for a period of one month or more.

“Receipts” shall mean (a) all revenues, receipts and other payments to the Asset Entities that are Issuers of every kind arising from ownership, operation or management of the Tower Sites, including without limitation, all warrants, stock options, or equity interests in any tenant, licensee or other Person occupying space at, or providing services related to or for the benefit of, the Tower Sites received by such Asset Entities or any Related Person of such Asset Entities in lieu of rent or other payment, but excluding, (i) any amounts received by such Asset Entities and required to be paid to any Person that is not a Related Person as management fees, brokerage fees, fees payable to the owner of a Managed Tower Site or similar fees or reimbursements, (ii) any other amounts received by such Asset Entities or any Related Person that constitute the property of a Person other than a Asset Entity (including, without limitation, all revenues, receipts and other payments arising from the ownership, operation or management of properties by Affiliates of such Asset Entities), and (iii) security deposits received under a Space License, unless and until such security deposits are applied to the payment of amounts due under such Space License and (b) distributions from the Asset Entities that are not Issuers in respect of Net Cash from operations (as determined in the operating agreements of such Asset Entities as amended as of the date hereof).

“Record Date” shall have the meaning ascribed to it in the applicable Indenture Supplement.

“Regulation S” shall mean Regulation S promulgated under the Securities Act.

“Regulation S Global Note” shall mean with respect to any Class of Notes offered and sold outside the United States in reliance on Regulation S, a single global Note, in definitive, fully registered form without interest coupons, which Note bears a Regulation S Legend.

“Regulation S Legend” shall mean, with respect to any Class of Notes, a legend generally to the effect that such Note may not be offered, sold, pledged or otherwise transferred in the United States or to a U.S. Person prior to the date that is 40 days following the later of the commencement of the offering of the Notes and the Closing Date except pursuant to an exemption from the registration requirements of the Securities Act.

“Related Person” shall mean any Person that is an Affiliate of any of the Asset Entities or the Guarantor.

“Release Date” shall mean the date that is 40 days following the later of (i) the Closing Date and (ii) the commencement of the initial offering of the Notes in reliance on Regulation S.

“Release Price” shall mean, for any Tower Site, an amount equal to the greater of (i) the sum of 125% of the Allocated Note Amount of such Tower Site and the amount of funds needed to pay the Indenture Trustee and the Servicer all amounts then due to each of them hereunder and under the other Transaction Documents above the then distributable amounts currently on deposit in the Collection Account and (ii) such amount as will result in the DSCR following the proposed disposition being equal to or greater than the DSCR immediately prior to the release, plus the amount of funds needed to pay the Indenture Trustee and the Servicer all amounts then due to each of them hereunder and under the other Transaction Documents above the then distributable amounts currently on deposit in the Collection Account.

“Remaining Term” shall mean, with respect to any Space License, that portion of the term of such Space License that will end on the date that is the earliest date as of which the Space License would expire if the Tenant or Licensee, as applicable, provided the required written notice of its intent not to renew such Space License to the applicable Asset Entity.

“Remedial Work” shall mean any investigation, site monitoring, cleanup or other remedial work of any kind required to be performed by any Asset Entity under applicable Environmental Laws because of or in connection with any presence or release of any Hazardous Materials on, under or from any Tower Site.

“Reminder Notice” shall mean a notice substantially in the form of Exhibit B.

“Rent Roll” shall mean, collectively, a rent roll for each of the Tower Sites certified by the Issuer Entity and substantially in the form of Exhibit D.

“Rents” shall mean the monies owed to the Asset Entities by the Tenants pursuant to the Space Licenses.

“Replacement Tower Site” shall have the meaning ascribed to it in Section 7.33 herein.

“Requesting Party” shall have the meaning ascribed to it in Section 11.11(c) herein.

“Reserve Sub-Account” shall have the meaning ascribed to it in Section 3.01(a)(i) herein.

“Reserves” shall mean the reserves held by or on behalf of the Indenture Trustee pursuant to this Indenture or the other Transaction Documents, including without limitation, the reserves established pursuant to Article IV.

“Responsible Officer” shall mean, when used with respect to the Indenture Trustee, any officer within the corporate trust department of the Indenture Trustee, including any vice president, assistant vice president, assistance secretary, assistant treasurer, trust officer or any other officer of the Indenture Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restoration” shall have the meaning ascribed to it in Section 7.06(b) herein.

“Rule 144A” shall mean Rule 144A promulgated under the Securities Act and any successor provision thereto.

“Rule 144A Global Note” shall mean, with respect to any Class of Notes, a single global Note, in definitive, fully registered form without interest coupons, which Note does not bear a Regulation S Legend.

“Rule 144A Information” shall mean the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales thereof.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Scheduled Defeasance Payments” shall mean payments on or prior to, but as close as possible to (i) each Payment Date after the date of defeasance and through and including the first Payment Date that is three months prior to the Anticipated Repayment Date in amounts equal to the scheduled payments, including payments of Indenture Trustee Fees and Workout Fees, if any, due on such dates under this Indenture and interest on the Class A-FL Notes of each Series at (and determined on the same basis as) the Class A-FX Note Rate for such Series and (ii) the first Payment Date that is three months prior to the Anticipated Repayment Date in an amount equal to the outstanding principal balance of each Class of Notes and accrued interest thereon.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Semi-Annual Rents Reserve Deposits” shall have the meaning set forth in the Cash Management Agreement.

“Series” shall mean a series of Notes issued pursuant to this Indenture and the related Indenture Supplement.

“Servicer” shall have the meaning set forth in the Servicing Agreement.

“Servicer Remittance Date” shall have the meaning ascribed to it in the Servicing Agreement.

“Servicing Advances” shall have the meaning set forth in the Servicing Agreement.

“Servicing Agreement” shall mean the Servicing Agreement between the Servicer and the Indenture Trustee dated as of June 8, 2005.

“Servicing Fee” shall have the meaning set forth in the Servicing Agreement.

“Servicing Standard” shall have the meaning set forth in the Servicing Agreement.

“Site Space” shall mean the space on Tower Sites that is leased, subleased or licensed to Tenants under a Space License including the Cingular Reserved Space.

“Space License” shall mean the lease, sublease or license by which the Asset Entities lease, sublease or license Site Space to Tenants and shall in any event include all Master Agreements.

“Space License Estoppel” shall have the meaning ascribed to it in Section 7.11 herein.

“Special Servicing Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Special Servicing Period” shall mean any period of time during which any of the Notes constitute Specially Serviced Notes (as such term is defined in the Servicing Agreement).

“Sub-Account” shall have the meaning ascribed to it in Section 3.01(a) herein.

“Supplemental Financial Information” shall mean (i) commencing with the 2005 fiscal year, a comparison of budgeted expenses and the actual expenses for the prior fiscal year or corresponding fiscal quarter for such prior year, and (ii) such other financial reports as the subject entity shall routinely and regularly prepare, or can reasonably prepare, as requested by the Indenture Trustee or the Servicer.

“Swap Contract” shall mean the swap contract between the Indenture Trustee and the Swap Counterparty, dated June 8, 2005.

“Swap Counterparty” shall mean Morgan Stanley Capital Services, Inc.

“Swap Default” shall mean a Termination Event or Additional Termination Event under the Swap Contract, as such terms are defined in the Swap Contract.

“Targeted Environmental Reserve Sub-Account Balance” shall have the meaning ascribed to it in Section 4.05 herein.

“Tenant” shall mean the Person who leases, subleases, licenses or enters into any other agreement in respect of Site Space from the Asset Entities pursuant to a Space License.

“Third Party Owner” shall mean the Person that owns the Managed Tower Sites.

“Tower Site” or “Tower Sites” shall mean the wireless communication towers that are part of the Assets.

“Tower Site Acquisition Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Tower Site Management Agreement” shall mean the lease, management or similar agreement between an Asset Entity and a Third Party Owner with respect to a Managed Tower Site.

“Tower Site Release/Substitution Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Transaction Documents” shall mean the Notes, the Indenture, the Guaranty, the Pledge Agreement, the Management Agreement, the Servicing Agreement, the Cash Management Agreement and all other documents executed by the Guarantor, the Issuer Entity or any of the direct or indirect subsidiaries of the Issuer Entity other than Crown Atlantic or Crown GT in connection with the issuance of the Notes. For the avoidance of doubt, the term “Transaction Documents” shall not include the Space Licenses, Ground Leases, Easements, or the Swap Contract.

“Transfer” shall mean any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Note.

“Transferee” shall mean any Person who is acquiring by Transfer any Ownership Interest in a Note.

“Transferor” shall mean any Person who is disposing by Transfer any Ownership Interest in a Note.

“Trust Estate” shall mean all money, instruments, rights and other property that are subject or intended to be subject to the Lien created by this Indenture for the benefit of the Noteholders (including, without limitation, all property and interests Granted to the Indenture Trustee), including all proceeds thereof.

“United States” shall mean any State, Puerto Rico, Guam, American Samoa, the U.S. Virgin Islands and other territories or possessions of the United States of America, except with respect to U.S. federal income tax matters in which case it shall have the meaning given to it in the Code.

“Unseasoned Tower Site” means any Tower Site that has been owned by the Asset Entities, or any of them, for less than twelve (12) full calendar months.

“U.S. Persons” shall mean U.S. Persons within the meaning of Rule 902(k) of the Securities Act.

“Valuation Expert” shall mean an Independent valuation expert.

“Value Reduction Amount” shall mean, with respect to the Notes, upon the Servicer’s reasonable determination that an Event of Default is likely to occur or following an Event of Default or the Anticipated Repayment Date, an amount (calculated by a Valuation Expert appointed by the Servicer as of the Determination Date immediately following such Event of Default or the Anticipated Repayment Date, and, for so long as such Event of Default shall be continuing, on each subsequent Determination Date) equal to the positive excess (if any) of: (a) the sum, without duplication, of (i) the aggregate of the outstanding Class Principal Balance of each Class of Notes, (ii) to the extent not previously advanced, all unpaid interest (including interest on the Class A-FL Notes for each Series computed at, and determined on the same basis as, the Class A-FX Note Rate for such Series) on the Notes (net of Servicing Fees, Indenture Trustee Fees and Other Servicing Fees), (iii) all accrued but unpaid Servicing Fees, Indenture Trustee Fees, and Other Servicing Fees, (iv) all related unreimbursed Debt Service Advances and Servicing Advances, (v) all unreimbursed Additional Issuer Expenses, (vi) all accrued but unpaid interest on any unreimbursed Debt Service Advances and Servicing Advances, and (vii) all currently due and unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents (in each case net of any amounts escrowed therefor), over (b) an amount equal to 90% of the Enterprise Value as most recently determined by such Valuation Expert. In determining the enterprise value of the Asset Entities, the Valuation Expert will be required to take into consideration (1) the market trading multiples of public tower operators, (2) the valuations achieved in precedent comparable tower acquisition transactions, (3) the estimated cost to replace the Tower Sites and (4) other relevant capital market factors.

“Value Reduction Amount Interest Restoration Amount” shall have the meaning ascribed to it in Section 5.01(a) herein.

“Voting Rights” shall mean the voting rights evidenced by the respective Notes as determined in accordance with Section 12.04 herein.

“Yield Maintenance” shall mean the excess, if any, of (x) the present value on the date of prepayment (by acceleration or otherwise) of all future installments of principal and interest (including interest on the Class A-FL Notes of each Series computed at, and determined on the same basis as, the Class A-FX Note Rate for such Series) that the Issuers would otherwise be required to pay on the applicable Class of Notes or portion thereof from the date of such prepayment to and including the first Payment Date that is three (3) months prior to the Anticipated Repayment Date absent such prepayment, assuming the entire unpaid Class Principal Balance of such Class is required to be paid on such Payment Date, with such present value determined by the use of a discount rate equal to the sum of (a) the yield to maturity (adjusted to a “mortgage equivalent basis” pursuant to the standards and practices of the Securities Industry Association), on the date of such prepayment of the United States Treasury Security having the term to maturity closest to such Payment Date, plus (b) 0.50% over (y) the Class Principal Balance (or portion thereof being prepaid) on the date of such prepayment.

“Workout Fee” shall have the meaning ascribed to it in the Servicing Agreement.

Section 1.02 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP as in effect from time to time;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) all references to “$” are to United States dollars unless otherwise stated;

(g) any agreement, instrument or statute defined or referred to in this Indenture or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns; and

(h) any reference to a Section, Exhibit or Schedule shall mean such Section, Exhibit or Schedule to this Indenture.

ARTICLE II

THE NOTES

Section 2.01 The Notes. (a) The Notes shall be substantially in the form attached hereto as Exhibit A; provided, however, that any of the Notes may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Notes may be admitted to trading, or to conform to general usage. The Notes shall be issuable in book-entry form and in accordance with Section 2.03 beneficial ownership interests in the Book-Entry Notes shall initially be held and transferred through the book-entry facilities of the Depositary; provided, however, Notes purchased by Institutional Accredited Investors that are not Qualified

Institutional Buyers will be delivered in fully registered, certificated form (“Definitive Notes”). Each Class of Notes shall be issued in minimum denominations of $25,000 and in any whole dollar denomination in excess thereof; provided, however, that in accordance with Section 2.03, Notes issued in registered form to Institutional Accredited Investors that are not Qualified Institutional Buyers shall be issued in minimum denominations of $100,000 and in integral multiples of $1,000 in excess thereof.

(b) The Notes shall be executed by manual or facsimile signature by an authorized officer of the Issuers. Notes bearing the manual or facsimile signatures of individuals who were at any time the authorized officers of the Issuers shall be entitled to all benefits under this Indenture, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes. No Note shall be entitled to any benefit under this Indenture, or be valid for any purpose, however, unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Indenture Trustee by manual signature, and such certificate of authentication upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder. All Notes shall be dated the date of their authentication.

Section 2.02 Registration of Transfer and Exchange of Notes. (a) The Issuers may, at their own expense, appoint any Person with appropriate experience as a securities registrar to act as Note Registrar hereunder; provided, that in the absence of any other Person appointed in accordance herewith acting as Note Registrar, the Indenture Trustee agrees to act in such capacity in accordance with the terms hereof. The Note Registrar shall be subject to the same standards of care, limitations on liability and rights to indemnity as the Indenture Trustee, and the provisions of Sections 11.01, 11.02, 11.03, 11.04, 11.05(b), and 11.05(c) shall apply to the Note Registrar to the same extent that they apply to the Indenture Trustee and the same rights of recovery. Any Note Registrar appointed in accordance with this Section 2.02(a) may at any time resign by giving at least 30 days’ advance written notice of resignation to the Indenture Trustee, the Servicer and the Issuers. The Issuers may at any time terminate the agency of any Note Registrar appointed in accordance with this Section 2.02(a) by giving written notice of termination to such Note Registrar, with a copy to the Servicer and the Issuers.

At all times during the term of this Indenture, there shall be maintained at the office of the Note Registrar a Note Register in which, subject to such reasonable regulations as the Note Registrar may prescribe, the Note Registrar shall provide for the registration of Notes and of transfers and exchanges of Notes as herein provided. The Issuers, the Servicer and the Indenture Trustee shall have the right to inspect the Note Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Note Registrar as to the information set forth in the Note Register.

Upon written request of any Noteholder of record made for purposes of communicating with other Noteholders with respect to their rights under the Indenture (which request must be accompanied by a copy of the communication that the Noteholder proposes to transmit), the Note Registrar, within 30 days after the receipt of such request, must afford the requesting Noteholder access during normal business hours to, or deliver to the requesting Noteholder a copy of, the most recent list of Noteholders held by the Note Registrar. Every

Noteholder, by receiving such access, agrees with the Note Registrar and the Indenture Trustee that neither the Note Registrar nor the Indenture Trustee will be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Noteholder, regardless of the source from which such information was derived.

(b) No transfer, sale, pledge or other disposition of any Note or interest therein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

If a transfer of any Note that constitutes a Definitive Note is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Notes or a transfer of a Book-Entry Note to a successor Depositary as contemplated by Section 2.03(c)), then the Note Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Noteholder desiring to effect such transfer substantially in the form attached hereto as Exhibit C-5 or Exhibit C-6 and a certificate from the prospective Transferee substantially in the form attached hereto as Exhibit C-3 or Exhibit C-4; or (ii) an Opinion of Counsel satisfactory to the Note Registrar to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Issuers, the Servicer, the Indenture Trustee or the Note Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Noteholder desiring to effect such transfer and/or such Noteholder’s prospective Transferee on which such Opinion of Counsel is based.

If a transfer of any interest in a Rule 144A Global Note is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Book-Entry Notes), then the Note Owner desiring to effect such transfer shall be required to obtain either (i) a certificate from such Note Owner’s prospective Transferee substantially in the form attached as Exhibit C-1 hereto, or (ii) an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Issuers, the Servicer, the Indenture Trustee or the Note Registrar in their respective capacities as such), to the effect that such transfer may be made without registration under the Securities Act. Except as provided in the following two paragraphs, no interest in a Rule 144A Global Note for any Class of Book-Entry Notes shall be transferred to any Person who takes delivery other than in the form of an interest in such Rule 144A Global Note. If any Transferee of an interest in a Rule 144A Global Note for any Class of Book-Entry Notes does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit C-1 hereto are, with respect to the subject Transfer, true and correct.

Notwithstanding the preceding paragraph, any interest in a Rule 144A Global Note for a Class of Book-Entry Notes may be transferred (without delivery of any certificate or Opinion of Counsel described in clauses (i) and (ii) of the first sentence of the preceding paragraph) by any Person designated in writing by the Issuers to any Person who takes delivery in the form of a beneficial interest in a Regulation S Global Note for such Class of Notes upon delivery to the Note Registrar of such written orders and instructions as are required under the Applicable Procedures of the Depositary, Clearstream and Euroclear to direct the Indenture Trustee to debit the account of a DTC Participant by a denomination of interests in such Rule 144A Global Note, and credit the account of a DTC Participant by a denomination of interests in such Regulation S Global Note, that is equal to the denomination of beneficial interests in the Class of Notes to be transferred. Upon delivery to the Note Registrar of such orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the Rule 144A Global Note in respect of the applicable Class of Notes and increase the denomination of the Regulation S Global Note for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

Also notwithstanding the foregoing, any interest in a Rule 144A Global Note with respect to any Class of Book-Entry Notes may be transferred by any Note Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of a Definitive Note of the same Class as such Rule 144A Global Note upon delivery to the Note Registrar and the Indenture Trustee of (i) such certifications and/or opinions as are contemplated by the second paragraph of this Section 2.02(b) and (ii) such written orders and instructions as are required under the Applicable Procedures of the Depositary to direct the Indenture Trustee to debit the account of a DTC Participant by the denomination of the transferred interests in such Rule 144A Global Note. Upon delivery to the Note Registrar of the certifications and/or opinions contemplated by the second paragraph of this Section 2.02(b), the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the subject Rule 144A Global Note by the denomination of the transferred interests in such Rule 144A Global Note, and shall cause a Definitive Note of the same Class as such Rule 144A Global Note, and in a denomination equal to the reduction in the denomination of such Rule 144A Global Note, to be executed, authenticated and delivered in accordance with this Indenture to the applicable Transferee.

Except as provided in the next paragraph, no beneficial interest in a Regulation S Global Note for any Class of Book-Entry Notes shall be transferred to any Person who takes delivery other than in the form of a beneficial interest in such Regulation S Global Note. On and prior to the Release Date, a Note Owner desiring to effect any such Transfer shall be required to obtain from such Note Owner’s prospective Transferee a written certification substantially in the form set forth in Exhibit C-2 hereto certifying that such Transferee is not a United States Securities Person. On or prior to the Release Date, beneficial interests in the Regulation S Global Note for each Class of Book-Entry Notes may be held only through Euroclear or Clearstream. The Regulation S Global Note for each Class of Book-Entry Notes shall be deposited with the Indenture Trustee as custodian for the Depositary and registered in the name of Cede & Co. as nominee of the Depositary.

Notwithstanding the preceding paragraph, after the Release Date, any interest in a Regulation S Global Note for a Class of Book-Entry Notes may be transferred any Person designated in writing by the Issuers to any Person who takes delivery in the form of a beneficial interest in the Rule 144A Global Note for such Class of Notes upon delivery to the Note Registrar of such written orders and instructions as are required under the Applicable Procedures of the Depositary, Clearstream and Euroclear to direct the Indenture Trustee to debit the account of a DTC Participant by a denomination of interests in such Regulation S Global Note, and credit the account of a DTC Participant by a denomination of interests in such Rule 144A Global Note, that is equal to the denomination of beneficial interests in the Class of Notes to be transferred. Upon delivery to the Note Registrar of such orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the Regulation S Global Note in respect of the applicable Class of Notes and increase the denomination of the Rule 144A Global Notes for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

None of the Issuers, the Indenture Trustee or the Note Registrar shall be obligated to register or qualify any Class of Notes under the Securities Act or any other securities law or to take any action not otherwise required under this Indenture to permit the transfer of any Note or interest therein without registration or qualification. Any Noteholder or Note Owner desiring to effect a transfer, sale, pledge or other disposition of any Note or interest therein shall, and does hereby agree to, indemnify the Issuers, the Initial Purchasers, the Indenture Trustee, the Manager, the Servicer and the Note Registrar against any liability that may result if such transfer, sale, pledge or other disposition is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

(c) No transfer of any Note or interest therein shall be made (A) to any retirement plan or other employee benefit plan, including individual retirement accounts and annuities, Keogh plans and collective investment funds, insurance company separate accounts and certain insurance company general accounts in which such plans, accounts or arrangements are invested, that is subject to Section 406 of Title I of ERISA, or Section 4975 of the Code or any substantially similar provision of any federal, state, or local law (each, a “Plan”), or (B) to any Person who is directly or indirectly acquiring such Note or such interest therein on behalf of, as fiduciary of, as trustee of, or with assets of, a Plan, if the acquisition and holding of such Note or interest therein by the prospective Transferee would result in a violation of Section 406 of ERISA or Section 4975 of the Code or would result in a civil penalty under ERISA or in the imposition of an excise tax under Section 4975 of the Code. No transfer of any Note shall be made to any Plan (which for purposes of this sentence shall include any employee benefit plan or other retirement arrangement subject to any federal, state or local law which is, to a material extent, similar to Section 406 of ERISA or Section 4975 of the Code) or to any person who is directly or indirectly acquiring such Note on behalf of, as fiduciary of, as trustee of, or with the assets of, a Plan, unless the purchase and holding of such note or interest therein by such Plan or person are exempt from the prohibited transaction restrictions of ERISA and the Code or materially similar provisions under similar law pursuant to one or more prohibited transaction statutory or administrative exemptions. Any attempted or purported transfer of a Note in violation of this Section 2.02(c) will be null and void and vest no rights in any purported Transferee.

The Note Registrar shall refuse to register the transfer of a Note that constitutes a Definitive Note or a transfer of an interest in a Book-Entry Note that following such purported transfer will constitute a Definitive Note, unless it has received from the prospective Transferee either:

(i) a certification or deemed representation, as applicable, to the effect that such prospective Transferee is not a Plan and is not directly or indirectly acquiring such Note on behalf of, as fiduciary of, as trustee of, or with assets of, a Plan (which shall include for purposes of this clause (i) any employee benefit plan or other retirement arrangement subject to any federal, state, or local law which is, to a material extent, similar to Section 406 of ERISA or Section 4975 of the Code); or

(ii) a certification or deemed representation, as applicable, that such transfer and holding by such Transferee are exempt from the prohibited transaction restrictions of ERISA and the Code or materially similar provisions under similar law pursuant to one or more prohibited transaction statutory or administrative exemptions.

It is hereby acknowledged that either of the forms of certification attached hereto as Exhibits C-3 and C-4 is acceptable for purposes of clauses (i) and (ii) of the preceding sentence.

The Note Owner desiring to effect a transfer of an interest in a Book-Entry Note (other than a transfer of an interest in a Book-Entry Note that following such purported transfer will constitute a Definitive Note) shall obtain from its prospective Transferee either:

(i) a certification or deemed representation, as applicable, to the effect that such prospective Transferee is not a Plan and is not directly or indirectly acquiring such interest in such Note on behalf of, as fiduciary of, as trustee of, or with assets of, a Plan (which shall include for purposes of this clause (i) any employee benefit plan or other retirement arrangement subject to any federal, state or local law which is, to a material extent, similar to Section 406 of ERISA or Section 4975 of the Code); or

(ii) a certification or deemed representation, as applicable, that such transfer and holding by such Transferee are exempt from the prohibited transaction restrictions of ERISA and the Code or materially similar provisions under similar law pursuant to one or more prohibited transaction statutory or administrative exemptions.

It is hereby acknowledged that either of the forms of certification attached hereto as Exhibits C-1 and C-2 is acceptable for purposes of clauses (i) and (ii) of the preceding sentence.

(d) If a Person is acquiring a Note as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Note Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Note Registrar to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account as set forth in subsections (b), (c) and/or (d), as appropriate, of this Section 2.02.

(e) Subject to the preceding provisions of this Section 2.02, upon surrender for registration of transfer of any Note at the offices of the Note Registrar maintained for such purpose, one or more new Notes of authorized denominations of the same Class evidencing a like aggregate Percentage Interest shall be executed, authenticated and delivered, in the name of the designated transferee or transferees, in accordance with Section 2.01(b).

(f) At the option of any Noteholder, its Notes may be exchanged for other Notes of authorized denominations of the same Class evidencing a like aggregate Percentage Interest, upon surrender of the Notes to be exchanged at the offices of the Note Registrar maintained for such purpose. Whenever any Notes are so surrendered for exchange, the Notes which the Noteholder making the exchange is entitled to receive shall be executed, authenticated and delivered in accordance with Section 2.01(b).

(g) Every Note presented or surrendered for transfer or exchange shall (if so required by the Note Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Note Registrar duly executed by, the Noteholder thereof or his attorney duly authorized in writing.

(h) No service charge shall be imposed for any transfer or exchange of Notes, but the Indenture Trustee or the Note Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Notes.

(i) All Notes surrendered for transfer and exchange shall be physically canceled by the Note Registrar, and the Note Registrar shall dispose of such canceled Notes in accordance with its standard procedures.

(j) The Note Registrar shall provide to each of the other parties hereto, upon reasonable written request and at the expense of the requesting party, an updated copy of the Note Register.

Section 2.03 Book-Entry Notes. (a) Each Class of Notes shall initially be issued as one or more Notes registered in the name of the Depositary or its nominee and, except as provided in Section 2.03(c), transfer of such Notes may not be registered by the Note Registrar unless such transfer is to a successor Depositary that agrees to hold such Notes for the respective Note Owners with Ownership Interests therein. Such Note Owners shall hold and, subject to Sections 2.02(b) and 2.02(c), transfer their respective ownership interests in and to such Notes through the book-entry facilities of the Depositary and, except as provided in Section 2.03(c) below, shall not be entitled to Definitive Notes in respect of such ownership interests. Notes of each Class of Notes initially sold in reliance on Rule 144A shall be represented by the Rule 144A Global Note for such Class, which shall be deposited with the Indenture Trustee as custodian for the Depositary and registered in the name of Cede & Co. as nominee of the Depositary. Notes of each Class of Notes initially sold in offshore transactions in reliance on Regulation S shall be represented by the Regulation S Global Note for such Class, which shall be deposited with the Indenture Trustee as custodian for the Depositary. All transfers by Note Owners of their respective ownership interests in the Book-Entry Notes shall be made in accordance with the procedures established by the DTC Participant or brokerage firm representing each such Note Owner. Each DTC Participant shall only transfer the ownership interests in the Book-Entry Notes of Note Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depositary’s normal procedures.

(b) The Issuers, the Servicer, the Indenture Trustee and the Note Registrar shall for all purposes, including the making of payments due on the Book-Entry Notes, deal with the Depositary as the authorized representative of the Note Owners with respect to such Notes for the purposes of exercising the rights of Noteholders hereunder. The rights of Note Owners with respect to the Book-Entry Notes shall be limited to those established by law and agreements between such Note Owners and the DTC Participants and indirect participating brokerage firms representing such Note Owners. Multiple requests and directions from, and votes of, the Depositary as holder of the Book-Entry Notes with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Note Owners. The Indenture Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Noteholders and shall give notice to the Depositary of such record date.

(c) Notes initially issued in book-entry form will thereafter be issued as Definitive Notes to applicable Note Owners or their nominees, rather than to DTC or its nominee, only (i) if the Issuers advise the Indenture Trustee in writing that DTC is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Notes and the Issuers are unable to locate a qualified successor or (ii) in connection with the transfer by a Note Owner of an interest in a Global Note to an Institutional Accredited Investor that is not a Qualified Institutional Buyer. Upon the occurrence of the event described in clause (i) of the preceding sentence, the Indenture Trustee will be required to notify, in accordance with DTC’s procedures, all DTC Participants (as identified in a listing of DTC Participant accounts to which each Class of Book-Entry Notes is credited) through DTC of the availability of such Definitive Notes. Upon surrender to the Note Registrar of any Class of Book-Entry Notes (or any portion of any Class thereof) by the Depositary, accompanied by re-registration instructions from the Depositary for registration of transfer, Definitive Notes in respect of such Class (or portion thereof) shall be executed and authenticated in accordance with Section 2.01(b) and delivered to the Note Owners identified in such instructions. None of the Issuers, the Servicer, the Indenture Trustee or the Note Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Notes for purposes of evidencing ownership of any Book-Entry Notes, the registered holders of such Definitive Notes shall be recognized as Noteholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Notes.

Section 2.04 Mutilated, Destroyed, Lost or Stolen Notes. If (i) any mutilated Note is surrendered to the Note Registrar, or the Note Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Indenture Trustee and the Note Registrar such security or indemnity as may be reasonably required by them to hold each of them harmless, then, in the absence of actual notice to the Indenture Trustee or the Note Registrar that such Note has been acquired by a bona fide purchaser, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a new Note of the same Class and like Percentage Interest shall be executed, authenticated and delivered in accordance with Section 2.01(b). Upon the issuance of any new Note under this Section 2.04, the Indenture Trustee and the Note Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the reasonable fees and expenses of the Indenture Trustee and the Note Registrar) connected therewith. Any replacement Note issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership such Note, as if originally issued, whether or not the lost, stolen or destroyed Note shall be found at any time.

Section 2.05 Persons Deemed Owners. Prior to due presentment for registration of transfer, the Issuers, the Servicer, the Indenture Trustee and any agent of any of them may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payments pursuant to Article V herein and for all other purposes whatsoever, and none of the Issuers, the Servicer, Indenture Trustee, the Note Registrar or any agent of any of them shall be affected by notice to the contrary.

Section 2.06 Certification by Note Owners. (a) Each Note Owner is hereby deemed, by virtue of its acquisition of an ownership interest in the Book-Entry Notes, to agree to comply with the transfer requirements of Section 2.02(c).

(b) To the extent that under the terms of this Indenture, it is necessary to determine whether any Person is a Note Owner, the Indenture Trustee shall make such determination based on a certificate of such Person in such form as shall be reasonably acceptable to the Indenture Trustee and shall specify the Class and Note Principal Balance of the Book-Entry Note beneficially owned; provided, however, that none of the Indenture Trustee or the Note Registrar shall knowingly recognize such Person as a Note Owner if such Person, to the actual knowledge of a Responsible Officer of the Indenture Trustee or the Note Registrar, as the case may be, acquired its ownership interest in a Book-Entry Note in violation of Section 2.02(c), or if such Person’s certification that it is a Note Owner is in direct conflict with information known by, or made known to, the Indenture Trustee or the Note Registrar, with respect to the identity of a Note Owner. The Indenture Trustee and the Note Registrar shall each exercise its reasonable discretion in making any determination under this Section 2.06(b) and shall afford any Person providing information with respect to its Note Ownership of any Book-Entry Note an opportunity to resolve any discrepancies between the information provided and any other information available to the Indenture Trustee or the Note Registrar, as the case may be. If any request would require the Indenture Trustee to determine the beneficial owner of any Note, the Indenture Trustee may condition its making such a determination on the payment by the applicable Person of any and all costs and expenses incurred or reasonably anticipated to be incurred by the Indenture Trustee in connection with such request or determination.

Section 2.07 Issuable in Series The Notes of the Issuers may be issued in one or more Series. There shall be established in one or more Indenture Supplements, prior to the issuance of Notes of any Series,

(i) the title of the Notes of such Series (which shall distinguish the Notes of such Series from all other Notes);

(ii) any limit upon the aggregate principal balance of the Notes of such Series that may be authenticated and delivered under this Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of such Series pursuant to Section 2.04 or 2.06);

(iii) the date or dates on which the principal of the Notes of such Series is payable;

(iv) the rate or rates at which the Notes of such Series shall bear interest, if any, or the method by which such rate shall be determined, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the record dates for the determination of Holders to whom interest is payable; and

(v) any other terms of such Series (which terms shall not be inconsistent with the provisions of this Indenture).

All Notes of a particular Series may have more than one settlement or issue date, but will otherwise have identical terms. The Notes of each Series will be limited or non-recourse obligations of the Issuers, ranking pari passu with, and rated the same as, a Class of Notes, and will have the same or later Anticipated Repayment Date as a Class of Notes, previously issued under this Indenture, except in the case where the related Indenture Supplement provides otherwise.

Section 2.08 Principal Amortization. Prior to the Anticipated Repayment Date, unless an Amortization Period commences or as otherwise provided in Section 7.06, no principal shall be required to be paid with respect to any Class of Notes. During an Amortization Period and after the Anticipated Repayment Date, all Excess Cash Flow shall be applied to repayment of principal of the Notes, together with any applicable Prepayment Consideration, as described more fully in this Indenture.

Section 2.09 Prepayment. (a) The Issuers shall have no right to prepay the Notes in whole or in part except as expressly set forth in this Indenture. Prior to the second (2nd) anniversary of the Closing Date, the Issuers may not prepay the Notes in whole or in part on any Payment Date unless such prepayment on the Notes is (A) made on any Payment Date (i) in accordance with Section 7.32 herein, in connection with the disposition of a Tower Site, or (ii) in accordance with Section 7.06 herein, in connection with certain casualty and condemnation events with respect to a Tower Site and (B) accompanied by the applicable Prepayment Consideration. From and after the second (2nd) anniversary of the Closing Date, the Issuers may prepay the Notes in whole or in part on any Payment Date provided that such prepayment is accompanied by the applicable Prepayment Consideration if such prepayment occurs more than three (3) months prior to the Anticipated Repayment Date. All prepayments made in conformity with the provisions of this Section 2.09 will be applied at the Issuer Entity’s option either (y) with respect to all Classes of Notes of all Series, first to reduce the aggregate Class Principal Balance of the Class A-FX Notes and the Class A-FL Notes, pro rata based on the Note Principal Balance of each such Note, until the aggregate of the Class Principal Balance of the Class A-FX Notes and the Class A-FL Notes is reduced to zero, next to reduce the Class Principal Balance of the Class B Notes, pro rata based on the Note Principal Balance of each such Note, until the Class Principal Balance of the Class B Notes is reduced to zero, next to reduce the Class Principal Balance of the Class C Notes, pro rata based on the Note Principal Balance of each such Note, until the Class Principal Balance of the Class C Notes is reduced to zero, next to reduce the Class Principal Balance of the Class D Notes, pro rata based on the Note Principal Balance of each such Note, until the Class Principal Balance of the Class D Notes is reduced to zero and then to reduce the Class Principal Balance of any Class of Notes having a later alphabetical designation than the Class D Notes, in alphabetical order, until the Class Principal Balance of such Class is reduced to zero or (z) with respect to any Series, first to reduce the aggregate Class Principal Balance of the Class A-FX Notes and the Class-A-FL Notes of such Series, pro rata based on the Note Principal Balance of each such Note, until the aggregate of the Class Principal Balance of the Class A-FX Notes and Class A-FL Notes of such Series is reduced to zero, next to reduce the Class Principal Balance of the Class B Notes of such Series, pro rata based on the Note Principal Balance of each such Note, until the Class Principal Balance of the Class B Notes of such Series is reduced to zero, next to reduce the Class Principal Balance of the Class C Notes of such Series, pro rata based on the Note Principal Balance of each such Note, until the Class Principal Balance of the Class C Notes of such Series is reduced to zero, next to reduce the Class Principal Balance of the Class D Notes of such Series, pro rata based on the Note Principal Balance of each such Note, until the Class Principal Balance of the Class D Notes of such Series is reduced to zero, and then to reduce the Class Principal Balance of any Class of Notes having a later alphabetical designation than the Class D Notes of such Series, in alphabetical order, until the Class Principal Balance of such Class of such Series is reduced to zero.

(b) In connection with each disposition of a Tower Site as contemplated in Section 7.32 herein, the Issuers shall prepay the Notes in an amount equal to the Release Price for such disposed Tower Site (and pay the current obligations of the Indenture Trustee and the Servicer, along with the Indenture Trustee Fees and Servicing Fees, in each case to the extent sufficient funds have not been deposited in the Collection Account for distribution on the applicable Payment Date) together with the applicable Prepayment Consideration if such prepayment of any Class of Notes occurs more than three (3) months prior to the Anticipated Repayment Date; provided, however, that the Issuers shall not be required to pay any Release Price (other than amounts then due and owing to the Indenture Trustee and Servicer hereunder and under the other Transaction Documents) or Prepayment Consideration in respect of a disposition or dispositions of Tower Sites by the Asset Entities, in any twelve (12) month period, having an aggregate Allocated Note Amount less than or equal to $20,000,000 provided that (1) the proceeds from such disposition or dispositions of such Tower Sites is an amount greater than or equal to 125% of the Allocated Note Amount of such Tower Sites, (2) the applicable Asset Entity delivers a notice that the net cash proceeds of any such disposition will be deposited into an account with the Indenture Trustee (the “Liquidated Tower Replacement Account”) and within 6 months will be used by an Asset Entity to acquire Tower Sites and (3) the DSCR following such disposition is greater than or equal to the DSCR immediately prior to such disposition after giving pro forma effect to the receipt of proceeds in connection therewith. Funds deposited in the Liquidated Tower Replacement Account may be used by the Asset Entities to acquire Tower Sites, provided that the Tower Sites so acquired meet the requirements of clauses (ii) through (vii) of Section 7.33, as if the acquired Tower Sites were Replacement Tower Sites. Any funds remaining in the Liquidated Tower Replacement Account after six (6) months from the date of initial deposit shall be withdrawn by the Indenture Trustee and used, first, to pay the Servicer and the Indenture Trustee all amounts then due to each of them hereunder and under the other Transaction Documents (including, but not limited to, outstanding Advances, Advance Interest, unpaid Additional Issuer Expenses, and all unpaid fees, expenses and indemnification due to the Servicer and the Indenture Trustee hereunder and under the other Transaction Documents), and second, to prepay the Notes with the applicable Prepayment Consideration. Prior to the first such disposition of Tower Sites, the Issuers will open the Liquidated Tower Replacement Account with the Indenture Trustee.

Section 2.10 Post-ARD Additional Interest. Additional interest (the “Post-ARD Additional Interest”) shall begin to accrue from and after the Anticipated Repayment Date on the Class Principal Balance of each Class of Notes at a per annum rate (each, a “Post-ARD Additional Interest Rate”) equal to the rate determined by the Servicer to be the greater of (i) five percent (5%) and (ii) the amount, if any, by which the sum of the following exceeds the Note Rate for such Class of Fixed Rate Notes: (A) the yield to maturity (adjusted to a “mortgage equivalent basis” pursuant to the standards and practices of the Securities Industry Association) on the Anticipated Repayment Date of the United States Treasury Security having a term closest to ten (10) years plus (B) five percent (5%), plus (C) the Post-ARD Note Spread for such Class of Fixed Rate Notes. The Servicer shall provide written notice to the Indenture Trustee of the Post-ARD Additional Interest Rate. Post-ARD Additional Interest on the Class A-FL Notes for each Series will be computed in the same manner as for the Class A-FX Notes but will be payable to the holders of the Class A-FL Notes of such Series at the rate of 0.380% per annum, with the balance, if any, payable to the Swap Counterparty and any replacement swap counterparty pro rata for the period the Swap Contract or a replacement swap contract was in effect after the Anticipated Repayment Date and payable to the holders of the Class A-FL Notes with respect to any period during which no swap contract was in effect. The Post-ARD Additional Interest accrued for any Class of Notes will not be payable until the aggregate Class Principal Balance of all Classes of Notes has been reduced to zero, and the Value Reduction Amount Interest Restoration Amount has been reduced to, or is equal to, zero, and until such time, the Post-ARD Additional Interest will be deferred and added to any Post-ARD Additional Interest previously deferred and remaining unpaid (the “Deferred Post-ARD Additional Interest”). Deferred Post-ARD Additional Interest will not bear interest.

Section 2.11 Defeasance. (a) At any time prior to the Payment Date that is three (3) months prior to the Anticipated Repayment Date, the Issuers may (upon thirty (30) days’ written notice to the Indenture Trustee) obtain the release from all covenants under this Indenture relating to ownership and operation of the Tower Sites by defeasing all of the Notes then outstanding with U.S. government securities that provide for payments which replicate the required payments on such Class of Notes (including interest on the Class A-FL of each Series Notes computed at, and determined in accordance with, the Class A-FX Note Rate for such Series) and the Indenture Trustee Fees and Workout Fees, if any, through the Anticipated Repayment Date (including payment in full of the principal of such Class of Notes on the Anticipated Repayment Date), provided, that (i) no Event of Default has occurred and is continuing and (ii) the Issuers shall pay or deliver on the date of such defeasance (the “Defeasance Date”) (a) all interest accrued and unpaid on the Outstanding Class Principal Balance of each Class of Notes to but not including the Defeasance Date (and if the Defeasance Date is not a Payment Date, the interest that would have accrued to but not including the next Payment Date), (b) all other sums then due under each Class of Notes and all other Transaction Documents executed in connection therewith, including any costs incurred in connection with such defeasance, and (c) U.S. government securities providing for payments equal to the Scheduled Defeasance Payments. In addition, the Issuers shall deliver to the Servicer on behalf of the Indenture Trustee, (1) a security agreement granting the Indenture Trustee a first priority perfected lien on the U.S. government securities so delivered by the Issuers, (2) an opinion of counsel as to the enforceability and perfection of such lien, (3) a confirmation by an independent certified public accounting firm that the U.S. government securities so delivered are sufficient to pay all interest due from time to time (including interest on the Class A-FL Notes of each Series computed at, and determined on the same basis as, the Class A-FX Note Rate for such Series) and all principal due upon maturity for each Class of Notes, and all Indenture Trustee Fees and Workout Fees, if any, and (4) a Rating Agency Confirmation. The Issuers, pursuant to the security agreement described above, shall authorize and direct that the payments received from the U.S. government securities shall be made directly to the Indenture Trustee and applied to satisfy the obligations of the Issuers under the Notes.

(b) If the Issuers will continue to own any assets other than the U.S. government securities delivered in connection with the defeasance, the Issuers shall establish or designate a special-purpose bankruptcy-remote successor entity acceptable to the Indenture Trustee, with respect to which a substantive nonconsolidation opinion satisfactory to the Indenture Trustee has been delivered to the Indenture Trustee and to transfer to that entity the pledged U.S. government securities. The new entity shall assume the obligations of the Issuers under the Notes and the security agreement and the Issuers shall be relieved of their obligations thereunder. The Issuers shall pay Ten Dollars ($10) to such new entity as consideration for assuming such obligations of the Issuers.

Section 2.12 New Tower Sites; Additional Notes. New Tower Sites or other assets that Crown International may acquire and any obligation undertaken with respect thereto, may be acquired by and undertaken by Crown International or one or more of its subsidiaries other than any of CC Towers Holding, the Guarantor, the Issuer Entity or any of the direct or indirect subsidiaries of the Issuer Entity. If new Tower Sites are acquired by Crown International or such subsidiaries and it proposes to enter into a Space License with a Tenant that is also a Tenant under a Space License with an Asset Entity, such new Space License shall be separate from and independent of the Space License(s) between the Tenant and such Asset Entity. Upon receipt of a Rating Agency Confirmation and, during a Special Servicing Period, Servicer consent, such new Tower Sites and the related Space Licenses may be added to the Assets supporting the Notes and the Issuers may issue new and additional notes (“Additional Notes”) which shall rank pari passu with, and be rated the same as, any Class of Notes, and shall have the same or a later Anticipated Repayment Date as the Notes, and shall have other characteristics similar to the Notes (other than the expected maturity date thereof, which may be the same as or later than the Anticipated Repayment Date); provided, that the DSCR after such issuance is not less than the DSCR before such issuance. Additional Notes may be issued without additional collateral, provided, that the DSCR, after giving effect to such issuance, is greater than or equal to 3.28 to 1.0 (the DSCR on the Closing Date), and a Rating Agency Confirmation is obtained with respect to the Notes. The Issuers may also issue new notes in substitution for any Notes which are prepaid with the proceeds of the issuance of such new notes which shall have characteristics similar in all material respects to the Notes being substituted, including, but not limited to, the same Maturity Date and same Anticipated Repayment Date, subject to receipt of a Rating Agency Confirmation with respect to such Notes. If the principal balance of such new notes is greater than the principal balance of the Notes being prepaid, the excess shall constitute Additional Notes. The provisions of this Section 2.12 shall be subject to the provisions set forth in Section 6.02 of the Servicing Agreement.

ARTICLE III

ACCOUNTS

Section 3.01 Establishment of Collection Account and Sub-Accounts.

(a) Collection Account. On or before the Closing Date, pursuant to the terms of the Cash Management Agreement, an Eligible Account shall be established by the Issuers with the Indenture Trustee, in the Indenture Trustee’s name, to serve as the “Collection Account” (said account, and any account replacing the same in accordance with this Indenture and the Cash Management Agreement, the “Collection Account”; and the depositary institution in which the Collection Account is maintained, the “Collection Account Bank”). The Collection Account and the Sub-Accounts shall be under the sole dominion and control of the Indenture Trustee (which dominion and control may be exercised by Servicer or other designee of the Indenture Trustee); and except as expressly provided hereunder or in the Cash Management Agreement, the Issuers shall not have the right to control or direct the investment or payment of funds therein. The Issuers may elect to change any financial institution in which the Collection Account shall be maintained if such institution is no longer an Eligible Bank, subject to the immediately preceding sentence. The Collection Account shall be deemed to contain the following sub-accounts (“Sub-Accounts”), which may be maintained as separate ledger accounts and need not be separate Eligible Accounts and which are more particularly described in the Cash Management Agreement:

(i) “Reserve Sub-Accounts” shall mean the Sub-Accounts of the Collection Account established by the Issuers with the Indenture Trustee for the purpose of holding funds in the Reserves including: (a) the Impositions and Insurance Reserve Sub-Account, (b) the Cash Trap Reserve Sub-Account, (c) the Advance Rents Reserve Sub-Account, and the Environmental Remediation Reserve Sub-Account.

(b) The Issuers shall pay all reasonable out-of-pocket costs and expenses incurred by the Indenture Trustee in connection with the transactions and other matters contemplated by this Section 3.01, including but not limited to, the Indenture Trustee’s reasonable attorneys’ fees and expenses, and all reasonable fees and expenses of the Collection Account Bank, including without limitation their reasonable attorneys’ fees and expenses.

Section 3.02 Deposits to Collection Account. On each Business Day, the Indenture Trustee shall caused to be transferred all amounts on deposit in the Lock Box Accounts as of the close of business on such Business Day into the Collection Account. In addition, the Indenture Trustee shall deposit in the Collection Account from the accounts of Asset Entities which are not Issuers at the direction of, and in the amount of funds indicated by, the Manager to be so transferred.

Section 3.03 Withdrawals from Collection Account. The Indenture Trustee may make withdrawals from the Collection Account as necessary for any of the following purposes: (i) to pay to itself the Indenture Trustee Fee, (ii) at the Servicer’s request, to pay the Servicer the Servicing Fee then owing and, if an Event of Default exists under this Indenture or after the Anticipated Repayment Date, any Special Servicing Fee, Liquidation Fee then owing, any

Workout Fee or any other Other Servicing Fees, each of which shall be payable at the times and in the amounts described in the Servicing Agreement; (iii) to pay or reimburse the Servicer, at the Servicer’s request, and the Indenture Trustee for Advances made by each and not previously reimbursed, together with Advance Interest thereon, in each case as set forth in this Indenture with respect to Debt Service Advances or the Servicing Agreement with respect to Servicing Advances, (iv) to pay, reimburse or indemnify the Servicer, at the Servicer’s request and the Indenture Trustee for any other amounts payable, reimbursable or indemnifiable pursuant to the terms of this Indenture or the other Transaction Documents, (v) to pay at the Servicer’s request any other Additional Issuer Expenses, (vi) to pay to the persons entitled thereto any amounts deposited in error and (vii) to clear and terminate the Collection Account on the date the Notes are no longer outstanding.

Section 3.04 Application of Funds in Collection Account. Funds in the Collection Account shall be allocated to the Sub-Accounts (or paid or invested in Permitted Investments, as the case may be) in accordance with this Indenture and the Cash Management Agreement.

Section 3.05 Application of Funds After Event of Default. If an Event of Default shall occur and be continuing, then notwithstanding anything to the contrary in this Section or elsewhere, the Servicer (acting on behalf of the Indenture Trustee) shall have all of the rights and remedies of the Indenture Trustee available under applicable law and under the Transaction Documents. Without limitation of the foregoing, for so long as an Event of Default exists, the Indenture Trustee (solely at the direction of the Servicer) shall apply any and all funds in the Collection Account, the Cash Trap Reserve Sub-Account and any other Accounts, Sub-Accounts, and all other cash reserves held by or on behalf of the Indenture Trustee against all or any portion of any of the Obligations; provided, however, that any such payments on the Notes will be made in accordance with the priorities set forth in items third through seventh and thirteenth through nineteenth of Article V of this Indenture. The provisions of this Section are subject to the provisions of Sections 10.1 and 11.01(a).

Section 3.06 Floating Rate Account.

(a) Establishment of Account. On or before the Closing Date, an Eligible Account shall be established by the Issuers with the Indenture Trustee, in the Indenture Trustee’s name, to serve as the “Floating Rate Account” (the “Floating Rate Account”). The Floating Rate Account shall be under the sole dominion and control of the Indenture Trustee (which dominion and control may be exercised by any designee of the Indenture Trustee); and except as expressly provided hereunder or in the Cash Management Agreement, the Issuers shall not have the right to control or direct the investment or payment of funds therein. The Issuers may elect to change any financial institution in which the Floating Rate Account shall be maintained if such institution is no longer an Eligible Bank, subject to the immediately preceding sentence.

(b) Promptly upon receipt of any payment or other receipt in respect of the Class A-FL Notes or the Swap Contract, the Indenture Trustee will deposit the same into the Floating Rate Account, except for payments of principal on the Class A-FL Notes made in accordance with Article V hereof.

(c) The Indenture Trustee may make withdrawals from the Floating Rate Account only for the following purposes: (i) to pay any funds required to be paid on any Payment Date to the Holders of the Class A-FL Notes; (ii) to withdraw any amount deposited into the Floating Rate Account that was not required to be deposited in such account; (iii) to pay any funds required to be paid to the Swap Counterparty under the Swap Contract or pursuant to this Indenture; (iv) to clear and terminate such account pursuant to the terms of this Indenture; (v) to pay the costs and expenses incurred by the Indenture Trustee in connection with enforcing the rights of the Indenture Trustee under the Swap Contract; and (vi) in the event of the termination of the Swap Contract and the failure of the Swap Counterparty to replace the Swap Contract, to apply any termination payments paid by the Swap Counterparty to offset the expense of entering into a substantially similar interest rate swap contract with another counterparty, if possible, and to distribute any remaining amounts to Holders of the Class A-FL Notes.

(d) On each Payment Date, based on the report by the Servicer showing the amount to be paid into the Floating Rate Account, the Indenture Trustee will apply the funds in the Floating Rate Account (i) to the payment of its obligations to the Swap Counterparty in accordance with the terms of the Swap Contract, to the payment of any Prepayment Consideration, or to the payment of a portion of any Post-ARD Additional Interest or Deferred Post-ARD Additional Interest as provided in Section 2.10 hereof, in each case then payable to the Swap Counterparty, or to the swap counterparty of any replacement swap contract, and (ii) to the Holders of the Class A-FL Notes as of the related Record Date in the following amounts, pro rata based on the Note Principal Balance of the Class A-FL Notes, (A) to the payment of up to an amount equal to all Accrued Note Interest in respect of the interest due to the Holders of the Class A-FL Notes on such Payment Date and, to the extent not previously paid, from all prior Payment Dates; (B) in the event of the termination of the Swap Contract and the failure of the Swap Counterparty to replace the Swap Contract, to the payment of the amounts remaining from any termination payments paid by the Swap Counterparty not otherwise used to offset the expense of entering into a replacement swap contract, (C) to the payment of all or a portion of any Post-ARD Additional Interest or Deferred Post-ARD Additional Interest as provided in Section 2.10 hereof, and (D) to the payment of any Prepayment Consideration, if the Swap Contract and any replacement swap contract has been terminated.

(e) The Servicer shall determine the amount of funds to be deposited in the Floating Rate Account under Article V hereof for the next succeeding Payment Date, and if the amount of such funds are determined by the Indenture Trustee to be insufficient to make all payments required under the Swap Contract to the Swap Counterparty in full, the Indenture Trustee shall send a notice to the Swap Counterparty and the Servicer three (3) Business Days prior to such Payment Date, specifying the amount of such shortfall.

(f) The Indenture Trustee has no obligation to pay or cause to be paid to the Swap Counterparty any of the payments due under the Swap Contract except to the extent the amounts therefore are actually received by the Indenture Trustee and deposited into the Floating Rate Account.

ARTICLE IV

RESERVES

Section 4.01 Security Interest in Reserves; Other Matters Pertaining to Reserves. (a) The Issuers hereby pledge, assign and grant to the Indenture Trustee a security interest in and to all of the Issuers’ right, title and interest in and to the Account Collateral, including the Reserves, as security for payment and performance of all of the Obligations hereunder and under the other Transaction Documents. The Reserves constitute Account Collateral and are subject to the security interest in favor of Indenture Trustee created herein and all provisions of this Indenture and the other Transaction Documents pertaining to Account Collateral.

(b) In addition to the rights and remedies provided in Article III and elsewhere herein, upon the occurrence and during the continuance of any Event of Default, the Servicer (acting on behalf of the Indenture Trustee) shall have all rights and remedies pertaining to the Reserves as are provided for in any of the Transaction Documents or under any applicable law. Without limiting the foregoing, upon and at all times after the occurrence and during the continuance of an Event of Default, the Indenture Trustee at the direction of the Servicer, in its sole and absolute discretion, but subject to the Servicing Standard, may use the Reserves (or any portion thereof) for any purpose, including but not limited to any combination of the following: (i) payment of any of the Obligations including the Yield Maintenance (if any) applicable upon such payment in such order as Servicer may determine in its sole discretion; provided, however, that such application of funds shall not cure or be deemed to cure any default, and provided, further, that any payments on the Notes will be made in accordance with the priorities set forth in items third through seventh and thirteenth through nineteenth of Article V of this Indenture; (ii) reimbursement of the Indenture Trustee and Servicer for any actual losses or expenses (including, without limitation, reasonable legal fees) suffered or incurred as a result of such Event of Default; (iii) payment for the work or obligation for which such Reserves were reserved or were required to be reserved; and (iv) application of the Reserves in connection with the exercise of any and all rights and remedies available to the Servicer acting on behalf of the Indenture Trustee at law or in equity or under this Indenture or pursuant to any of the other Transaction Documents. Nothing contained in this Indenture shall obligate the Servicer to apply all or any portion of the funds contained in the Reserves during the continuance of an Event of Default to payment of the Notes or in any specific order of priority.

Section 4.02 Funds Deposited with Indenture Trustee.

(a) Permitted Investments; Return of Reserves to Issuers. Except only as expressly provided otherwise herein, all funds of the Asset Entities which are deposited with Collection Account Bank as Reserves hereunder shall be held by Collection Account Bank in one or more Permitted Investments at the direction of the Issuers in accordance with the Cash Management Agreement. After repayment of all of the Obligations, all funds held as Reserves will be promptly returned to, or as directed by, the Issuers.

(b) Funding at Closing. The Issuers shall deposit with the Indenture Trustee the amounts necessary to fund each of the Reserves as set forth below. Deposits into the

Reserves on the Closing Date may occur by deduction from the amount of proceeds of the issuance of the Notes that otherwise would be disbursed to the Issuers, followed by deposit of the same into the applicable Sub-Account or Accounts of the Collection Account in accordance with the Cash Management Agreement on the Closing Date. Notwithstanding such deductions, the Notes shall be deemed for all purposes to be fully paid for on the Closing Date.

Section 4.03 Impositions and Insurance Reserve. On the Closing Date, the Issuers shall deposit with the Collection Account Bank $24,507,107 in the Impositions and Insurance Reserve Sub-Account and, pursuant to this Indenture and the Cash Management Agreement, the Indenture Trustee shall deposit, on each Payment Date commencing on the Payment Date in July 2005, one-twelfth (1/12th) of the annual charges (as reasonably estimated by the Servicer based on advice from the Manager) for all Impositions and all Insurance Premiums (provided that any amounts in respect of blanket policies shall include only that portion of Insurance Premiums allocated to the coverage provided for the Tower Sites) payable with respect to the Tower Sites hereunder (said funds, together with any interest thereon and additions thereto, the “Impositions and Insurance Reserve”). The initial amount of the monthly deposit to be made to the Impositions and Insurance Reserve from and after the date hereof is $2,042,259. If at any time the Servicer (solely in reliance upon a written request received from the Manager) reasonably determines that the amount in the Impositions and Insurance Reserve Sub-Account will not be sufficient to pay the Impositions and Insurance Premiums when due, the Indenture Trustee shall (at the direction of the Servicer) increase the monthly deposits by the amount that the Servicer has determined (in reliance on the Manager’s written request) is sufficient to make up the deficiency and, in such instance, the Issuers shall deposit with the Collection Account Bank within ten (10) Business Days of a written demand by Indenture Trustee, to be added to and included within such Reserve, a sum of money which the Servicer has determined (in reliance on the Manager’s written request), together with such monthly deposits, will be sufficient to make the payment of each such charge (but, with respect to blanket policies, only that portion of the Insurance Premiums allocated to the coverage provided for the Asset Entities and the Tower Sites) at least ten (10) Business Days prior to the date initially due. The Issuer Entity shall cause the Asset Entities to provide the Indenture Trustee (with copies delivered simultaneously to the Servicer) with bills or a statement of amounts due for the next calendar month which shall be accompanied by an Officer’s Certificate and such other documents as may be reasonably required to establish the amounts required to be paid in the following calendar month at least five (5) days prior to the date on which each payment shall first become subject to penalty or interest if not paid, or if paid, copies of paid bills. So long as (i) no Event of Default has occurred and is continuing, (ii) the Asset Entities have provided the Indenture Trustee and the Servicer with the foregoing materials in a timely manner, and (iii) sufficient funds are held by the Indenture Trustee for the payment of the Impositions and Insurance Premiums relating to the Tower Sites, as applicable, the Indenture Trustee shall, at the Manager’s election and written direction, with written notice simultaneously delivered to the Servicer, (x) pay said items, (y) disburse to the Asset Entities from such Reserve an amount sufficient to pay said items, or (z) reimburse the Asset Entities for items previously paid by the Asset Entities. Interest shall accrue in favor of the Issuers on funds in the Impositions and Insurance Reserve.

Section 4.04 Advance Rents Reserve. On the Closing Date, the Issuers shall deposit with the Collection Account Bank $21,865,890 and, pursuant to the Cash Management

Agreement, the Issuer Entity shall cause the Asset Entities to deposit, or instruct the Collection Account Bank to deposit, (i) the Annual Advance Rents Reserve Deposit, (ii) the Semi-Annual Advance Rents Reserve Deposit and (iii) the Quarterly Advance Rents Reserve Deposit (with the amounts deposited pursuant to clauses (i), (ii) and (iii) subject to adjustment based on the late payments made by Tenants), such amounts to be deposited into a Sub-Account of the Collection Account (said Sub-Account, the “Advance Rents Reserve Sub-Account”, and said funds, the “Advance Rents Reserve”) for deposit of such Advance Rents Reserve Deposit and such Advance Rents Reserve Deposit shall be held, allocated and disbursed in accordance with the terms and conditions of the Cash Management Agreement.

Section 4.05 Environmental Remediation Reserve. On the Closing Date, the Issuers shall transfer to the Indenture Trustee in its capacity as the Collection Account Bank $2,500,000 (the “Targeted Environmental Reserve Sub-Account Balance”) into a Sub-Account (the “Environmental Remediation Reserve Sub-Account”) for deposit to reserve for payment of potential environmental remediation costs with respect to the Tower Sites (the “Environmental Remediation Reserve”). The Targeted Environmental Reserve Sub-Account Balance will increase in equal monthly installments so that on the date that is twelve (12) months from the Closing Date, the Targeted Environmental Reserve Sub-Account Balance will be $5,000,000. During the continuation of a Cash Trap Condition, the Targeted Environmental Reserve Sub-Account Balance will increase to $10,000,000, unless the Issuers provide to the Indenture Trustee an environmental insurance policy from a nationally recognized insurance company satisfactory to the Servicer providing for coverage in an amount that, together with monies held in the Environmental Remediation Reserve Sub-Account, is at least equal to the Targeted Environmental Reserve Sub-Account Balance. Funds in the Environmental Reserve Sub-Account may be withdrawn by the Servicer to pay the cost of environmental remediation services obtained by the Servicer, acting in accordance with the Servicing Standard, when the Asset Entities have failed to remediate environmental conditions at any of the Tower Sites.

Section 4.06 Cash Trap Reserve. If a Cash Trap Condition shall occur, then, from and after the date that it is determined that a Cash Trap Condition has occurred (which shall be based upon the financial reporting required to be delivered pursuant to Section 7.02(a)(iv)) and for so long as such Cash Trap Condition continues to exist, all Excess Cash Flow (except as otherwise expressly provided below) shall be deposited with the Indenture Trustee and held in a Sub-Account of the Collection Account (the “Cash Trap Reserve Sub-Account”) in accordance with the terms of the Cash Management Agreement and this Indenture (said funds, together with any interest thereon, the “Cash Trap Reserve”). During the continuation of an Amortization Period, or on or after the Anticipated Repayment Date, the Indenture Trustee will apply all funds deposited in the Cash Trap Reserve Sub-Account on any Payment Date to reimbursement of the Indenture Trustee and the Servicer in respect of unreimbursed Advances (including Advance Interest thereon) or any other amounts then due to the Servicer or the Indenture Trustee hereunder or under the other Transaction Documents (including, but not limited to, outstanding Advances, Advance Interest, unpaid Additional Issuer Expenses, and all unpaid fees, expenses, and indemnification due to the Servicer and the Indenture Trustee hereunder and under the other Transaction Documents), and to payment of the Outstanding principal on the Notes on such Payment Date (including any required Yield Maintenance). Any such repayment shall be applied first to reimbursement of the Indenture Trustee and the Servicer in respect of unreimbursed Advances (including Advance Interest thereon or any other amounts then due to the Servicer or the Indenture Trustee hereunder or under the other Transaction Documents (including, but not limited to, outstanding Advances, Advance Interest, unpaid Additional Issuer Expenses, and all unpaid fees, expenses and indemnification due to the Servicer and the Indenture Trustee hereunder and under the other Transaction Documents), second, to reduce the Class Principal Balance of the Class of Notes outstanding having the earliest alphabetical designation until the Class Principal Balance of such Class is reduced to zero, and then to reduce the Class Principal Balance of the Class of Notes outstanding having the second earliest alphabetical designation and so on until the Class Principal Balances of all Classes of Notes have been reduced to zero. For such purposes, the Class A-FL Notes will be deemed to have the same alphabetical designation as the Class A-FX Notes and will be pari passu with the Class A-FX Notes. Prior to the Anticipated Repayment Date, if a Cash Trap Condition ceases to exist and no Event of Default has occurred and is continuing, any funds then on deposit in the Cash Trap Reserve Sub-Account shall be released to the Issuer Entity. Prior to the Anticipated Repayment Date, if a Cash Trap Condition is continuing and the DSCR is greater than or equal to 1.75 to 1.0, and no Event of Default has occurred and is continuing, funds in the Cash Trap Reserve shall be released to the Issuer Entity to be used solely to meet the debt service requirements of Crown International and its subsidiaries (other than CC Towers Holding and its subsidiaries). The existence of a Cash Trap Condition shall be determined by the Servicer in its reasonable good faith determination which may be based solely upon the Financial Statements received by the Servicer. Notwithstanding any provision herein to the contrary, during the continuance of an Event of Default all funds on deposit in the Cash Trap Reserve and any subsequent Excess Cash Flow may be applied by the Indenture Trustee (solely at the direction and discretion of the Servicer) to payment of the Notes (including payment of Yield Maintenance, if any) or other Obligations as the Servicer may elect.

ARTICLE V

PAYMENTS TO NOTEHOLDERS

Section 5.01 Payments. (a) On each Payment Date, based on the Servicer’s Report (attached hereto as Exhibit H), the Indenture Trustee shall apply the funds on deposit in the Collection Account on the last day of the immediately preceding Collection Period to itself, the Servicer, and among the Classes of Notes and make payments to the Holders of record of the Notes as of the related Record Dates in the following priority:

First, to the Impositions and Insurance Reserve Sub-Account to the Impositions and Insurance Reserve Sub-Account, the Monthly Impositions and Insurance Amount for the next Payment Date;

Second, and in the following order, to the Indenture Trustee and the Servicer in an amount equal to the Indenture Trustee Fees, Servicing Fees, and Other Servicing Fees due on such Payment Date (or that remain unpaid from prior Payment Dates), then to the Indenture Trustee and the Servicer in respect of unreimbursed Advances, including Advance Interest thereon, and then to the payment of other Additional Issuer Expenses due on such Payment Date and any and all other amounts due and payable to the Servicer and the Indenture Trustee;

Third, pro rata based on the Note Principal Balance of the Class A-FX notes and the Class A-FL Notes (a) to the holders of the Class A-FX Notes, in respect of interest, pro rata based on the amount of Accrued Note Interest for each Note due on such Payment Date, up to an amount equal to all Accrued Note Interest in respect of each Note of such Class for such Payment Date and, to the extent not previously paid, for all prior Payment Dates and (b) to the Floating Rate Account, the amount of interest on the Note Principal Balance of the Class A-FL Notes of each Series accrued for such Payment Date at the Note Rate of (and determined on the same basis as) the Class A-FX Notes of such Series and, to the extent not previously paid, for all prior Payment Dates;

Fourth, to the holders of the Class B Notes in respect of interest pro rata based on the amount of Accrued Note Interest for each Note due on such Payment Date, up to an amount equal to all Accrued Note Interest in respect of each Note of such Class for such Payment Date and, to the extent not previously paid, for all prior Payment Dates;

Fifth, to the holders of the Class C Notes in respect of interest pro rata based on the amount of Accrued Note Interest for each Note due on such Payment Date, up to an amount equal to all Accrued Note Interest in respect of each Note of such Class for such Payment Date and, to the extent not previously paid, for all prior Payment Dates;

Sixth, to the holders of the Class D Notes in respect of interest pro rata based on the amount of Accrued Note Interest for each Note due on such Payment Date, up to an amount equal to all Accrued Note Interest in respect of each Note of such Class for such Payment Date and, to the extent not previously paid, for all prior Payment Dates;

Seventh, to the holders of any Classes of Notes having a later alphabetical designation than the Class D Notes, in alphabetical order and pro rata within each such Class, based on the applicable Note Rates in respect of interest, up to an amount equal to all Accrued Note Interest in respect of each Note of each such Class for such Payment Date and, to the extent not previously paid, for all prior Payment Dates;

Eighth, to the Issuers, until the Issuers have received an amount equal to the Monthly Operating Expense Amount for the next calendar month;

Ninth, to the Manager, the amount necessary to pay the accrued and unpaid Management Fee;

Tenth, to the Issuer Entity, the amount necessary to pay Operating Expenses of the Asset Entities in excess of the Monthly Operating Expense Amount that has been approved by the Servicer, if any;

Eleventh, to the Environmental Remediation Reserve Sub-Account until the balance of the Environmental Remediation Reserve Sub-Account is equal to the Targeted Environmental Reserve Sub-Account Balance;

Twelfth, prior to the Anticipated Repayment Date, if a Cash Trap Condition is continuing and an Amortization Period is not then in effect and no Event of Default has occurred and is continuing, any amounts remaining in the Collection Account after deposits for items first through eleventh above have been paid will be deposited into the Cash Trap Reserve Sub-Account;

Thirteenth, during an Amortization Period, the continuation of an Event of Default or at any time on or after the Anticipated Repayment Date, any amounts remaining in the Collection Account after deposits for items first through eleventh have been paid pro rata to the holders of the Class A-FX Notes and the Class A-FL Notes in respect of principal pro rata based on the Note Principal Balance of each such Note on such Payment Date, up to an amount equal to the lesser of (a) the sum of the Class Principal Balance of the Class A-FX Notes and the Class A-FL Notes and (b) the Principal Payment Amount for such Payment Date;

Fourteenth, during an Amortization Period, the continuation of an Event of Default or at any time on or after the Anticipated Repayment Date, any amounts remaining in the Collection Account after deposits for items for items first through eleventh have been paid, and after the Class Principal Balance of the Class A-FX Notes and the Class A-FL Notes has been reduced to zero, to the holders of the Class B Notes in respect of principal pro rata based on the Note Principal Balance of each such Note, up to an amount equal to the lesser of (a) the Class Principal Balance of the Class B Notes and (b) the excess, if any, of the Principal Payment Amount for such Payment Date over any amounts paid on such Payment Date in redemption of the Class A-FX Notes and the Class A-FL Notes pursuant to clause thirteenth above;

Fifteenth, during an Amortization Period, the continuation of an Event of Default or at any time on or after the Anticipated Repayment Date, any amounts remaining in the Collection Account after deposits for items for items first through eleventh have been paid, and after the Class Principal Balance of the Class A-FX Notes, the Class A-FL Notes and the Class B Notes has been reduced to zero, to the holders of the Class C Notes in respect of principal pro rata based on the Note Principal Balance of each such Note, up to an amount equal to the lesser of (a) the Class Principal Balance of the Class C Notes and (b) the excess, if any, of the Principal Payment Amount for such Payment Date over any amounts paid on such Payment Date in redemption of the Class A-FX Notes, the Class A-FL Notes and the Class B Notes pursuant to clauses thirteenth and fourteenth above;

Sixteenth, during an Amortization Period, the continuation of an Event of Default or at any time on or after the Anticipated Repayment Date, any amounts remaining in the Collection Account after deposits for items first through eleventh have been paid, and after the Class Principal Balance of the Class A-FX Notes, the Class A-FL Notes, the Class B Notes and the Class C Notes has been reduced to zero, to the holders of the Class D Notes in respect of principal pro rata based on the Note Principal Balance of each such Note, up to an amount equal to the lesser of (a) the Class Principal Balance of Class D Notes and (b) the excess, if any, of the Principal Payment Amount for such Payment Date over any amounts paid on such Payment Date in redemption of the Class A-FX Notes, the Class A-FL Notes, the Class B Notes and the Class C Notes pursuant to clauses thirteenth, fourteenth and fifteenth above;

Seventeenth, during an Amortization Period, the continuation of an Event of Default or at any time on or after the Anticipated Repayment Date, any amounts remaining in the Collection Account after deposits for items first through eleventh have been paid, and after the Class Principal Balance of the Class A-FX Notes, the Class A-FL Notes, the Class B Notes, the

Class C Notes and the Class D Notes has been reduced to zero, to the holders of any Classes of Notes having a later alphabetical designation than the Class D Notes, in alphabetical order, in respect of principal pro rata based on the Note Principal Balance of each such Note on such Payment Date, up to an amount equal to the lesser of (a) the Class Principal Balance of such Class and (b) the excess, if any, of the Principal Payment Amount for such Payment Date over any amounts paid on such Payment Date in redemption of any Classes of Notes having an earlier alphabetical designation than such Class;

Eighteenth, after all payment and reimbursements due to the Indenture Trustee and the Servicer have been fully satisfied and after the outstanding principal balance of all Classes of Notes has been reduced to zero, to the holders of each Class of Notes, in alphabetical order (with Class A-FX Notes and Class A-FL Notes both deemed to be Class A Notes for such purpose), pro rata based upon the aggregate amount of Accrued Note Interest (determined, with respect to the Class A-FL Notes of each Series at the Note Rate of (and determined on the same basis as) the Class A-FX Notes of such Series) for all prior Accrual Periods not paid to such holders of the Fixed Rate Notes or to the Floating Rate Account as a consequence of a Value Reduction Amount, the amount of such unpaid Accrued Note Interest, with interest thereon at the applicable Note Rate (determined, with respect to the Class A-FL Notes of each Series, at the Note Rate of, and on the same basis as, the Class A-FX Notes of such Series) for the Notes of such Class from the Payment Date on which each installment of such Accrued Note Interest was not paid to the date of payment thereof (such amount, the “Value Reduction Amount Interest Restoration Amount”);

Nineteenth, after all payment and reimbursements due to the Indenture Trustee and the Servicer have been fully satisfied, the outstanding principal balance of all Classes of Notes has been reduced to zero, and the Value Reduction Amount Interest Restoration Amount, if any, has been paid, to the holders of each Class of Notes, in alphabetical order (with Class A-FX Notes and Class A-FL Notes both deemed to be Class A Notes for such purpose), first, pro rata based upon the amount of Post-ARD Additional Interest due, to the payment of Post-ARD Additional Interest and then, pro rata based on the amount of Deferred Post-ARD Additional Interest due, to the payment of all Deferred Post-ARD Additional Interest due on such Class of Notes with any such amounts due to the Class A-FL Notes paid to the Floating Rate Account; and

Twentieth, to pay any remaining amounts to, or at the direction of, the Issuer Entity.

(b) On each Payment Date, the Indenture Trustee shall pay any Prepayment Consideration received in respect of any Class or Series of Notes during the related Collection Period to the Holders of the corresponding Class or Series of Notes pro rata based on the amount prepaid on each such Note, provided that amounts allocated to the Class A-FL Notes will be paid to the Floating Rate Account. For so long as the Swap Contract (or any replacement Swap Contract) is in effect the Prepayment Consideration paid to the Floating Rate Account will be paid to the Swap Counterparty and no Prepayment Consideration will be paid to the Holders of the Class A-FL Notes; after the Swap Contract or any replacement contract has been terminated, such Prepayment Consideration will be paid to the Holders of the Class A-FL Notes.

(c) Except as otherwise provided below, all such payments made with respect to each Class of Notes on each Payment Date shall be made to the Holders of such Notes of record at the close of business on the related Record Date and, in the case of each such Holder, shall be made by wire transfer of immediately available funds to the account thereof, if such Holder shall have provided the Indenture Trustee with wiring instructions no later than five (5) Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Payment Dates), and otherwise shall be made by check mailed to the address of such Holder as it appears in the Note Register. The final payment on each Note will be made in like manner, but only upon presentation and surrender of such Note at the offices of the Note Registrar or such other location specified in the notice to Noteholders of such final payment.

(d) Each payment with respect to a Book-Entry Note shall be paid to the Depositary, as Holder thereof, and the Depositary shall be responsible for crediting the amount of such payment to the accounts of its DTC Participants in accordance with its normal procedures. Each DTC Participant shall be responsible for making such payment to the related Note Owners that it represents and to each indirect participating brokerage firm for which it acts as agent. Each such indirect participating brokerage firm shall be responsible for disbursing funds to the related Note Owners that it represents. None of the parties hereto shall have any responsibility therefor except as otherwise provided by this Indenture or applicable law. The Issuers shall perform their respective obligations under the Letters of Representations among the Issuers and the initial Depositary.

(e) The rights of the Noteholders to receive payments from the proceeds of the Collateral in respect of their Notes, and all rights and interests of the Noteholders in and to such payments, shall be as set forth in this Indenture. Neither the Holders of any Class of Notes nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Notes in respect of amounts previously paid on the Notes in accordance with this Indenture.

(f) Except as otherwise provided herein, whenever the Indenture Trustee receives written notice that the final payment with respect to any Class of Notes will be made on the next Payment Date, the Indenture Trustee shall, as promptly as possible thereafter, mail to each Holder of such Class of Notes of record on such date a notice to the effect that:

(i) the Indenture Trustee expects that the final payment with respect to such Class of Notes will be made on such Payment Date but only upon presentation and surrender of such Notes at the office of the Note Registrar or at such other location therein specified, and

(ii) no interest shall accrue on such Notes from and after the end of the Interest Accrual Period for such Payment Date.

Any funds not paid to any Holder or Holders of Notes of such Class on such Payment Date because of the failure of such Holder or Holders to tender their Notes shall, on such date, be set aside and credited to, and shall be held uninvested in trust for, the account or accounts of the appropriate non-tendering Holder or Holders. If any Notes as to which notice has been given pursuant to this Section 5.01(f) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Indenture Trustee shall mail a second notice to the remaining non-tendering Noteholders to surrender their Notes for cancellation in order to receive the final payment with respect thereto. If within one (1) year after the second notice all such Notes shall not have been surrendered for cancellation, then the Indenture Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Noteholders concerning the surrender of their Notes as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Noteholders following the first anniversary of the delivery of such second notice to the non-tendering Noteholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust pursuant to this paragraph. If any Notes as to which notice has been given pursuant to this Section 5.01(f), shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, then, subject to applicable escheat laws, the Indenture Trustee shall distribute to the Issuer Entity all unclaimed funds.

(g) Notwithstanding any other provision of this Indenture, the Indenture Trustee shall comply with all federal withholding requirements respecting payments to Noteholders of interest or original issue discount that the Indenture Trustee reasonably believes are applicable under the Code. The consent of Noteholders shall not be required for such withholding. If the Indenture Trustee does withhold any amount from payments or advances of interest or original issue discount to any Noteholder pursuant to federal withholding requirements, the Indenture Trustee shall indicate the amount withheld to such Noteholder.

Section 5.02 Payments of Principal. On the Anticipated Repayment Date, for each Class of Notes, if no Event of Default has occurred and is continuing, payment of the aggregate Outstanding Class Principal Balance on such Notes shall be made from Excess Cash Flow. Payments of principal on all other Payment Dates, shall be made in accordance with the provisions of Section 5.01 from amounts on deposit in the Collection Account which are available to pay principal, but only to the extent that the Principal Payment Amount for such Payment Date is greater than zero.

Section 5.03 Payments of Interest. On each Payment Date, Accrued Note Interest then due on all Classes of Notes will be paid from amounts on deposit in the Collection Account in accordance with Section 5.01.

Section 5.04 Payments from the Floating Rate Account. On each Payment Date, payments will be made from amounts on deposit in the Floating Rate Account in accordance with Section 3.06.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Issuer Entity represents and warrants to the Indenture Trustee that the statements set forth in this Article VI will be, true, correct and complete in all material respects as of the Closing Date.

Section 6.01 Organization, Powers, Capitalization, Good Standing, Business.

(a) Organization and Powers. The Issuer Entity is, and Crown South, Crown Atlantic, Crown GT and the Guarantor are, duly organized, validly existing and in good standing under the laws of their respective state of formation. The Issuer Entity has, and Crown South, Crown Atlantic, Crown GT and the Guarantor have, all requisite power and authority to own and operate their properties, to carry on their businesses as now conducted and proposed to be conducted. The Issuer Entity has, and Crown South and the Guarantor have, all requisite power and authority to enter into each Transaction Document to which each is a party and to perform the terms thereof.

(b) Organization and Powers. Crown Communication, Crown NY, Crown PR and Crown PT are duly incorporated, validly existing and in good standing under the laws of their respective state or territory of incorporation. Crown Communication, Crown NY, Crown PR and Crown PT have all requisite power and authority to own and operate their properties, to carry on their businesses as now conducted and proposed to be conducted, and to enter into each Transaction Document to which each is a party and to perform the terms thereof.

(c) Qualification. The Issuer Entity is, and the Asset Entities and the Guarantor are, duly qualified and in good standing in their respective states or territories of formation or incorporation. In addition, the Issuer Entity is, and the Asset Entities and the Guarantor are, duly qualified and in good standing in each state or territory where necessary to carry on their present businesses and operations, except in jurisdictions in which the failure to be qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 6.02 Authorization of Borrowing, etc.

(a) Authorization of Borrowing. The Issuers have the power and authority to incur the Indebtedness evidenced by the Notes and this Indenture. The execution, delivery and performance by the Issuer Entity, each of the Asset Entities and the Guarantor of the Transaction Documents to which each is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company, corporate or other action, as the case may be.

(b) No Conflict. The execution, delivery and performance by the Issuer Entity, each Asset Entity and the Guarantor of the Transaction Documents to which each is a party and the consummation of the transactions contemplated thereby do not and will not: (1) violate (x) any provision of law applicable to the Issuer Entity, any of the Asset Entities or the Guarantor; (y) the certificate of formation, certificate of incorporation, bylaws, limited liability company agreement, operating agreement or other organizational documents, as the case may be, of the Issuer Entity, any of the Asset Entities or the Guarantor; or (z) any order, judgment or decree of any Governmental Authority binding on the Issuer Entity, any Asset Entity, the Guarantor or any of their Affiliates; (2) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Issuer Entity, any Asset Entity, the Guarantor or any of their Affiliates (except where such breach will not cause a Material Adverse Effect); or (3) result in or require the creation or imposition of any material Lien (other than the Lien of the Transaction Documents) upon the Tower Sites or assets of the Issuer Entity, any Asset Entity or the Guarantor.

(c) Consents. The execution and delivery by the Issuer Entity, any Asset Entity and the Guarantor of the Transaction Documents to which any is a party, and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority or any other Person which has not been obtained and is in full force and effect.

(d) Binding Obligations. This Indenture is, and the Transaction Documents, including the Notes, when executed and delivered will be, legally valid and binding obligations of the Issuer Entity, the Guarantor and any Asset Entity that is a party thereto, enforceable against each of the Issuer Entity, the Guarantor and any Asset Entity, as applicable, in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor’s rights. None of the Issuer Entity, the Guarantor or any Asset Entity, as applicable, have any defense or offset to any of their obligations under the Transaction Documents to which any is a party. None of the Issuer Entity, the Guarantor or any Asset Entity have any claim against the Indenture Trustee or any Affiliate of the Indenture Trustee.

Section 6.03 Financial Statements. All financial statements concerning any of the Issuer Entity, Crown International, the Asset Entities and their Affiliates which have been furnished by or on behalf of the aforementioned Persons to the Indenture Trustee pursuant to this Indenture present fairly in all material respects the financial condition of the Persons covered thereby.

Section 6.04 Indebtedness and Contingent Obligations. As of the Closing Date, the Issuer Entity and the Asset Entities shall have no outstanding Indebtedness or Contingent Obligations other than the Obligations or any other Permitted Indebtedness.

Section 6.05 Title to the Tower Sites. (a) The Asset Entities have good and marketable fee simple title (or, in the case of the Ground Leased Tower Sites, leasehold title and Easement Tower Sites, an Easement) to the Tower Sites, other than the Managed Tower Sites, free and clear of all Liens except for the Permitted Encumbrances and except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect.

(b) The Asset Entities own all personal property on the Tower Sites other than (i) personal property on the Managed Tower Sites and personal property which is owned by tenants of such Tower Site, (ii) personal property which is not used or necessary for the operation of the applicable Tower Site, and (iii) personal property which is leased by the Asset Entities as permitted hereunder, subject only to the Permitted Encumbrances, or which constitutes leased temporary mobile antennas, except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect.

(c) This Indenture, the other Transaction Documents and the filings contemplated hereby and thereby will create (i) a valid, perfected first lien on the Collateral,

subject only to the Permitted Encumbrances, and (ii) perfected first priority security interests in and to, and perfected collateral assignments of, all personalty in connection therewith (including the Rents and the Space Licenses), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, and except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect.

(d) There are no proceedings in condemnation or eminent domain affecting any of the Tower Sites, and to the actual Knowledge of the Issuer Entity and the Asset Entities, none is threatened, except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect.

(e) No Person has any option or other right to purchase all or any portion of any interest owned by the Asset Entities with respect to the Tower Sites, except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect.

(f) There are no mechanic’s, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Tower Sites which are or will be liens prior to, or equal or coordinate with, the lien created by this Indenture except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect.

(g) The Permitted Encumbrances, in the aggregate, do not materially interfere with the benefits of the security intended to be provided by this Indenture, materially and adversely affect the value of any of the Collateral taken as a whole, impair the use or operations of the Tower Sites or impair the Issuer Entity’s and the Asset Entities’ ability to pay their respective obligations in a timely manner.

Section 6.06 Zoning; Compliance with Laws. The Tower Sites and the use thereof comply with all applicable zoning, subdivision and land use laws, regulations and ordinances, all applicable health, fire, building codes, parking laws and all other laws, statutes, codes, ordinances, rules and regulations applicable to the Tower Sites, or any of them, including without limitation, the Americans with Disabilities Act, except to the extent failure to so comply would not, in the aggregate, be reasonably likely to have a Material Adverse Effect. All permits, licenses and certificates for the lawful use, occupancy and operation of each component of each of the Tower Sites given as Collateral hereunder in the manner in which it is currently being used, occupied and operated have been obtained and are current and in full force and effect, except to the extent failure to obtain any such permits, licenses or certificates would not, in the aggregate, be reasonably likely to have a Material Adverse Effect. To the Issuer Entity’s and the Asset Entities’ Knowledge, (i) no legal proceedings are pending or threatened with respect to the zoning of any Tower Site and (ii) neither the zoning nor any other right to construct, use or operate any Tower Site is in any way dependent upon or related to any real estate other than such Tower Site, except to the extent same would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 6.07 Space Licenses; Agreements.

(a) Space Licenses; Agreements. The Issuer Entity has delivered or has caused to be delivered to the Indenture Trustee (i) true and complete copies (in all material respects) of all Material Space Licenses or, in the case of Space Licenses not included in such Material Space Licenses, Master Lease Agreements accompanied by a form of Space License and a summary of encompassed Space Licenses and (ii) a list of all Material Agreements affecting the operation and management of the Tower Sites, and such Space Licenses and list of Material Agreements have not been modified or amended except pursuant to amendments or modifications delivered to the Indenture Trustee. Except for the rights of the Manager pursuant to the Management Agreement, and the fee owners of Managed Tower Sites, no Person has any right or obligation to manage any of the Tower Sites on behalf of the Asset Entities or to receive compensation in connection with such management. Except for the parties to any leasing brokerage agreement that has been delivered to the Indenture Trustee, no Person has any right or obligation to lease or solicit tenants for the Tower Sites, or (except for cooperating outside brokers) to receive compensation in connection with such leasing.

(b) Rent Roll, Disclosure. A true and correct copy of the Rent Roll has been delivered to Indenture Trustee. Except only as of December 15, 2004 as specified in the Rent Roll, or as otherwise disclosed to the Indenture Trustee in the estoppel certificates delivered to Indenture Trustee on or before the Closing Date, to the Issuer Entity’s and the Asset Entities’ Knowledge, (i) the Space Licenses are in full force and effect; (ii) the Asset Entities have not given any notice of default to any Tenant under any Space License which remains uncured; (iii) no Tenant has any set off, claim or defense to the enforcement of any Space License; (iv) no Tenant is materially in default in the performance of any other obligation under its Space License; and (v) there are no rent concessions (whether in form of cash contributions, work agreements, assumption of an existing Tenant’s other obligations, or otherwise) or extensions of time whatsoever not reflected in such Rent Roll, except to the extent that the failure of the representations set forth in items (i) through (iv) to be true with respect to Space Licenses (other than Material Space Licenses) is not reasonably likely to have a Material Adverse Effect. To the Issuer Entity’s and the Asset Entities’ Knowledge, each of the Space Licenses is valid and binding on the parties thereto in accordance with its terms.

(c) Management Agreement. The Asset Entities (other than Crown Atlantic and Crown GT and their respective immediate parents) have delivered to the Indenture Trustee a true and complete copy of the Management Agreement to which they are a party that will be in effect on the Closing Date, and such Management Agreement has not been modified or amended except pursuant to amendments or modifications delivered to the Indenture Trustee. The Management Agreement is in full force and effect and no default by any of the Asset Entities or Manager exists thereunder.

Section 6.08 Condition of the Tower Sites. As of the Closing Date all Improvements are in good repair and condition, ordinary wear and tear excepted. The Asset Entities have no knowledge of any latent or patent structural or other material defect or deficiency in the Tower Sites, and all necessary utilities are fully connected to the Improvements and are fully operational, are sufficient to meet the reasonable needs of each of the Tower Sites as now used or presently contemplated to be used, and no other utility facilities or repairs are necessary to meet the reasonable needs of each of the Tower Sites as now used or presently contemplated except in each case where such failure, in the aggregate, is reasonably likely to have a Material Adverse Effect. To the Asset Entities’ Knowledge, none of the Improvements create encroachments over, across or upon the Tower Sites’ boundary lines, rights of way or easements, and no building or other improvements on adjoining land create such an encroachment, which could reasonably be expected to have a Material Adverse Effect. Access has been insured by the Stewart Title Guaranty Company for all Ground Leased Tower Sites and the Asset Entities have access to each of the Owned Tower Sites except to the extent that failure to have such access would not be reasonably likely to have a Material Adverse Effect.

Section 6.09 Litigation; Adverse Facts. There are no judgments outstanding against the Issuer Entity, the Asset Entities or the Guarantor, or affecting any of the Tower Sites or any property of the Issuer Entity or Asset Entity, nor to the Issuer Entity’s, the Asset Entities’ or the Guarantor’s Knowledge after due inquiry is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or threatened against the Issuer Entity, the Asset Entities or the Guarantor, respectively, or any of the Tower Sites that could reasonably be expected to result in a Material Adverse Effect.

Section 6.10 Payment of Taxes. All material federal, state and local tax returns and reports of the Issuer Entity and each Asset Entity required to be filed have been timely filed (or each such Person has timely filed for an extension and the applicable extension has not expired), and all taxes, assessments, fees and other governmental charges (including any payments in lieu of taxes) upon such Persons and upon its properties, assets, income and franchises which are due and payable have been paid except to the extent same are being contested in accordance with Section 7.04(b) and except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect.

Section 6.11 Adverse Contracts. Except for the Transaction Documents, the Issuer Entity and the Asset Entities are not parties to or bound by, nor is any property of such Person subject to or bound by, any contract or other agreement which restricts such Person’s ability to conduct its business in the ordinary course as currently conducted that, either individually or in the aggregate, has a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect.

Section 6.12 Performance of Agreements. To the Issuer Entity’s Knowledge, neither the Issuer Entity, nor the Asset Entities are in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of any such Persons which could reasonably be expected to have a Material Adverse Effect, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default which could reasonably be expected to have a Material Adverse Effect.

Section 6.13 Governmental Regulation. The Issuer Entity, the Asset Entities and the Guarantor are not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

Section 6.14 Employee Benefit Plans. Except as set forth on Schedule 6.14, the Issuer Entity, the Asset Entities and the Guarantor do not maintain or contribute to, or have any obligation (including a contingent obligation) under, any Employee Benefit Plans.

Section 6.15 Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable by or pursuant to any contract or other obligation of the Issuers with respect to the issuance of the Notes or any of the other transactions contemplated hereby or by any of the Transaction Documents. The Issuers shall indemnify, defend, protect, pay and hold the Indenture Trustee harmless from any and all broker’s or finder’s fees claimed to be due in connection with the issuance of the Notes arising from the Issuers’ or the Guarantor’s actions.

Section 6.16 Solvency. The Issuers (a) have not entered into any Transaction Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under the Transaction Documents. After giving effect to the issuance of the Notes, the fair saleable value of the Issuer Entity’s and each Asset Entity’s assets exceed and will, immediately following the issuance of the Notes, exceed the Issuer Entity’s and Asset Entity’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and Contingent Obligations. The fair saleable value of the Issuer Entity’s and each Asset Entity’s assets is and will, immediately following the issuance of the Notes, be greater than the Issuer Entity’s and each Asset Entity’s probable liabilities, including the maximum amount of its Contingent Obligations on its debts as such debts become absolute and matured. Each of the Issuer Entity’s and each Asset Entity’s assets do not and, immediately following the issuance of the Notes will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. The Issuer Entity and the Asset Entities do not intend to, and do not believe that they will, incur Indebtedness and liabilities (including Contingent Obligations and other commitments) beyond their ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by the Issuer Entity and the Asset Entities and the amounts to be payable on or in respect of obligations of the Issuers).

Section 6.17 Disclosure. No financial statements or other information furnished to the Indenture Trustee by the Issuer Entity, Crown International or the Asset Entities contains any untrue representation, warranty or statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading. No Transaction Document or any other document, certificate or written statement for use in connection with the issuance of the Notes and prepared by the Issuer Entity or the Asset Entities, or any information provided by the Issuer Entity and the Asset Entities and contained in any document or certificate for use in connection with the issuance of the Notes, contains any untrue representation, warranty or statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading. There is no fact, to the knowledge of Issuer Entity or the Asset Entities, that has had or is reasonably likely to have a Material Adverse Effect and that has not been disclosed in writing to the Indenture Trustee by the Issuer Entity and the Asset Entities.

Section 6.18 Use of Proceeds and Margin Security. The Issuers shall use the proceeds from the issuance of the Notes only consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds from the issuance of the Notes shall be used by the Issuers or any Person in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System.

Section 6.19 Insurance. Set forth on Schedule 6.19 is a complete and accurate description of all policies of insurance for the Asset Entities that are in effect as of the Closing Date. Such Insurance Policies conform to the requirements of Section 7.05. No notice of cancellation has been received with respect to such policies, and, to each Asset Entity’s Knowledge, the Asset Entities are in compliance with all conditions contained in such policies.

Section 6.20 Investments. The Issuer Entity and the Asset Entities have no (i) direct or indirect interest in, including without limitation stock, partnership interest or other securities of, any other Person (other than the other Asset Entities), or (ii) direct or indirect loan, advance or capital contribution to any other Person, including all indebtedness from that other Person.

Section 6.21 No Plan Assets. None of the Issuer Entity, the Asset Entities or the Guarantor are or will be (i) employee benefit plans as defined in Section 3(3) of ERISA which is subject to ERISA, (ii) plans as defined in Section 4975(e)(1) of the Code which is subject to Section 4975 of the Code, or (iii) entities whose underlying assets constitute “plan assets” of any such employee benefit plan or plan for purposes of Title I of ERISA of Section 4975 of the Code; provided that, in making such representation, the Issuer Entity has assumed that (i) no portion of the Notes shall be funded with plan assets of any employee benefit plan that is subject to Title I of ERISA or any plan that is covered by Section 4975 of the Code unless the Indenture Trustee is eligible to apply one or more exemptions such that the issuance of the Notes will not constitute a nonexempt prohibited transaction under Section 406 of ERISA or that could subject the Issuer Entity, the Asset Entities, the Guarantor or their Affiliates to an excise tax under Section 4975 of the Code; and (ii) such assumption in the preceding clause is true and correct with respect to any party to which Indenture Trustee transfers or assigns any portion of the Notes.

Section 6.22 Governmental Plan. None of the Issuer Entity, the Asset Entities or the Guarantor are or will be “governmental plans” within the meaning of Section 3(32) of ERISA and transactions by or with the Issuer Entity or the Asset Entities are not and will not be subject to state statutes applicable to the Issuer Entity’s or the Asset Entities’ regulating investments of and fiduciary obligations with obligations with respect to governmental plans.

Section 6.23 Not Foreign Person. None of the Issuer Entity, the Asset Entities or the Guarantor are “foreign persons” within the meaning of Section 1445(f)(3) of the Code.

Section 6.24 No Collective Bargaining Agreements. Except as set forth on Schedule 6.24, none of the Issuer Entity, the Asset Entities or the Guarantor are parties to any collective bargaining agreement.

Section 6.25 Ground Leases. With respect to each Ground Lease, and except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect:

(a) The Ground Lease contains the entire agreement of the Ground Lessor and the applicable Asset Entity pertaining to the Ground Leased Tower Site covered thereby. The Asset Entities have no estate, right, title or interest in or to the Ground Leased Tower Site except under and pursuant to the Ground Lease. The Issuer Entity shall have caused or will cause the Asset Entities to deliver, a true and correct copy of the Ground Lease to Indenture Trustee and the Ground Lease has not been modified, amended or assigned except as set forth therein.

(b) The Asset Entities have obtained title insurance insuring the applicable Asset Entity’s leasehold interest in each of the Ground Leases.

(c) There are no rights to terminate the Ground Lease other than the Ground Lessor’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the applicable Ground Lease.

(d) The Ground Lease is in full force and effect, and no Ground Lease Default exists on the part of the Asset Entities or, to the Asset Entities’ Knowledge, on the part of the Ground Lessor under the Ground Lease. The Asset Entities have not received any written notice that a Ground Lease Default exists, or that the Ground Lessor or any third party alleges the same to exist.

(e) The applicable Asset Entity is the exclusive owner of the lessee’s interest under and pursuant to the applicable Ground Lease and has not assigned, transferred, or encumbered its interest in, to, or under the Ground Lease (other than assignments that will terminate on or prior to the Closing Date), except in favor of Indenture Trustee pursuant to this Indenture and the other Transaction Documents.

(f) The Ground Lease or a memorandum thereof or other instrument sufficient to permit recording of a deed of trust or similar security instrument has been recorded and the Ground Lease (or the applicable Estoppel) permits the interest of the lessee to be encumbered by this Indenture.

(g) Except for the Permitted Encumbrances, the interests in the Ground Lease is not subject to any Liens superior to, or of equal priority with, this Indenture unless a non-disturbance agreement has been obtained from the applicable holder of such Lien.

(h) Except as set forth on Schedule 6.25(h), the Ground Lease (or the applicable Estoppel) requires the Ground Lessor to give notice of any default by the Asset Entities to the Indenture Trustee and Servicer which notice must be delivered before the Ground Lessor may terminate the Ground Lease, or the Ground Lease or the Estoppel provides that notice of termination given under the Ground Lease is not effective against the Indenture Trustee unless a copy of the notice has been delivered to the Indenture Trustee and Servicer in the manner described in the Ground Lease.

(i) Except as set forth on Schedule 6.25(i), the Indenture Trustee is permitted to cure any default under the Ground Lease that is curable after the receipt of notice of any default.

(j) Except as set forth on Schedule 6.25(j), the Ground Lease has a term (including all available extensions) that extends not less than ten (10) years beyond the Anticipated Repayment Date.

(k) The Ground Lease does not impose restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender.

(l) Except as set forth on Schedule 6.25 (l), the Asset Entity’s interest in the Ground Lease is assignable to the Indenture Trustee upon notice to, but without the consent of, the Ground Lessor (or, if any such consent is required, it has been obtained prior to the Closing Date) or, except to the extent same is not reasonably likely to have a Material Adverse Effect, in the event that it is so assigned, it is further assignable by the Indenture Trustee and its successors and assigns upon notice to, but without a need to obtain the consent of, the Ground Lessor.

(m) Except as set forth on Schedule 6.25(m), the Ground Lease (or the applicable Estoppel) requires the Ground Lessor to enter into a new lease with the Indenture Trustee upon termination of the Ground Lease following rejection of the Ground Lease in a bankruptcy proceeding under the Bankruptcy Code, provided that the Indenture Trustee cures any defaults that are susceptible to being cured by the Indenture Trustee.

Section 6.26 Easements. With respect to each Easement, and except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect:

(a) Each Easement contains the entire agreement pertaining to the applicable Easement Tower Site covered thereby. The Asset Entities have no estate, right, title or interest in or to such Easement Tower Sites except under and pursuant to the Easements. The Issuer Entity shall have caused the Asset Entities to deliver true and correct copies of each of the Easements to the Indenture Trustee and the Easements have not been modified, amended or assigned except as set forth therein.

(b) Each fee owner of the Easement Tower Sites subject to the Easements is the exclusive fee simple owner of the fee estate with respect to such Easement Tower Site.

(c) There are no rights to terminate any Easement other than as expressly set forth in the applicable Easement.

(d) Each Easement is in full force and effect and to the Issuer Entity’s and the Asset Entities’ Knowledge, no Easement Default exists on the part of the Asset Entities. The Asset Entities have not received any written notice that a Easement Default exists, or that any third party alleges the same to exist.

(e) The applicable Asset Entity is the exclusive owner of the easement interest under and pursuant to the applicable Easement and has not assigned, transferred, or encumbered its interest in, to, or under any Easement (other than assignments that will terminate on or prior to the Closing Date), except in favor of Indenture Trustee pursuant to this Indenture and the other Transaction Documents.

Section 6.27 Principal Place of Business. Schedule 6.27 sets forth a true and complete list of the principal place of business for the Issuer Entity, the Guarantor and each Asset Entity.

Section 6.28 Environmental Compliance. Except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect or cause an imminent threat to human health: the Tower Sites are in compliance with all applicable Environmental Laws and no notice of violation of such Environmental Laws has been issued by any Governmental Authority which has not been resolved; no action has been taken by the Asset Entities that would cause the Tower Sites to not be in compliance with all applicable Environmental Laws pertaining to Hazardous Materials; and no Hazardous Materials are present at the Tower Sites, except in quantities not violative of applicable Environmental Laws.

Section 6.29 Separate Tax Lot. Each of the Tower Sites that the Asset Entities own in fee constitute one or more separate tax parcels.

ARTICLE VII

COVENANTS

The Issuer Entity covenants and agrees that until payment in full of the Notes, all accrued and unpaid interest and all other obligations, the Issuer Entity shall, and shall cause all Persons to, perform and comply with all covenants in this Article VII applicable to such Person.

Section 7.01 Payment of Principal and Interest. Subject to Section 15.17 and Section 15.22, the Issuers shall duly and punctually pay the principal and interest on the Notes of each Series in accordance with the terms of such Notes, this Indenture and the related Indenture Supplement. Amounts properly withheld under the Code by any Person from a payment to any Noteholder of interest and/or principal shall be considered as having been paid by the Issuers to such Noteholder for all purposes of this Indenture and the related Indenture Supplement.

Section 7.02 Financial Statements and Other Reports.

(a) Financial Statements.

(i) Annual Reporting. Within one-hundred twenty (120) days after the end of each fiscal year, commencing with the end of the 2005 fiscal year, the Issuer Entity shall, and shall cause the Asset Entities and Crown International to, provide to the Indenture Trustee and the Servicer (on a consolidated basis, in a form reasonably acceptable to the Servicer) true and complete copies of their Financial Statements for such year; provided, however, that, while Crown International is a publicly traded entity, delivery of Crown International’s annual report on form 10-K filed with the SEC shall satisfy the requirements of this Section 7.02(a)(i) with respect to Crown International. All such Financial Statements shall be audited by a certified public accounting firm of national standing in accordance with GAAP consistently applied (or such other accounting basis reasonably acceptable to the Servicer), and shall bear the unqualified certification of such accountants that such Financial Statements present fairly in all material respects the financial position of the subject company. The annual Financial Statements shall be accompanied by Supplemental Financial Information for such calendar year. All such Financial Statements shall also be accompanied by a certification executed by the entity’s chief executive officer or chief financial officer (or other officer with similar duties), satisfying the criteria set forth in Section 7.02(a)(vii) below, and a Compliance Certificate.

(ii) Quarterly Reporting. On or before forty-five (45) days after the end of each of the first three (3) fiscal quarters in each year, the Issuer Entity shall, and shall cause the Asset Entities and Crown International to, provide to the Indenture Trustee and the Servicer (on a consolidated basis, in a form reasonably acceptable to the Servicer) copies of their unaudited Financial Statements for such quarter, together with a certification executed on behalf of each such entity by its respective chief executive officer or chief financial officer (or other officer with similar duties) in accordance with the criteria set forth in Section 7.02(a)(vii) below; provided that, while Crown International is a publicly traded entity, delivery of Crown International’s quarterly report on form 10-Q filed with the SEC shall satisfy the requirements of this Section 7.02(a)(ii) with respect to Crown International. Such quarterly Financial Statements shall be accompanied by Supplemental Financial Information and a Compliance Certificate for such calendar quarter.

(iii) Space License Reports. Within forty-five (45) days after each fiscal quarter, the Issuer Entity shall cause each Asset Entity to provide to the Indenture Trustee and the Servicer: (a) a certified Rent Roll and a schedule of security deposits held under Material Space Licenses, each in form and substance reasonably acceptable to the Servicer, (b) a schedule of any Material Space Licenses that expired during such calendar quarter, and (c) a schedule of Material Space Licenses scheduled to expire within the next twelve (12) months.

(iv) Monthly Reporting. Within thirty (30) days after the end of each calendar month, the Issuer Entity shall cause each Asset Entity to provide, or cause the Manager to provide, to the Indenture Trustee and the Servicer, in a form reasonably acceptable to the Servicer, the following items determined on an accrual basis: (a) monthly and year to date operating statements prepared for such calendar month (which, commencing with the 2005 calendar year, shall include budgeted and last year results for the same year-to-date period), containing such information as is necessary and sufficient under GAAP to fairly represent the results of operation of the Tower Sites during such calendar month (except that full financial statement footnotes are only required annually), all in form reasonably satisfactory to the Servicer; and (b) monthly and year-to-date detailed reports of Operating Expenses and all of the foregoing reports and statements shall be delivered in a form substantially similar to the form attached hereto as Exhibit G. Along with such operating statements, the Issuer Entity shall cause each Asset Entity to deliver to the Indenture Trustee and the Servicer a certification executed by such Asset Entity’s chief executive officer or chief financial officer (or other officer with similar duties) satisfying the criteria set forth in Section 7.02(a)(vii) below and a Compliance Certificate.

(v) Additional Reporting. In addition to the foregoing, the Issuer Entity shall, and shall cause the Asset Entities and the Manager to, promptly provide to the Indenture Trustee and the Servicer such further documents and information concerning the operation of a Tower Site and their operations, properties, ownership, and finances as the Indenture Trustee and the Servicer shall from time to time reasonably request upon prior written notice to the Issuer Entity.

(vi) GAAP. The Issuer Entity shall, and shall cause the Asset Entities, the Guarantor and the Manager to, maintain systems of accounting established and administered in accordance with sound business practices and sufficient in all respects to permit preparation of Financial Statements in conformity with GAAP. All annual Financial Statements shall be prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to the Servicer).

(vii) Certifications of Financial Statements and Other Documents, Compliance Certificate. Together with the Financial Statements and other documents and information provided to the Indenture Trustee and the Servicer by or on behalf of the Issuer Entity, the Asset Entities and Crown International under this Section, the Issuer Entity shall also cause the Asset Entities and Crown International to deliver, to the Indenture Trustee and the Servicer, a certification to Indenture Trustee and the Servicer, upon which the Indenture Trustee and the Servicer can rely, executed on behalf of the Asset Entities and Crown International by their respective chief executive officer or chief financial officer (or other officer with similar duties), stating that to their Knowledge after due inquiry such quarterly and annual Financial Statements and information fairly present the financial condition and results of operations of the Asset Entities and Crown International for the period(s) covered thereby (except for the absence of footnotes with respect to the monthly and quarterly financial statements), and do not omit to state any material information without which the same might reasonably be misleading, and all other non-financial documents submitted to the Indenture Trustee and the Servicer (whether monthly, quarterly or annually) are true, correct, accurate and complete in all material respects. In addition, where this Indenture requires a “Compliance Certificate”, the Person required to submit the same shall deliver a certificate duly executed on behalf of such Person by its chief executive officer or chief financial officer (or other officer with similar duties) upon which the Indenture Trustee and the Servicer can rely, stating that, to their Knowledge after due inquiry, there does not exist any Default, Event of Default, or other default in the performance and observance of any of the terms, provisions under this Indenture or any Indenture Supplement (without regard to any period or grace or requirement of notice provided hereunder or thereunder), or if any of the foregoing exists, specifying the same in detail.

(viii) Fiscal Year. Each of the Issuer Entity, the Asset Entities and the Guarantor represents that its fiscal year ends on December 31, and the Issuer Entity agrees that it shall not permit such entities to change such fiscal years.

(b) Accountants’ Reports. Promptly upon receipt thereof, the Issuer Entity shall cause each Asset Entity to deliver to the Indenture Trustee and the Servicer copies of all material reports submitted by independent public accountants in connection with each annual audit of the Financial Statements or other business operations of such Asset Entity made by such accountants, including the comment letter submitted by such accountants to management in connection with the annual audit.

(c) Annual Operating Budget and CapEx Budgets. On or before February 15 of each calendar year, the Issuer Entity shall cause the Asset Entities to deliver to Indenture Trustee and the Servicer the Operating Budget and CapEx Budget (presented on a monthly and annual basis) for such fiscal year for informational purposes only. Subject to the limitations set forth in the definition of “Monthly Operating Expense Amount”, the Asset Entities may make changes to the Operating Budget and the CapEx Budget from time to time as deemed reasonably necessary by the Asset Entities. Notice of any modifications to the Operating Budget and the CapEx Budget shall be delivered to the Indenture Trustee and the Servicer at the time of delivery of the next financial reporting required pursuant to Section 7.02(a)(iv). The Operating Budget shall identify and set forth each Asset Entity’s reasonable estimate, after due consideration, of all Operating Expenses on a line-item basis consistent with the form of Operating Budget delivered to the Manager prior to the Closing Date. The Operating Budget and the CapEx Budget will be delivered to the Indenture Trustee and the Servicer for the Indenture Trustee’s and Servicer’s information only and shall not be subject to the Indenture Trustee’s or Servicer’s approval provided that the Issuer Entity shall cause each such budget to be delivered in a form consistent with the budgets delivered to the Servicer on or about the Closing Date.

(d) Material Notices.

(i) The Issuer Entity shall cause the Asset Entities to promptly deliver, or cause to be delivered to the Servicer and the Indenture Trustee, copies of all notices given or received with respect to a default under any term or condition related to any Permitted Indebtedness of any Asset Entity, and shall cause the Asset Entities to notify the Indenture Trustee and the Servicer within five (5) Business Days of any event of default with respect to any such Permitted Indebtedness.

(ii) The Issuer Entity shall cause the Asset Entities to promptly deliver to the Indenture Trustee and the Servicer copies of any and all notices of a material default or breach which is reasonably expected to result in a termination received with respect to any Material Agreement or any Material Space License.

(e) Events of Default, etc. Promptly upon the Issuer Entity or the Asset Entities obtaining Knowledge of any of the following events or conditions, the Issuer Entity shall, or shall cause the applicable Asset Entity to deliver to the Servicer and the Indenture Trustee (upon which each can rely) a certificate executed on its behalf by its chief financial officer or similar officer specifying the nature and period of existence of such condition or event and what action the Issuer Entity or such Asset Entity or any Affiliate thereof has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes an Event of Default; (ii) any Material Adverse Effect; or (iii) any actual or alleged material breach or default or assertion of (or written threat to assert) remedies under the Management Agreement, any Ground Lease or any Easement.

(f) Litigation. Promptly upon the Issuer Entity or the Asset Entities obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against the Asset Entities, the Issuer Entity or any of the Tower Sites not previously disclosed in writing by the Asset Entities or the Issuer Entity to the Indenture Trustee and the Servicer which would be reasonably likely to have a Material Adverse Effect and is not covered by insurance or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting the Asset Entities or the Issuer Entity or the Tower Sites which, in each case, if adversely determined could reasonably be expected to have a Material Adverse Effect, the Issuer Entity shall, or shall cause the applicable Asset Entity to give notice thereof to the Indenture Trustee and the Servicer and, upon request from the Servicer, provide such other information as may be reasonably available to them to enable the Servicer and its counsel to evaluate such matter.

(g) Insurance. Prior to the end of each insurance policy period of the Asset Entities, the Issuer Entity shall cause the Asset Entities to deliver certificates, reports, and/or other information (all in form and substance reasonably satisfactory to the Servicer), (i) outlining all material insurance coverage maintained as of the date thereof by the Asset Entities and all material insurance coverage planned to be maintained by the Asset Entities in the subsequent insurance policy period and (ii) to the extent not paid directly by the Manager, evidencing payment in full of the premiums for such Insurance Policies.

(h) Other Information. With reasonable promptness, the Issuer Entity shall cause the Asset Entities to deliver such other information and data with respect to such Persons and their Affiliates or the Tower Sites as from time to time may be reasonably requested by the Indenture Trustee or the Servicer.

Section 7.03 Existence; Qualification. The Issuer Entity shall, and shall cause Guarantor to, at all times preserve and keep in full force and effect their existence as a limited liability company or corporation, as the case may be, and all rights and franchises material to its business, including their qualification to do business in each state where it is required by law to so qualify.

Section 7.04 Payment of Impositions and Claims. (a) Except for those matters being contested pursuant to clause (b) below, the Issuer Entity shall cause the Asset Entities to pay (i) all Impositions; (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets (hereinafter referred to as the “Claims”); and (iii) all federal, state and local income taxes, sales taxes, excise taxes and all other taxes and assessments of the Asset Entities on their businesses, income or assets; in each instance before any penalty or fine is incurred with respect thereto.

(b) The Asset Entities shall not be required to pay, discharge or remove any Imposition or Claim relating to a Tower Site so long as the Asset Entities or the Issuer Entity contest in good faith such Imposition, Claim or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the applicable Tower Site or any portion thereof, so long as: (i) no Event of Default shall have occurred and be continuing, (ii) prior to the date on which such Imposition or Claim would otherwise have become delinquent, the Issuer Entity shall have caused the Asset Entities to have given the Indenture Trustee and the Servicer prior written notice of their intent to contest said Imposition or Claim and shall have deposited with the Indenture Trustee (or with a court of competent jurisdiction or other appropriate body reasonably approved by the Servicer) such additional amounts as are necessary to keep on deposit at all times, an amount by way of cash (or other form reasonably satisfactory to the Servicer), equal to (after giving effect to any Reserves then held by the Indenture Trustee for the item then subject to contest) at least one hundred twenty-five percent (125%) of the total of (x) the balance of such Imposition or Claim then remaining unpaid, and (y) all interest, penalties, costs and charges accrued or accumulated thereon; (iii) no risk of sale, forfeiture or loss or material impairment of any interest in the applicable Tower Site or any part thereof arises, in the Servicer’s reasonable judgment, during the pendency of such contest; (iv) such contest does not, in the Servicer’s reasonable determination, have a Material Adverse Effect; and (v) such contest is based on bona fide, material, and reasonable claims or defenses. Any such contest shall be prosecuted with due diligence, and the Issuer Entity shall, or shall cause the applicable Asset Entity to, promptly pay the amount of such Imposition or Claim as finally determined, together with all interest and penalties payable in connection therewith. The Indenture Trustee (at the sole direction of the Servicer) shall have full power and authority, but no obligation, to apply any amount deposited with the Indenture Trustee to the payment of any unpaid Imposition or Claim to prevent the sale or forfeiture of the applicable Tower Site for non-payment thereof, if the Servicer reasonably believes that such sale or forfeiture is threatened.

Section 7.05 Maintenance of Insurance. The Issuer Entity shall cause the Asset Entities to continuously maintain the following described policies of insurance without cost to the Indenture Trustee or the Servicer (the “Insurance Policies”):

(i) Property insurance against loss and damage by all risks of physical loss or damage and other risks covered by the so-called extended coverage endorsement covering the Improvements and personal property on each of the Tower Sites owned by any of the Asset Entities, in amounts not less than the full insurable replacement value of all Improvements (less building foundations and footings) and personal property from time to time on the Tower Sites and without sublimits, and bearing a replacement cost agreed-amount endorsement;

(ii) Commercial general liability insurance, including death, bodily injury and broad form property damage coverage with a combined single limit in an amount not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate for any policy year;

(iii) If any of the Tower Sites (other than the Managed Tower Sites) are in an area (1) prone to geological phenomena, including, but not limited to, sinkholes, mine subsidence or earthquakes, or (2) located in whole or in part in a federally designated “special flood hazard area”, insurance covering such risks with respect to the Improvements and personal property owned by any Asset Entity on such Tower Site in an amount equal to one hundred percent (100%) of the full insurable replacement value of all Improvements (less building foundations and footings) and personal property from time to time on such Tower Site with a maximum permissible deductible of Twenty-Five Thousand Dollars ($25,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate;

(iv) An umbrella excess liability policy with a limit of not less than Twenty-Five Million Dollars ($25,000,000) over any underlying primary commercial general liability and automobile liability;

(v) During any period of construction, repair or restoration conducted by or on behalf of any Asset Entity on any Tower Site, builders “all risk” insurance in an amount equal to not less than the full insurable value of the applicable construction project;

(vi) Such other insurance as may from time to time be reasonably required by the Servicer and which is then customarily required by institutional lenders for securitized loans secured by similar properties similarly situated, against other insurable hazards, including, but not limited to, malicious mischief, vandalism, windstorm, due regard to be given to the size and type of the Tower Sites, Improvements, fixtures and equipment and their location, construction and use.

All Insurance Policies shall be in content (including, without limitation, endorsements or exclusions, if any) and, form reasonably satisfactory to the Servicer from time to time and, to the extent permissible, shall name the Indenture Trustee and its successors and assignees as their interests may appear as an “additional loss payee” for each of the liability, property and casualty policies under this Section 7.05 and shall contain a waiver of subrogation clause reasonably acceptable to the Servicer. All Insurance Policies shall provide that the coverage shall not be modified without thirty (30) days’ advance written notice to the Indenture Trustee and the Servicer and shall provide that no claims shall be paid thereunder to a Person other than the Indenture Trustee without ten (10) days’ advance written notice to the Indenture Trustee and the Servicer. The Asset Entities may obtain any insurance required by this Section through blanket policies; provided, however, that such blanket policies shall separately set forth the amount of insurance in force (together with applicable deductibles, and per occurrence limits) with respect to the Tower Sites (which shall not be reduced by reason of events occurring on property other than the Tower Sites) and shall afford all the protections to the Indenture Trustee as are required under this Section. Except as may be expressly provided above, all policies of insurance required hereunder shall contain no annual aggregate limit of liability, other than with respect to liability, flood, and earthquake insurance. The Issuer Entity shall on the Closing Date and thereafter, within 120 days following the end of each calendar year, deliver valid evidence of property insurance in the form of ACORD form 28, Evidence of Insurance, or a comparable certificate of insurance affirming: the issuance of the policies of insurance required by this Indenture, that the insurance coverage meets all of the requirements set forth in this Indenture and that the required policies are in full force and effect. An insurance company shall (a) be licensed or authorized to issue insurance in the State where the applicable Tower Site is located and (b) have a claims paying ability rating by the Rating Agencies of “A” (or its equivalent). Notwithstanding the foregoing, a carrier which does not meet the foregoing ratings requirement shall nevertheless be deemed acceptable hereunder provided that such carrier is reasonably acceptable to the Servicer and the Issuer Entity shall cause the Asset Entities to obtain and deliver to the Servicer a Rating Agency Confirmation with respect to such carrier from each of the Rating Agencies. If any insurance coverage required under this Section 7.05 is maintained by a syndicate of insurers, the preceding ratings requirements shall be deemed satisfied (without any required Rating Agency Confirmation) as long as at least seventy-five percent (75%) of the coverage (if there are four or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five or more members of the syndicate) is maintained with carriers meeting the claims-paying ability ratings requirements set forth above and all carriers in such syndicate have a claims-paying ability rating by Moody’s of not less than “Baa2” (to the extent rated by Moody’s). The Issuer Entity shall cause the Asset Entities to furnish the Indenture Trustee and the Servicer receipts for the payment of premiums on such Insurance Policies or other evidence of such payment reasonably satisfactory to the Servicer in the event that such premiums have not been paid by the Manager or the Indenture Trustee pursuant to this Indenture. The requirements of this Section 7.05 shall apply to any separate policies of insurance taken out by the Asset Entities concurrent in form or contributing in the event of loss with the Insurance Policies. Losses in excess of $1,000,000 shall be payable to the Indenture Trustee notwithstanding (1) any act, failure to act or negligence of the Asset Entities or their agents or employees, the Indenture Trustee or any other insured party which might, absent such agreement, result in a forfeiture or all or part of such insurance payment, other than the willful misconduct of the Indenture Trustee knowingly in violation of the conditions of such policy, (2) the occupation or use of the Tower Sites or any part thereof for purposes more hazardous than permitted by the terms of such policy, (3) any foreclosure or other action or proceeding taken pursuant to this Indenture or (4) any change in title to or ownership of the Tower Sites or any part thereof.

For purposes of determining whether the required insurance coverage is being maintained hereunder, each of the Indenture Trustee and Servicer shall be entitled to rely solely on a certification thereof furnished to it by the Issuer Entity or the Manager, without any obligation to investigate the accuracy or completeness of any information set forth therein, and shall have no liability with respect thereto.

Section 7.06 Operation and Maintenance of the Tower Sites; Casualty; Condemnation. (a) The Issuer Entity shall cause the Asset Entities to maintain or cause to be maintained in good repair, working order and condition all material property necessary for use in the business of each Asset Entity, including the applicable Tower Sites, and to make or cause to be made all appropriate repairs, renewals and replacements thereof. All work required or permitted under this Indenture shall be performed in a workmanlike manner and in compliance with all applicable laws.

(b) (i) In the event of casualty or loss at any of the Tower Sites, the Issuer Entity shall cause the Asset Entities to give prompt written notice, and in any event within three (3) Business Days, of any such casualty or loss exceeding $250,000, or which is not covered by insurance, to the insurance carrier (if applicable), to the Indenture Trustee and the Servicer and to promptly commence and diligently prosecute to completion, in accordance with the terms hereof, the repair and restoration of the Tower Site at least substantially to the Pre-Existing Condition, (a “Restoration”). The Issuer Entity hereby authorizes and empowers the Servicer as attorney-in-fact for the Asset Entities (jointly with the Asset Entities unless an Event of Default has occurred and is continuing), or any of them, with respect to Insurance Proceeds in excess of $1,000,000 to make proof of loss, to adjust and compromise any claim under Insurance Policies, to appear in and prosecute any action arising from such Insurance Policies, to collect and receive Insurance Proceeds (to be held in the Insurance and Impositions Reserve Sub-Account pending the Asset Entities’ determination with respect to Restoration of the affected Tower Site as set forth in Section 7.06(c)), and to deduct therefrom the Indenture Trustee’s and the Servicer’s expenses incurred in the collection of such proceeds; provided however, that nothing contained in this Section shall require the Indenture Trustee or the Servicer to incur any expense or take any action hereunder. The Issuer Entity further authorizes the Indenture Trustee, at the Servicer’s option and direction, with respect to proceeds in excess of $1,000,000 (a) to hold the balance of such proceeds to be made available to the Asset Entities for the cost of Restoration of any of the Tower Sites or (b) subject to Section 7.06(c), to apply such Insurance Proceeds to payment of the Obligations whether or not then due; provided, however, that any such payments on the Notes and other Obligations owed to the Indenture Trustee and the Servicer will be made in accordance with the provisions of Article V of this Indenture.

(ii) The Issuer Entity shall cause the Asset Entities to promptly, and in any event within three (3) Business Days, give the Indenture Trustee and the Servicer written notice of any known actual or threatened commencement of any condemnation or eminent domain proceeding affecting the Tower Sites or any portion thereof and to deliver to the Indenture Trustee and the Servicer copies of any and all material papers served in connection with such proceedings. The Issuer Entity hereby irrevocably appoints the Servicer as the attorney-in-fact for the Asset Entities (jointly with the Asset Entities unless an Event of Default has occurred and is continuing), or any of them, with respect to Condemnation Proceeds in excess of $1,000,000 to collect, receive and retain any Condemnation Proceeds (to be held in the Insurance and Impositions Reserve Sub-Account pending the Asset Entities’ determination with respect to Restoration of the affected Tower Site as set forth in Section 7.06(c)) and to make any compromise or settlement in connection with such proceeding. In accordance with the terms hereof, the Issuer Entity shall cause the Asset Entities to cause the Condemnation Proceeds in excess of $1,000,000 which are payable to the Asset Entities, to be paid directly to the Indenture Trustee. If the applicable Tower Site is sold following an Event of Default, through foreclosure or otherwise, prior to the receipt by the Indenture Trustee of Condemnation Proceeds, the Indenture Trustee shall have the right to receive said Condemnation Proceeds, or a portion thereof sufficient to pay the Obligations. Notwithstanding the foregoing, the Asset Entities may prosecute any condemnation proceeding and settle or compromise and collect Condemnation Proceeds of not more than $1,000,000 provided that: (a) no Event of Default shall have occurred and be continuing, (b) the Asset Entities apply the Condemnation Proceeds to any reconstruction or repair of the Tower Site necessary or desirable as a result of such condemnation or taking, and (c) the Asset Entities promptly commence and diligently prosecute such reconstruction or repair to completion in accordance with all applicable laws. Except as provided for in the previous sentence, the Issuer Entity authorizes the Servicer and the Indenture Trustee to apply such Condemnation Proceeds, after the deduction of the Indenture Trustee’s and the Servicer’s reasonable expenses incurred in the collection of such Condemnation Proceeds, at the Servicer’s option and direction, (i) to restoration or repair of the Tower Sites or (ii) to payment on the Notes, whether or not then due (provided that the Indenture Trustee shall not exercise the option in this clause (ii) to apply such Condemnation Proceeds to payment of the Obligations if each of the conditions (as applicable) to the release of Loss Proceeds for restoration or repair of the Tower Sites under Section 7.06(c) below have been satisfied with respect to such condemnation awards or damages), with the balance, if any, to the Asset Entities; provided, however, that any such payments on the Notes and other Obligations owed to the Indenture Trustee and the Servicer will be made in accordance with the provisions of Article V of this Indenture. Application of any Condemnation Proceeds to payment of the Obligations pursuant to the foregoing sentence shall be made with the required Prepayment Consideration.

(c) The Indenture Trustee shall not exercise the Indenture Trustee’s option to apply Loss Proceeds to payment of the Obligations if all of the following conditions are met: (i) no Event of Default then exists; (ii) the Servicer reasonably determines that there will be sufficient funds to complete the Restoration of the Tower Site to at least substantially to the condition it was in immediately prior to such casualty and in compliance with applicable laws (the “Pre-Existing Condition”); (iii) the Servicer reasonably determines that the Net Operating Income of the Tower Sites (including rental income or business interruption insurance) will be sufficient to pay principal and interest on the Notes, all Operating Expenses, and payments for Reserves; and (iv) the Servicer determines that the Restoration of the affected Tower Site to the Pre-Existing Condition will be completed not later than six (6) months prior to the Anticipated Repayment Date. If the Servicer elects to apply Loss Proceeds to payment of the Obligations, such application shall be made on the Payment Date immediately following such election in accordance with the terms of the Indenture. Notwithstanding the foregoing to the contrary, the Asset Entities may, in their reasonable discretion, and within thirty (30) days of receipt of such Loss Proceeds, elect not to restore or replace a Tower Site, in which event all such Loss Proceeds held in the Insurance and Impositions Reserve Sub-Account with respect to such Tower Site shall be applied to first, to pay the Servicer and the Indenture Trustee all amounts then due to each of them hereunder and under the other Transaction Documents (including, but not limited to, outstanding Advances, Advance Interest, unpaid Additional Issuer Expenses, and all unpaid fees due to the Servicer and the Indenture Trustee hereunder and under the other Transaction Documents, and any other amounts due and payable pursuant to Section 3.03 hereof), and second, prepayment of the Notes, including the applicable Prepayment Consideration on the Payment Date immediately following such election.

(d) The Indenture Trustee shall not be obligated to disburse Loss Proceeds more frequently than once every calendar month. If Loss Proceeds are applied to the payment of the Obligations, such application of Loss Proceeds to principal shall be with the applicable Yield Maintenance and shall not extend or postpone the due dates of the monthly payments due under the Notes or otherwise under the Transaction Documents, or change the amounts of such payments. Any amount of Loss Proceeds remaining in the Indenture Trustee’s possession after full and final payment and discharge of all Obligations shall be refunded to, or as directed by, the Asset Entities or otherwise paid in accordance with applicable law. If a Tower Site is sold at foreclosure or if the Indenture Trustee acquires title to a Tower Site, the Indenture Trustee shall have all of the right, title and interest of the applicable Asset Entity in and to any Loss Proceeds and unearned premiums on Insurance Policies.

(e) In no event shall the Indenture Trustee be obligated to make disbursements of Loss Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Asset Entities, less a retainage equal to the greater of (x) the actual retainage required pursuant to the permitted contract, or (y) ten percent (10%) of such costs incurred until the Restoration has been completed. The retainage shall in no event be less than the amount actually held back by the Asset Entities from contractors, subcontractors and materialmen engaged in the Restoration. The retainage shall not be released until the Servicer is reasonably satisfied that the Restoration has been completed in accordance with the provisions of this Section 7.06 and that all approvals necessary for the re-occupancy and use of the Tower Site have been obtained from all appropriate Governmental Authorities, and the Servicer receives final lien waivers and such other evidence reasonably satisfactory to the Servicer that the costs of the Restoration have been paid in full or will be paid in full out of the retainage.

Section 7.07 Inspection; Investigation. The Issuer Entity shall cause each Asset Entity to permit any authorized representatives designated by the Indenture Trustee or the Servicer to visit and inspect during normal business hours its Tower Sites and its business, including its financial and accounting records, and to make copies and take extracts therefrom and to discuss its affairs, finances and business with its officers and independent public accountants (with such Asset Entity’s representative(s) present), at such reasonable times during normal business hours and as often as may be reasonably requested, provided that same is conducted in such a manner as to not unreasonably interfere with the Asset Entities’ business. In addition, such authorized representatives of the Indenture Trustee and Servicer shall also have the right to conduct site investigations of the Tower Sites with respect to environmental matters; provided, however, that no subsurface investigations or other investigations that would reasonably be deemed to be intrusive shall be conducted without the prior written consent of the Asset Entity, such consent not to be unreasonably withheld. Unless an Event of Default has occurred and is continuing, the Indenture Trustee and Servicer shall provide advance written notice of at least three (3) Business Days prior to visiting or inspecting any Tower Site or such Asset Entity’s offices.

Section 7.08 Compliance with Laws and Obligations. (a) The Issuer Entity shall not take any action that, shall not permit any Asset Entity to take any action that, and shall use its best efforts not to permit any action to be taken by others that would release any Person from any of such Person’s material covenants or obligations under any of the Transaction Documents or that would result in the amendment, hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any such Transaction Document, except as expressly provided in this Indenture, any Indenture Supplement or any other relevant Transaction Document.

(b) The Issuer Entity may, and may permit the Asset Entities to, contract with other Persons to assist them in performing their duties under this Indenture and any Indenture Supplement, and any performance of such duties by a Person identified to the Indenture Trustee and the Servicer in an Officer’s Certificate of the Issuer Entity or the Asset Entities shall be deemed to be action taken by the Issuer Entity or the Asset Entities.

(c) The Issuer Entity shall, and shall cause the Asset Entities to punctually perform and observe all their obligations and agreements contained in this Indenture, any Indenture Supplement, and the other Transaction Documents including, but not limited to, filing or causing to be filed all documents required to be filed by the terms of this Indenture and any Indenture Supplement in accordance with and within the time periods provided for in this Indenture and in such Indenture Supplement. Except as otherwise expressly provided in the Transaction Documents, the Issuer Entity shall not, and shall not permit the Asset Entities to, waive, amend, modify, supplement or terminate any such Transaction Document or any provision thereof without the written consent of Noteholders representing more than 50% of the Outstanding Class Principal Balance of all Classes of Notes.

(d) Without derogating from the absolute nature of the assignment granted to the Indenture Trustee under this Indenture or any Indenture Supplement or the rights of the Indenture Trustee hereunder, the Issuer Entity hereby agrees that it shall not and shall not permit the Asset Entities to, without the prior written consent of Noteholders representing more than 50% of the Outstanding Class Principal Balance of all Classes of Notes, amend, modify, waive, supplement, terminate or surrender, or agree to any amendment, modification, supplement, termination, waiver or surrender of, the terms of any Assets (except to the extent otherwise provided in the Transaction Documents).

(e) The Issuer Entity shall, and shall cause each Asset Entity to, (A) comply with the requirements of all present and future applicable laws, rules, regulations and orders of any governmental authority in all jurisdictions in which it is now doing business or may hereafter be doing business, other than those laws, rules, regulations and orders the noncompliance with which collectively could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (B) maintain all licenses and permits now held or hereafter acquired, the loss, suspension, or revocation of which, or failure to renew, in the aggregate could have a Material Adverse Effect and (C) perform, observe, comply and fulfill all of its material obligations, covenants and conditions contained in any Contractual Obligation.

Section 7.09 Further Assurances. The Issuer Entity shall cause each Asset Entity to, from time to time, execute and/or deliver such documents, instruments, agreements, financing statements, and perform such acts as the Indenture Trustee and/or the Servicer at any time may reasonably request to evidence, preserve and/or protect the Assets and Collateral at any time securing or intended to secure the Obligations and/or to better and more effectively carry out the purposes of this Indenture and the other Transaction Documents.

Section 7.10 Performance of Agreements. The Issuer Entity shall cause each Asset Entity to duly and punctually perform, observe and comply in all material respects with all of the terms, provisions, conditions, covenants and agreements on its part to be performed, observed and complied with (i) hereunder and under the other Transaction Documents to which it is a party, (ii) under all Material Agreements, Space Licenses, Ground Leases, Easements and Tower Site Management Agreements and (iii) all other agreements entered into or assumed by such Person in connection with the Tower Sites, and will not suffer or permit any material default or event of default (giving effect to any applicable notice requirements and cure periods) to exist under any of the foregoing except where the failure to perform, observe or comply with any agreement referred to in this clause (iii) would not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing to the contrary, the Issuer Entity shall permit the Asset Entities to terminate any Tower Site Management Agreement the termination of which the Asset Entities reasonably deem necessary in accordance with prudent business practices, provided, that (i) the Issuer Entity shall cause the Asset Entities to provide written notice to the Servicer of such determination not later than thirty (30) days prior to such termination, (ii) together with such notice the Issuer Entity shall cause the Asset Entities to provide supporting information reasonably acceptable to the Servicer that immediately following such termination the DSCR will be equal to or greater than the DSCR immediately prior to such termination, (iii) if (1) the aggregate Allocated Note Amount with respect to (x) each such Tower Site for which termination has occurred under this Section 7.10, Section 7.24(a), and Section 7.25(a), and (y) the Tower Site for which a termination is proposed, is greater than (5%) of the Initial Class Principal Balance of all Classes of Notes, or (2) at least (90%) of the Operating Revenues of the Tower Sites that remain following a proposed termination do not consist of telephony revenues, the Asset Entities have delivered a Rating Agency Confirmation and (iv) during a Special Servicing Period, the Servicer consents to such termination.

Section 7.11 Space Licenses. Any Rents which constitute Advance Rents Reserve Deposits shall be deposited into the Advance Rents Reserve Sub-Account to be applied in accordance with the Cash Management Agreement. The Issuer Entity shall cause the Asset Entities to, at the Indenture Trustee’s or the Servicer’s request, furnish the Indenture Trustee or Servicer, as applicable, with executed copies of all Space Licenses hereafter made. Each new Space License other than (x) the addition of new sites pursuant to existing master Space Licenses, or (y) Governmental Space Licenses shall specifically provide that such Space License (i) is subordinate to the Indenture, provided that the Indenture Trustee agrees not to disturb the applicable Tenant’s possession for so long as Tenant is not in default under the terms of the applicable Space License (as evidenced by an agreement to that effect (each such agreement, a “Space License Estoppel”)); (ii) that the Tenant attorns to the Indenture Trustee; (iii) that the attornment of the Tenant shall not be terminated by foreclosure; and (iv) that in no event shall the Indenture Trustee, as successor landlord or as a direct or indirect successor owner of an Asset Entity, be liable to the Tenant for any act or omission of any prior landlord or for any liability or obligation of any prior landlord occurring prior to the date that the Indenture Trustee or any subsequent owner acquires title (whether directly or indirectly through ownership of an Asset Entity) to the Tower Site. On the Closing Date and at such other times as shall be required by applicable law (including upon replacement of the Manager), the Indenture Trustee shall execute a power of attorney enabling Manager (on behalf of the Indenture Trustee) to execute Space License Estoppels in a form reasonably satisfactory to the Indenture Trustee and the Servicer (with the appropriate information completed therein) without any material changes being made to the form.

Section 7.12 Management Agreement. (a) The Issuer Entity shall cause the Manager to manage the Tower Sites in accordance with the Management Agreement. The Issuer Entity shall cause the Asset Entities (other than Crown Atlantic GT and Crown GT and their respective immediate parents) to (i) perform and observe all of the material terms, covenants and conditions of the Management Agreement on the part of each Asset Entity to be performed and observed, (ii) promptly notify the Indenture Trustee and the Servicer of any notice to any of the Asset Entities of any material default under the Management Agreement of which it is aware, and (iii) prior to termination of the Manager in accordance with the terms of the Management Agreement, to renew the Management Agreement prior to each expiration date thereunder in accordance with its terms. If any of the Asset Entities shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of the Asset Entities to be performed or observed, then, without limiting the Indenture Trustee’s other rights or remedies under this Indenture or the other Transaction Documents, and without waiving or releasing the Asset Entities from any of their obligations hereunder or under the Management Agreement, the Issuer Entity grants the Indenture Trustee or the Servicer on its behalf the right, upon prior written notice to the Asset Entities, to pay any sums and to perform any act as may be reasonably appropriate to cause such material conditions of the Management Agreement on the part of the Asset Entities to be performed or observed; provided, however, that neither the Indenture Trustee nor the Servicer will be under any obligation to pay such sums or perform such acts.

(b) The Issuer Entity shall not permit the Asset Entities to surrender, terminate, cancel, or modify (other than non-material changes), the Management Agreement, or enter into any other Management Agreement with any new Manager (other than an Acceptable Manager), or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without delivery of Rating Agency Confirmations from each of the Rating Agencies and written consent of the Servicer. If at any time the Servicer consents to the appointment of a new Manager, or if an Acceptable Manager shall become the Manager, such new Manager, or the Acceptable Manager, as the case may be, then the Issuer Entity shall cause the Asset Entities to, as a condition of the Servicer’s consent, or with respect to an Acceptable Manager, prior to commencement of its duties as Manager, execute a subordination of management agreement in substantially the form delivered in connection with the closing of the issuance of the Notes.

(c) The Servicer shall have right to terminate the Manager pursuant to Section 20 of the Management Agreement.

The Indenture Trustee and the Servicer are each permitted to utilize and in good faith rely upon the advice of the Manager (or to, at its own expense (except to the extent that a particular expense is expressly provided herein to be an Advance or an Additional Issuer Expense) utilize other agents or attorneys), in performing certain of its obligations under this Indenture and the other Transaction Documents, including, without limitation, Tower Site management, operation, and maintenance; Tower Site dispositions, releases, and substitutions; and confirmation of compliance by the Issuers with the provisions hereunder and under the other Transaction Documents and neither the Indenture Trustee nor the Servicer shall have any liability with respect thereto.

Section 7.13 Maintenance of Office or Agency by Issuer Entity. (a) The Issuer Entity shall maintain an office, agency or address on behalf of itself and other Issuers where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange, and where notices and demands to or upon the Issuers in respect of the Notes, this Indenture and any Indenture Supplement may be served. The Issuer Entity will give prompt written notice to the Indenture Trustee of the location, and any change in the location, of such office, agency or address; provided, however, that if the Issuer Entity does not furnish the Indenture Trustee with an address in The City of New York where Notes may be presented or surrendered for payment, such presentations, surrenders, notices, and demands may be made or served at the Corporate Trust Office, and the Issuer Entity hereby appoints the Indenture Trustee to receive all such presentations, surrenders, notices, and demands on behalf of the Issuers. The Issuer Entity hereby appoints the Corporate Trust Office as their agency for such purposes.

(b) The Issuer Entity may also from time to time designate one or more other offices or agencies where Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer Entity will give prompt written notice to the Indenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 7.14 Deposits; Application of Deposits. The Issuer Entity shall cause the Asset Entities which are Issuers to deposit all Receipts into, and otherwise comply with, the Lock Box Accounts already established. The Issuer Entity shall cause the Asset Entities which are not Issuers to deposit all distributions paid by them into the Collection Account, and to make such distributions, on or before the last day of each calendar month for any such deposits or distributions with respect to such calendar month. All such deposits to the Lock Box Accounts and the Collection Account will be allocated pursuant to the terms of the Cash Management Agreement and this Indenture.

Section 7.15 Estoppel Certificates. (a) Within ten (10) Business Days following a request by the Indenture Trustee or the Servicer, the Issuer Entity, on behalf of the Issuers, shall provide to the Indenture Trustee and the Servicer a duly acknowledged written statement (upon which the Indenture Trustee and the Servicer can rely) confirming (i) the amount of the outstanding principal balance of the Notes, (ii) the terms of payment and maturity date of the Notes, (iii) the date to which interest has been paid, (iv) whether any offsets or defenses exist against the Obligations, and if any such offsets or defenses are alleged to exist, the nature thereof shall be set forth in detail and (v) that this Indenture, the Notes and the other Transaction Documents are legal, valid and binding obligations of the Issuer Entity and each Asset Entity (as applicable) and have not been modified or amended, or if modified or amended, describing such modification or amendments.

(b) Within ten (10) Business Days following a written request by the Issuer Entity, on behalf of the Issuers, the Indenture Trustee shall provide to the Issuers a duly acknowledged written statement setting forth the amount of the outstanding principal balance of the Notes then Outstanding, the date to which interest has been paid, and whether the Indenture Trustee has provided the Issuer Entity, on behalf of itself and the Asset Entities, with written notice of any Event of Default. Compliance by the Indenture Trustee with the requirements of this Section shall be for informational purposes only and shall not be deemed to be a waiver of any rights or remedies of the Indenture Trustee hereunder or under any other Transaction Document.

Section 7.16 Indebtedness. The Issuer Entity shall not, and shall not permit the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity, directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following (collectively, “Permitted Indebtedness”):

(a) The Obligations;

(b) (i) Unsecured trade payables not evidenced by a note and arising out of purchases of goods or services in the ordinary course of business and (ii) Indebtedness incurred in the financing of equipment or other personal property used at any Tower Site in the ordinary course of business; provided, however, (a) such trade payables and other Indebtedness referred to in clauses (i) and (ii) above are not secured by a Lien on the Tower Sites the Space Licenses and/or other Assets and proceeds thereof, (b) each such trade payable referred to in clause (i) above is payable not later than ninety (90) days after the original invoice date and is not overdue by more than thirty (30) days, and (c) the aggregate amount of such trade payables and Indebtedness relating to financing of equipment and personal property or otherwise referred to in clauses (i) and (ii) above outstanding does not, at any time, exceed Twenty Five Million Dollars ($25,000,000) collectively for all the Asset Entities.

In no event shall any Indebtedness other than the Notes be secured, in whole or in part, by the Collateral or other Assets, including, but not limited to, the Tower Sites and the Space Licenses or any portion thereof or interest therein and any proceeds of any of the foregoing.

Section 7.17 No Liens. The Issuer Entity shall not permit the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity to create, incur, assume or permit to exist any Lien on or with respect to the Tower Sites, any other Assets, Space Licenses, Collateral or any direct or indirect ownership interest in the Issuer Entity or the Asset Entities or any proceeds of any of the foregoing, except for Permitted Encumbrances.

Section 7.18 Contingent Obligations. Other than Permitted Indebtedness, the Issuer Entity shall not, and shall not permit the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity to directly or indirectly create or become or be liable with respect to any Contingent Obligation.

Section 7.19 Restriction on Fundamental Changes. Except as otherwise expressly permitted in this Indenture, the Issuer Entity shall not, and shall not permit the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity to (i) amend, modify or waive any term or provision of their respective articles of incorporation, by-laws, articles of organization, operating agreement or other organizational documents so as to violate or permit the violation of the single-purpose entity provisions set forth herein, unless required by law; or (ii) liquidate, wind-up or dissolve such Asset Entity or Guarantor or Manager.

Section 7.20 Transactions with Related Persons. Without limiting the provisions of Section 8.01(c), the Issuer Entity shall not permit the Asset Entities to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Related Person of any of the Asset Entities or with any director, officer or employee of any Asset Entity or the Guarantor, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Asset Entities and upon fair and reasonable terms that are no less favorable to any of the Asset Entities than would be obtained in a comparable arm’s length transaction with a Person that is not a Related Person of any Asset Entity. The Issuer Entity shall not permit the Asset Entities to make any payment or permit any payment to be made on behalf of the Asset Entities to any Related Person of any of the Asset Entities when or as to any time when any Event of Default shall exist except as may be permitted by the Indenture Trustee (solely at the direction of the Servicer) pursuant to the terms of the Cash Management Agreement and this Indenture.

Section 7.21 Bankruptcy, Receivers, Similar Matters.

(a) Voluntary Cases. The Issuer Entity shall not, and shall not permit any of the Manager, the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity to, commence any voluntary case under the Bankruptcy Code or under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

(b) Involuntary Cases, Receivers, etc. The Issuer Entity shall not, and shall not permit the Manager, the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity to, apply for, consent to, or aid, solicit, support, or otherwise act, cooperate or collude to cause the appointment of or taking possession by, a receiver, trustee or other custodian for all or a substantial part of the assets of any Asset Entity, the Manager or the Guarantor. The Issuer Entity shall not, and shall not permit the Asset Entities, the Manager or the Guarantor to, file a petition for, consent to the filing of a petition for, or aid, solicit, support, or otherwise act, cooperate or collude to cause the filing of a petition for an Involuntary Bankruptcy. In any Involuntary Bankruptcy, the Issuer Entity shall not, shall not permit the Asset Entities, the Manager or the Guarantor to, without the prior written consent of the Indenture Trustee and the Servicer, consent to the entry of any order, file any motion, or support any motion (irrespective of the subject of the motion), or file or support any plan of reorganization. The Issuer Entity shall, and shall cause any Asset Entity, the Manager or the Guarantor having any interest in any Involuntary Bankruptcy to, do all things reasonably requested by the Indenture Trustee and the Servicer to assist the Indenture Trustee and the Servicer in obtaining such relief as the Indenture Trustee and the Servicer shall seek, and in all events vote as directed by the Indenture Trustee. Without limitation of the foregoing, the Issuer Entity shall, and shall cause each such Asset Entity, the Manager or the Guarantor to, do all things reasonably requested by the Indenture Trustee or the Servicer to support any motion for relief from stay or plan of reorganization proposed or supported by the Indenture Trustee or the Servicer.

Section 7.22 ERISA.

(a) No ERISA Plans. The Issuer Entity shall not, and shall not permit the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity to, establish any Employee Benefit Plan or Multiemployer Plan, or commence making contributions to (or become obligated to make contributions to) any Employee Benefit Plan or Multiemployer Plan.

(b) Compliance with ERISA. The Issuer Entity shall not, and shall not permit the Asset Entities or the Guarantor to: (i) engage in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (ii) except as may be necessary to comply with applicable laws, establish or amend any Employee Benefit Plan which establishment or amendment could result in liability to the Issuer Entity, the Asset Entities, the Guarantor or any ERISA Affiliate or increase the benefits obligation of the Issuer Entity, the Asset Entities or the Guarantor, provided that if the Issuer Entity is in default of this covenant under subsection (i), the Issuer Entity shall be deemed not the be in default if such default results solely because (x) any portion of the Notes have been, or will be, funded with plan assets of any employee benefit plan that is subject to Title I of ERISA or any plan that is covered by Section 4975 of the Code and (y) the purchase or holding of such portion of the Notes by such employee benefit plan or plan constitutes a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(c) No Plan Assets. The Issuer Entity shall not, and shall not permit the Guarantor or any Asset Entity to, at any time during the term of this Indenture become (1) an employee benefit plan defined in Section 3(3) of ERISA which is subject to ERISA, (2) a plan as defined in Section 4975(e)(1) of the Code which is subject to Section 4975 of the Code, (3) a “governmental plan” within the meaning of Section 3(32) of ERISA or (4) an entity any of whose underlying assets constitute “plan assets” of any such employee benefit plan, plan or governmental plan for purposes of Title I of ERISA, Section 4975 of the Code or any state statutes applicable to the Issuer Entity, the Asset Entities or the Guarantor regulating investments of governmental plans.

Section 7.23 Money for Payments to be Held in Trust. (a) The Paying Agent is hereby authorized to pay the principal of and interest on any Notes (as well as any other Obligation hereunder and under any other Transaction Document) on behalf of the Issuers and shall have an office or agency in The City of New York where Notes may be presented or surrendered for payment and where notices, designations or requests in respect for payments with respect to the Notes and any other Obligations due hereunder and under any other Transaction Document may be served. The Issuer Entity hereby appoints, on behalf of itself and the other Issuers, the Indenture Trustee as the initial Paying Agent for amounts due on the Notes of each Series and the other Obligations.

(b) On each Payment Date (or such other dates as may be required or permitted hereunder) the Paying Agent shall cause all payments of amounts due and payable with respect to any Notes and other Obligations that are to be made from amounts withdrawn from the Collection Account to be made on behalf of the Issuers by the Paying Agent, and no amounts so withdrawn from the Collection Account for payments of the Notes and other Obligations shall be paid over to the Issuers.

(c) With respect to each Series, any Paying Agent other than the initial Paying Agent shall execute and deliver to the Indenture Trustee an instrument in which such Paying Agent shall agree with the Indenture Trustee (and if the Indenture Trustee acts as Paying Agent, it hereby so agrees) that such Paying Agent shall:

(i) hold all sums held by it for the payment of amounts due with respect to the Notes of such Series and all other Obligations in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as provided in this Indenture and pay such sums to such Persons as provided in this Indenture;

(ii) give the Indenture Trustee and Servicer notice of any default by the Issuers (or any other obligor) in the making of any payment required to be made with respect to the Notes of such Series and all other Obligations;

(iii) at any time during the continuance of any such default or Event of Default, upon the written request of the Indenture Trustee (which shall be at the direction of the Servicer), forthwith pay to the Indenture Trustee all sums so held in trust by such Paying Agent; and

(iv) immediately resign as a Paying Agent and forthwith pay to the Indenture Trustee all sums held by it in trust for the payment of the Notes of such Series and all other Obligations if at any time it ceases to meet the eligibility standards required to be met by a Paying Agent at the time of its appointment, in which case the Indenture Trustee shall reasonably promptly appoint a successor Paying Agent.

(d) [Reserved].

(e) Subject to applicable laws with respect to escheatment of funds, any money held by the Indenture Trustee or any Paying Agent in trust for the payment of any amount due with respect to any Note and remaining unclaimed for two years after such amount has become due and payable shall be discharged from such trust and be paid to the Issuer Entity on an Issuer Entity Request; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuers for payment thereof (but only to the extent of the amounts so paid to the Issuer Entity), and all liability of the Indenture Trustee or such Paying Agent with respect to such trust money shall thereupon cease; provided, however, that the Indenture Trustee or such Paying Agent, before being required to make any such repayment shall at the expense and direction of the Issuer Entity cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in the Borough of Manhattan, The City of New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer Entity. The Indenture Trustee shall also adopt and employ, at the expense and direction of the Issuer Entity, any other reasonable means of notification of such repayment (including, but not limited to, mailing notice of such repayment to Holders whose right to or interest in monies due and payable but not claimed is determinable from the records of the Indenture Trustee or of any Paying Agent, at the last address of record for each such Holder).

Section 7.24 Ground Leases.

(a) Modification. Except as provided in this Section 7.24, the Issuer Entity shall not, and shall not permit the Asset Entities to, modify or amend any material substantive or economic terms of, or, subject to the terms hereof, terminate or surrender any Ground Lease, in each case without the prior written consent of the Servicer, which consent shall not be unreasonably withheld, conditioned or delayed. Any such attempted or purported material modification, amendment, or any surrender or termination of any Ground Lease without the Servicer’s prior written consent shall be null and void and of no force or effect. Notwithstanding the foregoing to the contrary, the Asset Entities shall be permitted by the Issuer Entity, without the Servicer’s consent, to:

(i) extend the terms of the Ground Leases on commercially reasonable substantive and economic terms;

(ii) terminate any Ground Lease which the applicable Asset Entities reasonably deem necessary to terminate in accordance with prudent business practices, provided that (a) the applicable Asset Entities provide written notice to the Servicer of such determination not later than thirty (30) days prior to such termination, (b) together with such notice the applicable Asset Entities provide supporting information reasonably acceptable to the Servicer demonstrating that immediately following such termination the DSCR will be equal to or greater than the DSCR immediately prior to such termination, (c) if (1) the aggregate Allocated Note Amount of (x) each such Tower Site for which a termination has occurred under this Section 7.24(a), Section 7.10, and Section 7.25(a) plus (y) the Ground Lease Tower Site for which a termination is proposed is greater than five percent (5%) of the Initial Class Principal Balance of all Classes of Notes, or (2) at least ninety percent (90%) of the Operating Revenues of the Tower Sites that remain following a proposed termination do not consist of telephony revenues, the Issuer Entity has caused the applicable Asset Entities to first obtain a Rating Agency Confirmation, and (d) during a Special Servicing Period, the Servicer consents to such termination; and

(iii) provided no Event of Default shall have occurred and is then continuing, increase the area of real property covered by a Ground Lease, and in connection therewith amend and restate the existing Ground Lease or replace the existing Ground Lease (either, an “Amended Ground Lease”), to include such additional real property, provided that such Ground Lease is on commercially reasonable substantive (including, by way of either an estoppel or as provided by the terms of the Amended Ground Lease, such lender protections as were available to the Indenture Trustee in the Ground Lease (or Estoppel delivered in connection therewith) being replaced with the Amended Ground Lease) and economic terms (taking into consideration the additional real property covered by the Amended Ground Lease), and subject to the following conditions:

(A) the Issuer Entity shall have caused the applicable Asset Entities to provide the Servicer with at least ten (10) day’s prior written notice of the execution of the Amended Ground Lease, together with a summary of the economic terms thereof, and, following execution and delivery of the Amended Ground Lease, the Issuer Entity shall have caused the applicable Asset Entities to provide the Servicer with a copy of the Amended Ground Lease certified by the applicable Asset Entities as being true, accurate and complete, together with an Estoppel from the applicable Ground Lessor demonstrating that the Amended Ground Lease is in full force and effect;

(B) on or prior to execution and delivery of the Amended Ground Lease, the Issuer Entity shall have caused the applicable Asset Entities to provide the Servicer with a database search environmental report prepared by IVI International, Inc., LandAmerica Commercial Services (National Assessment Corporation), EBI Consulting, Inc., or Martin and Associates Environmental Services, Inc. (or another consultant reasonably acceptable to the Servicer) on the real property to be included under the Amended Ground Lease, together with (i) if any database search environmental report reveals any condition that in the Servicer’s reasonable judgment so warrants, a Phase I environment assessment report, and (ii) if any Phase I environment assessment report conducted pursuant to the immediately preceding clause (i) reveals any condition that in the Servicer’s reasonable judgment so warrants, a Phase II environmental assessment report, which in either case concludes that the subject property does not contain any Hazardous Materials (except in quantities not violative of applicable Environmental Laws) and is not in violation of any applicable Environmental Laws;

(C) the Issuers shall pay or reimburse the Indenture Trustee and the Servicer for all reasonable costs and expenses incurred by the Indenture Trustee and the Servicer (including, without limitation, reasonable attorneys fees and disbursements) in connection with such Amended Ground Lease, and all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection therewith; and

(D) if the aggregate Allocated Note Amount of all Ground Lease Tower Sites for which an Amended Ground Lease has been executed exceeds twenty percent (20%) of the Initial Class Principal Balance of all Classes of Notes, the Issuer Entity shall cause the applicable Asset Entities to deliver a Rating Agency Confirmation to the Indenture Trustee.

(b) Performance of Ground Leases. The Issuer Entity shall cause the Asset Entities to fully perform as and when due each and all of their obligations under each Ground Lease in accordance with the terms of such Ground Lease, and shall not permit the Asset Entities to, cause or suffer to occur any material breach or default in any of such obligations. The Issuer Entity shall cause the Asset Entities to exercise any option to renew or extend any Ground Lease and if any Asset Entity elects not to renew a Ground Lease (which shall only be permitted if the Asset Entity would be entitled to terminate such Ground Lease pursuant to clause (a) above) the Issuer Entity shall cause the applicable Asset Entity to give the Servicer thirty (30) days prior written notice of the Asset Entities’ intention not to renew such Ground Lease. If any Asset Entity fails to renew a Ground Lease which is required to be renewed pursuant to this Section 7.24(b), the Issuer Entity hereby empowers the Indenture Trustee and/or the Servicer to renew such Ground Lease on behalf of such Asset Entity. Notwithstanding that certain of the obligations of the Issuers under this Indenture may be similar or identical to certain of the obligations of the Asset Entities under the Ground Leases, all of the obligations of the Issuers under this Indenture are and shall be separate from and in addition to the Asset Entities’ obligations under the Ground Leases.

(c) Notice of Default. If any of the Asset Entities shall have or receive any written notice that any Ground Lease Default has occurred, then the Issuer Entity shall cause such Asset Entity to immediately notify the Indenture Trustee, the Servicer and the Manager in writing of the same and immediately deliver to the Indenture Trustee and the Servicer a true and complete copy of each such notice. Further, the Issuer Entity shall cause such Asset Entity to provide such documents and information as the Indenture Trustee and the Servicer shall reasonably request concerning the Ground Lease Default.

(d) Servicer’s Right to Cure. The Issuer Entity, on behalf of the Asset Entities, agrees that if any Ground Lease Default shall occur and be continuing, or if any Ground Lessor asserts that a Ground Lease Default has occurred (whether or not the Asset Entities question or deny such assertion), then, subject to (i) the terms and conditions of the applicable Ground Lease, and (ii) the Asset Entities’ right to terminate Ground Leases in accordance with Section 7.24(a) hereof, the Servicer, upon five (5) Business Days’ prior written notice to the applicable Asset Entity, unless the Servicer reasonably determines that a shorter period (or no period) of notice is necessary to protect the Indenture Trustee’s interest in the Ground Lease, may (but shall not be obligated to) take any action that the Servicer deems reasonably necessary, including, without limitation, (i) performance or attempted performance of the applicable Asset Entity’s obligations under the applicable Ground Lease, (ii) curing or attempting to cure any actual or purported Ground Lease Default, (iii) mitigating or attempting to mitigate any damages or consequences of the same and (iv) entry upon the applicable Ground Leased Tower Site for any or all of such purposes. Upon the Indenture Trustee’s or the Servicer’s request, the Issuer Entity shall cause each Asset Entity to submit satisfactory evidence of payment or performance of any of its obligations under each Ground Lease. The Indenture Trustee or the Servicer may pay and expend such sums of money as the Indenture Trustee or the Servicer in its sole discretion deems necessary or desirable for any such purpose, and the Issuers shall pay to the Indenture Trustee within five (5) Business Days of the written demand of the Indenture Trustee or the Servicer all such sums so paid or expended by the Indenture Trustee or the Servicer, together with interest thereon from the date of expenditure at the Note Rate.

(e) Legal Action. The Issuer Entity shall not permit the Asset Entities to commence any action or proceeding against any Ground Lessor or affecting or potentially affecting any Ground Lease or the Asset Entities’ or the Indenture Trustee and the Servicer’s interest therein, the effect of which could cause an event of default or termination of any such Ground Lease, without the prior written consent of the Indenture Trustee and the Servicer, which consent shall not be unreasonably withheld, conditioned or delayed. The Issuer Entity shall cause the applicable Asset Entity to notify the Indenture Trustee and the Servicer immediately if any action or proceeding shall be commenced between any Ground Lessor and such Asset Entity, or affecting or potentially affecting any Ground Lease or such Asset Entity’s or the Indenture Trustee and the Servicer’s interest therein (including, without limitation, any case commenced by or against any Ground Lessor under the Bankruptcy Code). The Issuer Entity hereby grants the Indenture Trustee and the Servicer the option, exercisable upon notice from the Indenture Trustee or the Servicer to the applicable Asset Entity, to participate in any such action or proceeding with counsel of the Indenture Trustee or the Servicer’s choice. The Issuer Entity shall cause the applicable Asset Entity to cooperate with the Indenture Trustee and the Servicer, comply with the reasonable instructions of the Indenture Trustee and the Servicer, execute any and all powers, authorizations, consents or other documents reasonably required by the Indenture Trustee and the Servicer in connection therewith, and shall not permit such Asset Entity to settle any such action or proceeding without the prior written consent of the Indenture Trustee and the Servicer, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Bankruptcy.

(i) If any Ground Lessor shall reject any Ground Lease under or pursuant to Section 365 of the Bankruptcy Code, the Issuer Entity shall not permit the applicable

Asset Entities to elect to treat the Ground Lease as terminated but, rather, shall cause such Asset Entities to elect to remain in possession of the applicable Ground Lease Tower Site and the leasehold estate under such Ground Lease.

(ii) The Issuer Entity acknowledges and agrees that in any case commenced by or against the Asset Entities under the Bankruptcy Code, the Indenture Trustee by reason of the liens and rights granted under the Transaction Documents shall have a substantial and material interest in the treatment and preservation of such Asset Entities’ rights and obligations under such Ground Leases, and to cause such Asset Entities to, in any such bankruptcy case, provide to the Indenture Trustee immediate and continuous reasonably adequate protection of such interests. The Issuer Entity and the Indenture Trustee agree that such adequate protection shall include but shall not necessarily be limited to the following:

(A) The Indenture Trustee shall be deemed a party to the Ground Lease (but shall not have any obligations thereunder) for purposes of Section 365 of the Bankruptcy Code, and shall, provided that, prior to an Event of Default, no such action by the Indenture Trustee would adversely and materially affect the Asset Entities’ ability to prosecute, or defend, any such claims asserted therein, have standing to appear and act as a party in interest in relation to any matter arising out of or related to the Ground Lease or such Ground Lease Tower Site.

(B) The Issuer Entity shall cause the Asset Entities to serve the Indenture Trustee and Servicer with copies of all notices, pleadings and other documents relating to or affecting the Ground Lease or the applicable Ground Lease Tower Site. The Issuer Entity shall cause (i) each Asset Entity to contemporaneously serve on the Indenture Trustee and Servicer any notice, pleading or document served by such Asset Entity on any other party in the bankruptcy case, and (ii) any notice, pleading or document served upon or received by any Asset Entity from any other party in the bankruptcy case to be served by such Asset Entity on the Indenture Trustee and Servicer promptly upon receipt by such Asset Entity.

(C) Upon written request of the Indenture Trustee or the Servicer, the Issuer Entity shall cause the Asset Entity to assume the Ground Lease, and to take such steps as are necessary to preserve such Asset Entity’s right to assume the Ground Lease, including without limitation using commercially reasonable efforts to obtain extensions of time to assume or reject the Ground Lease under Section 365(d) of the Bankruptcy Code to the extent it is applicable.

(g) If the Asset Entities or the applicable Ground Lessor seek to reject any Ground Lease or have the Ground Lease deemed rejected, then prior to the hearing on such rejection the Issuer Entity shall cause the Asset Entities to give the Indenture Trustee and the Servicer, subject to applicable law, no less than twenty (20) days’ notice and opportunity to elect in lieu of rejection to have the Ground Lease assumed and assigned to a nominee of the Indenture Trustee. If the Indenture Trustee shall (which shall be at the Servicer’s direction) so elect to assume and assign the Ground Lease, then the Issuer Entity shall cause the Asset Entities to, subject to applicable law, continue any request to reject the Ground Lease until after the motion to assume and assign has been heard. If the Indenture Trustee shall not elect (which shall be at the Servicer’s direction) to assume and assign the Ground Lease, then the Issuer Entity agrees that the Indenture Trustee may, subject to applicable law, obtain in connection with the rejection of the Ground Lease a determination that the applicable Ground Lessor, at the Indenture Trustee’s option (which shall be at the Servicer’s direction), shall (1) agree to terminate the Ground Lease and enter into a new lease with the Indenture Trustee on the same terms and conditions as the Ground Lease, for the remaining term of the Ground Lease, or (2) treat the Ground Lease as breached and provide the Indenture Trustee with the rights to cure defaults under the Ground Lease and to assume the rights and benefits of the Ground Lease.

The Issuer Entity shall cause each Asset Entity to join with and support any request by the Indenture Trustee to grant and approve the foregoing as necessary for adequate protection of the Indenture Trustee’s interests. Notwithstanding the foregoing, the Indenture Trustee may seek additional terms and conditions, including such economic and monetary protections as it or the Servicer deems reasonably appropriate to adequately protect its interests, and any request for such additional terms or conditions shall not delay or limit the Indenture Trustee’s right to receive the specific elements of adequate protection set forth herein.

The Issuer Entity shall cause each Asset Entity to appoint the Indenture Trustee as its attorney in fact to act on behalf of such Asset Entity in connection with all matters relating to or arising out of the assumption or rejection of any Ground Lease, in which the other party to the lease is a debtor in a case under the Bankruptcy Code. This grant of power of attorney shall be present, unconditional, irrevocable, durable and coupled with an interest.

Section 7.25 Easements.

(a) Modification. Except as provided in this Section 7.25, the Issuer Entity shall not permit the Asset Entities to modify or amend any material substantive or economic terms of, or, subject to the terms herein, terminate or surrender any Easement, in each case without the prior written consent of the Indenture Trustee and the Servicer, which consent shall not be unreasonably withheld, conditioned or delayed. Any such attempted or purported material modification, amendment, or any surrender or termination of any Easement without the Indenture Trustee’s and Servicer’s prior written consent shall be null and void and of no force or effect. Notwithstanding the foregoing to the contrary, the Asset Entities shall be permitted by the Issuer Entity, without the Indenture Trustee’s and Servicer’s consent, to:

(i) extend the terms of the Easement on commercially reasonable substantive and economic terms;

(ii) terminate any Easement which the applicable Asset Entities reasonably deem necessary in accordance with prudent business practices, provided that (i) the applicable Asset Entities provide written notice to the Indenture Trustee of such determination not later than thirty (30) days prior to such termination, (ii) together with such notice the applicable Asset Entities provide supporting information reasonably acceptable to the Indenture Trustee that following such termination the DSCR will be equal to or greater than the DSCR immediately prior to such termination, (iii) if (1) the aggregate Allocated Note Amount with respect to (x) each such Tower Site for which a termination has occurred under this Section 7.25(a), Section 7.10 and Section 7.24(a) and (y) the Tower Site for which a termination is proposed is greater than five percent (5%) of the Initial Class Principal Balance of all Classes of Notes, or (2) at least ninety percent (90%) of the Operating Revenues of the Tower Sites that remain following a proposed termination do not consist of telephony revenues, the Issuer Entity has caused the applicable Asset Entities to a Rating Agency Confirmation, and (iv) during a Special Servicing Period, the Servicer consents to such termination.

(iii) provided no Event of Default shall have occurred and is then continuing, increase the area of real property covered by an Easement, and in connection therewith amend and restate or replace the existing agreement establishing the Easement (an “Amended Easement”), to include such additional real property, provided that such Amended Easement is on commercially reasonable substantive and economic terms (taking into consideration the additional real property covered by the Amended Easement), and subject to the following conditions:

(A) the Issuer Entity shall have caused the applicable Asset Entities to provide the Servicer with at least ten (10) day’s prior written notice of the execution of the Amended Easement, together with a summary of the economic terms thereof, and, following execution and delivery of the Amended Easement, the Issuer Entity shall have caused the applicable Asset Entities to provide the Servicer with a copy of the Amended Easement certified by the applicable Asset Entities as being true, accurate and complete;

(B) on or prior to execution and delivery of the Amended Easement, the Issuer Entity shall have caused the applicable Asset Entities to provide the Servicer with a database search environmental report prepared by IVI International, Inc., LandAmerica Commercial Services (National Assessment Corporation), EBI Consulting, Inc., or Martin and Associates Environmental Services, Inc. (or another consultant reasonably acceptable to the Servicer) on the real property to be included under the Amended Easement, together with (i) if any database search environmental report reveals any condition that in the Servicer’s reasonable judgment so warrants, a Phase I environment assessment report, and (ii) if any Phase I environment assessment report conducted pursuant to the immediately preceding clause (i) reveals any condition that in the Servicer’s reasonable judgment so warrants, a Phase II environmental assessment report, which in either case concludes that the subject property does not contain any Hazardous Materials (except for quantities not violative of applicable Environmental Laws) and is not in violation of any applicable Environmental Laws;

(C) the Issuers shall pay or reimburse the Indenture Trustee for all reasonable costs and expenses incurred by the Indenture Trustee and Servicer (including, without limitation, reasonable attorneys fees and disbursements) in connection with such Amended Easement, and all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection therewith; and

(D) if the aggregate Allocated Note Amount of all Easement Tower Sites for which an Amended Easement has been executed exceeds twenty percent (20%) of the Initial Class Principal Balance of all Classes of Notes, the Issuer Entity shall cause the applicable Asset Entities to deliver a Rating Agency Confirmation to the Indenture Trustee.

(b) Performance of Easements. The Issuer Entity shall cause the Asset Entities to fully perform as and when due each and all of its obligations under each Easement in accordance with the terms of such Easement, and shall not cause or suffer to occur any material breach or default in any of such obligations. Notwithstanding that certain of the obligations of the Issuers under this Indenture may be similar or identical to certain of the obligations of the Asset Entities under the Easements, all of the obligations of the Issuers under this Indenture are and shall be separate from and in addition to the Asset Entities’ obligations under the Easements.

(c) Notice of Default. If any of the Asset Entities shall have or receive any written notice that any Easement Default has occurred, then the Issuer Entity shall cause the applicable Asset Entities to immediately notify the Indenture Trustee and Servicer in writing of the same and immediately deliver to the Indenture Trustee and Servicer a true and complete copy of each such notice. Further, the Issuer Entity shall cause the applicable Asset Entities to provide such documents and information as the Indenture Trustee and Servicer shall reasonably request concerning the Easement Default.

(d) The Indenture Trustee’s and Servicer’s Right to Cure. The Issuer Entity, on behalf of the Asset Entities, agrees that if any Easement Default shall occur and be continuing, or if the fee owner asserts that an Easement Default has occurred (whether or not the applicable Asset Entities question or deny such assertion), then, subject to the terms and conditions of the applicable Easement the Indenture Trustee or the Servicer, upon five (5) Business Days’ prior written notice to the applicable Asset Entities, unless the Indenture Trustee or the Servicer reasonably determines that a shorter period (or no period) of notice is necessary to protect the Indenture Trustee’s interest in the Easement, may (but shall not be obligated to) take any action that the Indenture Trustee or the Servicer deems reasonably necessary, including, without limitation, (i) performance or attempted performance of the applicable Asset Entities’ obligations under the applicable Easements, (ii) curing or attempting to cure any actual or purported Easement Default, (iii) mitigating or attempting to mitigate any damages or consequences of the same and (iv) entry upon the applicable Easement Tower Sites for any or all of such purposes. Upon the Indenture Trustee’s or Servicer’s request, the Issuer Entity shall cause each Asset Entity to submit satisfactory evidence of payment or performance of any of its obligations under each Easement. The Indenture Trustee or the Servicer may pay and expend such sums of money as the Indenture Trustee or the Servicer in its sole discretion deems necessary or desirable for any such purpose, and the Issuers shall pay to the Indenture Trustee within five (5) Business Days of the written demand of the Indenture Trustee or the Servicer all such sums so paid or expended by the Indenture Trustee, together with interest thereon from the date of expenditure at the Default Rate.

Section 7.26 Rule 144A Information. So long as any of the Notes are Outstanding, and the Issuers are not subject to Section 13 or 15(d) of the Exchange Act, upon the request of a Noteholder, the Issuers shall promptly furnish at their expense to such Holder, and the prospective purchasers designated by such Holder, Rule 144A Information in order to permit compliance with Rule 144A under the Securities Act in connection with the resale of such Notes by such Holder. The Issuers shall include a Reminder Notice with any Rule 144A Information furnished, and shall provide a copy of such information and notice to the Depositary with a request that participants in the Depositary forward such information to Note Owners.

Section 7.27 Notice of Events of Default. The Issuer Entity shall, and shall cause the Asset Entities to, give the Indenture Trustee, the Servicer and the Rating Agencies prompt written notice of each Event of Default hereunder and the Indenture Trustee and Servicer notice of each default on the part of any party to the other Transaction Documents with respect to any of the provisions thereof of which the Issuer Entity or the Asset Entities have Knowledge.

Section 7.28 Maintenance of Books and Records. The Issuer Entity shall, and shall cause the Asset Entities to, maintain and implement, administrative and operating procedures reasonably necessary in the performance of their obligations hereunder and the Issuer Entity shall, and shall cause the Asset Entities to, keep and maintain at all times, or cause to be kept and maintained at all times, all documents, books, records, accounts and other information reasonably necessary or advisable for the performance of their obligations hereunder to the extent required under applicable law.

Section 7.29 Continuation of Ratings. The Issuer Entity shall, and shall cause the Asset Entities to, (i) provide the Rating Agencies with information, to the extent reasonably obtainable by the Issuer Entity or the Asset Entities, and take all reasonable action necessary to enable the Rating Agencies to provide and maintain their respective credit ratings of the Notes, including, but not limited to, notice of any successor to the Indenture Trustee, and (ii) pay such ongoing fees of the Rating Agencies as they may reasonably request to monitor their respective ratings of the Notes.

Section 7.30 Restricted Payments. Except as otherwise expressly provided in this Indenture, in any Indenture Supplement or in the other Transaction Documents including without limitation distributions to the Issuer Entity and the Asset Entities permitted in accordance with the Cash Management Agreement and this Indenture, the Issuer Entity shall not, and shall not permit the Asset Entities to, directly or indirectly, (i) make any distribution (by write-down of capital or otherwise), whether in cash, property, securities or a combination thereof, to any owner of an equity interest in the Issuer Entity or the Asset Entities or otherwise with respect to any ownership or equity interest or security interest in or of the Issuer Entity or the Asset Entities, (ii) redeem, purchase, retire or otherwise acquire for value any such ownership or equity interest or security interest or (iii) set aside or otherwise segregate any amounts for any such purpose. For the avoidance of doubt, it is understood and agreed that (i) each of Crown Atlantic and Crown GT is contractually obligated to make certain “guaranteed payments” (as such term is defined in Section 707(c) of the Code to Bell Atlantic Mobile and GTE Wireless, respectively (the aggregate amount of which, as of the date hereof, is $10,465 per year), (ii) such “guaranteed payments” do not constitute Restricted Payments and (iii) nothing under this Indenture shall prohibit Crown Atlantic and Crown GT from making such “guaranteed payments” in accordance with such contractual obligations.

Section 7.31 The Indenture Trustee’s and Servicer’s Expenses. The Issuers shall pay, on demand by the Indenture Trustee or the Servicer, all reasonable out-of-pocket expenses, charges, costs and fees (including reasonable attorneys’ fees and expenses) in connection with the negotiation, documentation, closing, administration, servicing, enforcement interpretation, and collection of the Notes and the Transaction Documents, and in the preservation and protection of the Indenture Trustee’s rights hereunder and thereunder. Without limitation the Issuers shall pay all costs and expenses, including reasonable attorneys’ fees, incurred by the Indenture Trustee and the Servicer in any case or proceeding under the Bankruptcy Code (or any law succeeding or replacing any of the same).

Section 7.32 Disposition of Tower Sites. The Issuer Entity shall not permit the Asset Entities to dispose or otherwise transfer Tower Sites except as expressly permitted in this Section 7.32. Prior to the second (2nd) anniversary of the Closing Date, the Issuer Entity shall not permit the Asset Entities to dispose of any Tower Sites except: (i) the Asset Entities may annually dispose of Tower Sites having an aggregate Allocated Note Amount less than or equal to $20,000,000, and (ii) may dispose of a Tower Site if required in the Manager’s reasonable judgment, in order to cure a breach of a representation, warranty or other default with respect to such Tower Site. From and after the second (2nd) anniversary of the Closing Date the, the Issuer Entity shall permit the Asset Entities to dispose of Tower Sites at any time without limit. At any time during a Special Servicing Period, no Tower Site dispositions may be made without the Servicer’s consent. In connection with dispositions of Tower Sites as permitted by this Section 7.32, the Issuer Entity shall cause the Asset Entities to pay the applicable Prepayment Consideration (and other amounts therein referred to) in accordance with Section 2.09(b) herein. The rights set forth in this Section 7.32 shall be in addition to the rights related to substitutions of Tower Sites set forth in Section 7.33 herein.

Section 7.33 Tower Site Substitution. The Issuer Entity shall not permit the Asset Entities to replace Tower Sites with Replacement Tower Sites except as expressly permitted by this Section 7.33. At any time prior to the Anticipated Repayment Date, the Issuer Entity shall permit the Asset Entities to replace Tower Sites with new wireless communication sites to be owned, leased or managed by the Asset Entities (each a “Replacement Tower Site”) provided that: (i) the Allocated Note Amounts of the Replacement Tower Sites (other than those replaced in order to cure a default declared by the Indenture Trustee or the Servicer) do not in the aggregate exceed 5% of the Initial Class Principal Balance of all Classes of Notes during any calendar year, with any unused portion of such limit permitted to be carried over into subsequent years subject to an aggregate limit of twenty-five percent (25%), unless a Rating Agency Confirmation is obtained, (ii) (v) the percentage of revenues for the Replacement Tower Sites represented by telephony and investment grade Tenants, in the aggregate, is ninety percent (90%) or greater, (w) if the Replacement Tower Sites are subject to a Ground Lease, such Ground Lease has a term, including all available extensions thereof, of not less than the average remaining term of all other Tower Sites subject to Ground Leases from the date of substitution, (x) the weighted average Remaining Term of the Space Licenses for the replacement Tower Sites is equal to or longer than the weighted average Remaining Term of the Space Licenses on the replaced Tower Sites (y) the maintenance Capital Expenditures for the Replacement Tower Sites

are not materially greater than the maintenance Capital Expenditures for the replaced Tower Sites, in each case unless Rating Agency Confirmation is obtained, and (z) if during a Special Servicing Period, the Servicer consents to such substitution, (iii) the value of the Replacement Tower Sites, as established by the Asset Entities to the reasonable satisfaction of the Indenture Trustee and the Servicer, will be at least equal to the value of the replaced Tower Sites, (iv) after the substitution the DSCR shall be at least equal to the DSCR as of the date immediately preceding the substitution, (v) the Indenture Trustee and the Servicer will have received such opinions as may be reasonably requested (including as to insolvency and tax matters), (vi) the Issuer Entity shall, or shall have caused the applicable Asset Entity to, have reimbursed the Indenture Trustee and the Servicer for all third party out-of-pocket costs and expenses incurred by the Indenture Trustee and the Servicer in relation to such substitution, and (vii) the Issuer Entity shall, or shall have caused the applicable Asset Entity to, have delivered an environmental database search report, together with (A) if any database search environmental report reveals any condition that in the Servicer’s reasonable judgment so warrants, a Phase I environment assessment report, and (B) if any Phase I environment assessment report conducted pursuant to the immediately preceding clause (A) reveals any condition that in the Servicer’s reasonable judgment so warrants, a Phase II environmental assessment report, to the Indenture Trustee and the Servicer, and such report or reports do not disclose any material violation of applicable Environmental Laws. Additionally, the Issuer Entity shall permit the Asset Entities to convert any Ground Leased Tower Site to an Owned Fee Tower Site or an Easement Tower Site at any time, provided that such conversion complies with clauses (ii)(z) and (iii) through (vii) above. No such conversion will be counted towards the five percent (5%) limitation described in clause (i) above.

Section 7.34 Environmental Remediation. The Issuer Entity shall cause the Asset Entities to, to commence within thirty (30) days after reasonable written demand by the Indenture Trustee or the Servicer, or such shorter period as may be required by law, and diligently prosecute to completion any Remedial Work because of or in connection with any presence or release of any Hazardous Materials on, under or from a Tower Site. If the Asset Entities fail to promptly commence and diligently pursue to completion any Remedial Work, the Servicer may, but will not be obligated to, upon thirty (30) days prior notice to the Asset Entities of its intention to perform such Remedial Work, cause such Remedial Work to be performed. At the Servicer’s request, all Remedial Work projected to cost in excess of $500,000 will be required to be performed by licensed contractors and under the supervision of a consulting engineer, each approved in advance by the Servicer, which approval shall not be unreasonably withheld. The Issuer Entity shall cause all expenses reasonably incurred by the Servicer in connection with (a) monitoring, reviewing or performing such Remedial Work, (b) investigating potential environmental claims against the Asset Entities or (c) participating in any legal or administrative proceeding concerning any applicable Environmental Law to be paid or reimbursed by the applicable Asset Entity.

ARTICLE VIII

SINGLE-PURPOSE, BANKRUPTCY-REMOTE REPRESENTATIONS, WARRANTIES

AND COVENANTS

Section 8.01 Applicable to Issuer Entity, the Asset Entities and the Guarantor. The Issuer Entity hereby represents, warrants and covenants as of the Closing Date and until such time as all Obligations are paid in full, that each of the Issuer Entity, the Guarantor and any of the direct or indirect subsidiaries of the Issuer Entity (the “Issuer Parties”):

(a) Except for properties, or interests therein, which the Asset Entities have sold and for which the Asset Entities have no continuing obligations or liabilities, have not owned, and do not own and will not own any assets other than (i) with respect to the Asset Entities, the Tower Sites (including incidental personal property necessary for the operation thereof and proceeds therefrom), or (ii) with respect to the Member and the Issuer Entity, direct or indirect ownership interests in the Asset Entities or such incidental assets as are necessary to enable it to discharge its obligations with respect to the Asset Entities (the “Asset Entity Interests”);

(b) have not, and are not, engaged and will not engage in any business, directly or indirectly, other than the ownership, management and operation of the Tower Sites or the Asset Entity Interests, as applicable;

(c) have not entered into, and will not enter into, any contract or agreement with any partner, member, shareholder, trustee, beneficiary, principal or Affiliate of any Issuer Party except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than such Affiliate (including the Management Agreement);

(d) have not incurred any Indebtedness that remains outstanding as of the Closing Date and will not incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Permitted Indebtedness;

(e) have not made any loans or advances to any Person that remain outstanding as of the Closing Date and will not make any loan or advance to any Person (including any of its Affiliates), and have not acquired and will not acquire obligations or securities of any of their Affiliates other than the other Issuer Parties;

(f) are and reasonably expect to remain solvent and pay their own liabilities, indebtedness, and obligations of any kind from its own separate assets as the same shall become due;

(g) have done or caused to be done and will do all things necessary to preserve their existence, and will not, nor will any partner, member, shareholder, trustee, beneficiary, or principal amend, modify or otherwise change their articles of incorporation, by-laws, articles of organization, operating agreement, or other organizational documents in any manner with respect to the matters set forth in this Article VIII;

(h) have continuously maintained, and shall continuously maintain, their existence and be qualified to do business in all states necessary to carry on their business, specifically including in the case of each Asset Entity, the state where its Tower Sites are located;

(i) have conducted and operated, and will conduct and operate, their business as presently contemplated with respect to ownership of the Tower Sites, or the Asset Entity Interests, as applicable;

(j) have maintained, and will maintain, books and records and bank accounts (other than bank accounts established hereunder, or established by Manager pursuant to the Management Agreement) separate from those of their partners, members, shareholders, trustees, beneficiaries, principals, Affiliates, and any other Person (other than the other Issuer Parties) and will maintain separate financial statements except that they may also be included in consolidated financial statements of their Affiliates;

(k) except as contemplated by the Management Agreement, have at all times held, and will continue to hold, themselves out to the public as, legal entities separate and distinct from any other Person (including any of their partners, members, shareholders, trustees, beneficiaries, principals and Affiliates, and any Affiliates of any of the same), and not as a department or division of any Person (other than the other Issuer Parties) and will correct any known misunderstandings regarding their existence as separate legal entities;

(l) have paid, and will pay, the salaries of their own employees, if any;

(m) have allocated, and will continue to allocate, fairly and reasonably any overhead for shared office space;

(n) will use, their own stationery, invoices and checks (other than the Issuer Parties, who are expressly permitted to use, along with other Issuer Parties only, common stationary, invoices and checks);

(o) have filed, and will continue to file, their own tax returns with respect to themselves (or consolidated tax returns, if applicable) as may be required under applicable law;

(p) reasonably expect to maintain adequate capital for their obligations in light of its contemplated business operations;

(q) have not sought, acquiesced in, or suffered or permitted, and will not seek, acquiesce in, or suffer or permit, their liquidation, dissolution or winding up, in whole or in part;

(r) will not enter into any transaction of merger or consolidation, sell all or substantially all of their assets, or acquire by purchase or otherwise all or substantially all of the business or assets of, or any stock or beneficial ownership of, any Person;

(s) have not commingled or permitted to be commingled, and will not commingle or permit to be commingled, their funds or other assets with those of any other Person (other than, with respect to the Asset Entities, each other Asset Entity, or as may be held by Manager, as agent, for each Asset Entity pursuant to the terms of the Management Agreement);

(t) have and will maintain their assets in such a manner that it is not costly or difficult to segregate, ascertain or identify their individual assets from those of any other Person;

(u) do not and will not hold themselves out to be responsible for the debts or obligations (other than the Obligations) of any other Person;

(v) have not guaranteed or otherwise become liable in connection with any obligation of any other Person (other than the other Issuer Parties) that remains outstanding, and will not guarantee or otherwise become liable on or in connection with any obligation (other than the Obligations) of any other Person (other than the other Issuer Parties) that remains outstanding;

(w) have not held, and, except for funds deposited into the Accounts in accordance with the Transaction Documents, shall not hold, title to their assets other than in their names;

(x) shall comply in all material respects with all of the assumptions, statements, certifications, representations, warranties and covenants regarding or made by them contained in or appended to the nonconsolidation opinion delivered pursuant hereto;

(y) have conducted, and will continue to conduct, their businesses in their own names; and

(z) have observed, and will continue to observe, all corporate or limited liability company, as applicable, formalities.

Section 8.02 Applicable to Issuer Parties and the Manager. In addition to their respective obligations under Section 8.01, and without limiting the provisions of Section 7.21, the Issuer Entity hereby represents, warrants and covenants as of the Closing Date and until such time as all Obligations are paid in full:

(a) The Issuer Parties and their Manager shall not, without the prior unanimous written consent of their boards of directors, including the two (2) Independent Directors of each such board (other than in the case of the Manager, which has no Independent Directors), institute proceedings for any of themselves to be adjudicated bankrupt or insolvent; consent to the institution of bankruptcy or insolvency proceedings against themselves; file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) for themselves or a substantial part of their property; make any assignment for the benefit of creditors; or admit in writing their inability to pay their debts generally as they become due;

(b) Each Issuer Party has elected and at all times shall maintain at least two (2) Independent Directors on their boards of directors, who shall be selected by such Issuer Party.

(c) The Manager shall comply with the provisions of Section 8.01 applicable to the Manager and as is necessary and incidental to its performance under the Management Agreement, provided that the Manager may enter into additional management agreements with Affiliates of the Asset Entities and employ such persons and own such assets as may be necessary or incidental thereto.

ARTICLE IX

SATISFACTION AND DISCHARGE

Section 9.01 Satisfaction and Discharge of Indenture. With respect to each Series, this Indenture and the related Indenture Supplement shall cease to be of further effect with respect to any Notes of such Series except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, destroyed, lost or wrongfully taken Notes of such Series, (iii) rights of Noteholders of such Series to receive payments of principal thereof and interest thereon, (iv) the rights, obligations and immunities of the Indenture Trustee hereunder (including the rights of the Indenture Trustee under Section 11.02 and the obligations of the Indenture Trustee under Section 9.02), and (v) the rights of Noteholders of such Series as beneficiaries hereof with respect to the property so deposited with the Indenture Trustee payable to all or any of them, and the Indenture Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments, to be prepared by the Issuers or their counsel, acknowledging satisfaction and discharge of this Indenture and the related Indenture Supplement with respect to the Notes of such Series, when:

(A) either of

(1) all Notes of such Series theretofore authenticated and delivered (other than (i) Notes of such Series that have been mutilated, destroyed, lost or wrongfully taken and that have been replaced or paid as provided in Section 2.04 and (ii) Notes of such Series for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust, as provided in Section 7.23) have been delivered to the Indenture Trustee for cancellation; or

(2) all Notes of such Class not theretofore delivered to the Indenture Trustee for cancellation have become due and payable and the Issuers have irrevocably deposited or caused to be irrevocably deposited with the Indenture Trustee cash or direct obligations of or obligations guaranteed by the United States of America (which will mature prior to the date such amounts are payable), in trust for such purpose, in an amount sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Indenture Trustee for cancellation, for principal and interest to the date of such deposit;

(B) the Issuers have paid or caused to be paid all Obligations and other sums due and payable hereunder by the Issuers; and

(C) the Issuers have delivered to the Indenture Trustee an Officer’s Certificate, an Opinion of Counsel and (if required by the Indenture Trustee) an Independent Certificate from a firm of certified public accountants, each meeting the applicable requirements of Section 15.01 and, subject to Section 15.02, each stating that all conditions precedent provided for in this Indenture relating to the satisfaction and discharge of this Indenture with respect to such Series have been complied with.

Section 9.02 Application of Trust Money. With respect to each Series, all monies deposited with the Indenture Trustee pursuant to Section 9.01 shall be held in trust and applied by the Indenture Trustee, in accordance with the provisions of the Notes of such Series, this Indenture and the related Indenture Supplement, to the payment through the Paying Agent to the Holders of the particular Notes of such Series for the payment of which such monies have been deposited with the Indenture Trustee, of all sums due and to become due thereon for the Note Principal Balance of such Notes and interest but such monies need not be segregated from other funds except to the extent required in this Indenture or required by law.

Section 9.03 Repayment of Monies Held by Paying Agent. With respect to each Series, in connection with the satisfaction and discharge of this Indenture and the related Indenture Supplement with respect to the Notes of such Series, all monies then held by any Paying Agent other than the Indenture Trustee under the provisions of this Indenture with respect to such Notes shall, upon demand of the Issuers, be paid to the Indenture Trustee to be held and applied according to Section 7.23 and thereupon such Paying Agent shall be released from all further liability with respect to such monies.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. Subject to the standard of care set forth in Section 11.01(a) hereof, which standard may require the Indenture Trustee to act, any rights or remedies granted to the Indenture Trustee under this Article X or elsewhere in this Indenture and other Transaction Documents, upon the occurrence of an Event of Default are hereby expressly delegated to and assumed by the Servicer, who shall act on behalf of the Indenture Trustee with respect to all enforcement matters relating to any such Event of Default, including, without limitation, the right to institute and prosecute any Proceeding on behalf of the Indenture Trustee and Noteholders and direct the application of monies held by the Indenture Trustee (to the extent the Indenture Trustee has the discretion hereunder to apply such monies as it deems necessary or appropriate); provided, however, that such delegation of authority shall not apply to any matters relating to the Controlling Class Representative set forth in Section 10.05. “Event of Default”, wherever used in this Indenture or in any Indenture Supplement shall mean the occurrence or existence of any one or more of the following:

(a) Principal and Interest. Failure of the Issuers to make any payment of interest or principal due on the Notes on any Payment Date (except with respect to interest on the Class A-FL Notes, only the failure to pay amounts due to the Floating Rate Account);

(b) Other Monetary Default. Any monetary default by the Guarantor, the Issuer Entity or any of the direct or indirect subsidiaries of the Issuer Entity other than Crown Atlantic or Crown GT under any Transaction Documents which monetary default continues beyond the applicable cure period set forth in the corresponding Transaction Document, or if no cure period is set forth in such Transaction Document, which default continues unremedied for a period of five (5) days after receipt by the Issuers of written notice from the Indenture Trustee of such default requiring such default to be remedied or the Issuer Entity or the applicable Asset Entity becomes aware of any such default;

(c) Other Defaults Under Indenture. Any material default by the Issuers in the observance and performance of or compliance with any covenant or agreement contained in this Indenture which default shall continue unremedied for a period of thirty (30) days after receipt by the Issuers of written notice from the Indenture Trustee of such default requiring such default to be remedied or the Issuers have become aware of any such default; provided, however, that if (i) the default is reasonably capable of cure but with diligence cannot be cured within such period of thirty (30) days, (ii) the Issuers have commenced the cure within such thirty (30) day period and have pursued such cure diligently, and (iii) the Issuers deliver to the Indenture Trustee promptly following written demand (which demand may be made from time to time by the Indenture Trustee) evidence reasonably satisfactory to the Indenture Trustee of the foregoing, then such period shall be extended for so long as is reasonably necessary for the Issuers in the exercise of due diligence to cure such default, but in no event beyond one hundred and twenty (120) days after the original notice of default, provided that the Issuers continue to diligently and continuously pursue such cure;

(d) Non-Monetary Defaults Under Transaction Documents. Any material default by the Guarantor, the Issuer Entity or any of the direct or indirect subsidiaries of the Issuer Entity other than Crown Atlantic or Crown GT in the observance and performance of or compliance with any non-monetary covenant or agreement contained in any Transaction Document other than this Indenture, or any breach of any other representation or warranty contained therein, and which default shall continue unremedied for a period of thirty (30) days after receipt by the Issuers of written notice from the Indenture Trustee of such default requiring such default to be remedied or the Issuers become aware of any such default; provided however that if (i) the default is capable of cure but with diligence cannot be cured within such period of thirty (30) days, (ii) the defaulting party has commenced the cure within such thirty (30) day period and have pursued such cure diligently, and (iii) the defaulting party delivers to the Indenture Trustee promptly following written demand (which demand may be made from time to time by the Indenture Trustee) evidence reasonably satisfactory to the Indenture Trustee of the foregoing, then such period shall be extended for so long as is reasonably necessary for the defaulting party in the exercise of due diligence to cure such default, but in no event beyond thirty (30) days after the original notice of default, provided that the defaulting party continues to diligently and continuously pursue such cure;

(e) Defaults Deemed Events of Default. Any default on the obligations of the Guarantor, the Issuer Entity or any of the direct or indirect subsidiaries of the Issuer Entity other than Crown Atlantic or Crown GT under any Transaction Document that is deemed an Event of Default pursuant to the terms of such Transaction Document;

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court enters a decree or order for relief with respect to the Issuer Entity, the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity, or in an Involuntary Bankruptcy, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law unless dismissed within ninety (90) days; (ii) the occurrence and continuance of any of the following events for ninety (90) days unless dismissed or discharged within such time: (x) an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, is commenced, in which the Issuer Entity, the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity is a debtor or any portion of the Tower Sites is property of the estate therein (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Issuer Entity, the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity, over all or a substantial part of its or their property, is entered, or (z) an interim receiver, trustee or other custodian is appointed without the consent of the Guarantor or any of its direct or indirect subsidiaries, as applicable, for all or a substantial part of the property of such Person;

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) An order for relief is entered with respect to the Issuer Entity, the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity, or the Issuer Entity, the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for the Issuer Entity, the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity, for all or a substantial part of the property of the Guarantor or any of its direct or indirect subsidiaries; (ii) Issuer Entity, the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity makes any assignment for the benefit of creditors; or (iii) the Board of Directors or other governing body of Issuer Entity, the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 10.01(g);

(h) Bankruptcy Involving Equity Interests or Tower Sites. Other than as described in either of Sections 10.01(f) or 10.01(g), all or any portion of the Collateral becomes property of the estate or subject to the automatic stay in any case or proceeding under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect (provided that if the same occurs in the context of an involuntary proceeding, it shall not constitute an Event of Default if it is dismissed or discharged within ninety (90) days following its occurrence);

(i) Solvency. Any Asset Entity, the Issuer Entity or any of its direct or indirect subsidiaries, the Guarantor or the Manager ceases to be solvent or admits in writing its present or prospective inability to pay its debts as they become due; or

(j) Transfer Restrictions. Any transfer of the direct or indirect ownership by Crown International of the Guarantor, Issuer Entity and/or the Asset Entities, except for the following: (i) a transfer of no more than 49% of the direct or indirect ownership interests in the

Guarantor (in the aggregate), (ii) a transfer or a series of transfers that result in the proposed transferee, together with Affiliates of such transferee, owning in the aggregate (directly or indirectly) more than 49% of the economic and beneficial interests in the Guarantor (where, prior to such transfer, such proposed transferee and its Affiliates owned in the aggregate (directly or indirectly) 49% or less of such interests in the Guarantor); and, provided that such transfer will not be permitted unless the Indenture Trustee receives, prior to such transfer, both (x) evidence reasonably satisfactory to Indenture Trustee (which will be required to include a legal non-consolidation opinion reasonably acceptable to Indenture Trustee and the Rating Agencies) that the single purpose nature and bankruptcy remoteness of the Guarantor, Issuer Entity and the Asset Entities (and their members and shareholders, as applicable) following such transfer or transfers will be the same as prior to such transfer or transfers and (y) Rating Agency Confirmation, (iii) any transfer or issuance of stock of Crown International, and (iv) the issuance of additional capital stock of Crown International (including common or preferred shares) through the “over-the-counter market” or through any recognized stock exchange.

(k) Change of Business. Crown International engages in a business other than a Permitted Business at any time when it owns, directly or indirectly, 51% or more of the equity interests of the Guarantor, and continues to engage in the impermissible business for a period of thirty (30) days after receipt by the Issuers of written notice from the Indenture Trustee of such default or the Issuers have become aware of any such default; provided, however, that if (i) the default described in this subsection (k) is reasonably capable of cure but with diligence cannot be cured within such period of thirty (30) days, (ii) Crown International has commenced the cure within such thirty (30) day period and has pursued such cure diligently, and (iii) Crown International delivers to the Indenture Trustee promptly following written demand to the Issuers (which demand may be made from time to time by the Indenture Trustee) evidence reasonably satisfactory to the Crown International of the foregoing, then such period shall be extended for so long as is reasonably necessary for Crown International in the exercise of due diligence to cure such default, but in no event beyond one hundred and twenty (120) days after the original notice of the default described in this subsection (k), provided that the Crown International continues to diligently and continuously pursue such cure.

If more than one of the foregoing paragraphs shall describe the same condition or event, then the Indenture Trustee shall have the right to select which paragraph or paragraphs shall apply. In any such case, the Indenture Trustee shall have the right (but not the obligation) to designate the paragraph or paragraphs which provide for non-written notice (or for no notice) or for a shorter time to cure (or for no time to cure).

Section 10.02 Acceleration and Remedies. (a) Upon the occurrence and during the continuance of any Event of Default, the Indenture Trustee may, in its own discretion, and will, at the direction of the Noteholders representing more than fifty percent (50%) of the Outstanding Class Principal Balance of all Classes of Notes, declare all of the Notes immediately due and payable, by written notice in writing to the Issuers. Upon any such declaration, the Outstanding Class Principal Balances of all Classes of Notes together with accrued and unpaid interest thereon through the date of acceleration, the applicable Prepayment Consideration and all other Obligations shall become immediately due and payable, subject to the provisions of Section 15.16.

(b) At any time after a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the amount due has been obtained by the Indenture Trustee as hereinafter provided in this Section 10.02, Noteholders representing more than 50% of the Outstanding Class Principal Balance of all Classes of Notes may, with written notice to the Issuers and the Indenture Trustee, rescind and annul such declaration and its consequences; provided, however, if such rescission or annulment is by the Noteholders it shall be effective only if:

(i) the Issuers have paid or deposited with the Indenture Trustee a sum sufficient to pay:

(A) all payments of the principal of and interest on all Notes and all other Obligations that would then be due hereunder or upon such Notes if the Event of Default giving rise to such acceleration had not occurred;

(B) all sums paid or advanced by the Indenture Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee and its agents and counsel and other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 shall have been paid in full; and

(ii) all Events of Default, other than the nonpayment of the principal of the Notes that has become due solely by such acceleration, have been cured or waived as provided in Section 10.16.

(c) Upon the occurrence and during the continuance of an Event of Default of which a Responsible Officer of the Indenture Trustee has actual knowledge, all or any one or more of the rights, powers, privileges and other remedies available to the Indenture Trustee against the Issuers (or the Guarantor) under this Indenture or any of the other Transaction Documents, or at law or in equity, may be exercised by the Indenture Trustee at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not the Indenture Trustee shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Transaction Documents with respect to the Tower Sites, the Assets, Space Licenses or the Collateral and the proceeds from any of the foregoing. Any such actions taken by the Indenture Trustee shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as the Indenture Trustee may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of the Indenture Trustee permitted by law, equity or contract or as set forth herein or in the other Transaction Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) to the fullest extent permitted by law, the Indenture Trustee shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to the Indenture Trustee shall remain in full force and effect until the Indenture Trustee has exhausted all of its remedies against each Tower Site, the Assets, Space Licenses and the Collateral and the proceeds from any of the foregoing or the Obligations have been paid in full.

(d) Any amounts recovered from the Tower Sites, the Assets, Space Licenses or any Collateral and the proceeds from any of the foregoing for the Notes and other Obligations after an Event of Default may be applied by the Indenture Trustee toward the payment of any interest and/or principal of the Notes and/or any other amounts due under the Transaction Documents in such order, priority and proportions as the Indenture Trustee in its sole discretion shall determine; provided, however, that any such payments on the Notes will be made in accordance with the priorities set forth in items third through seventh and thirteenth through nineteenth of Article V of this Indenture.

(e) The rights and remedies set forth in this Section 10.02 are in addition to, and not in limitation of, any other right or remedy provided for in this Indenture or any other Transaction Document including, without limitation, the rights and remedies provided for in Section 10.08.

Section 10.03 Performance by the Indenture Trustee. Upon the occurrence and during the continuance of an Event of Default, if any of the Asset Entities, the Issuer Entity, the Guarantor or the Manager shall fail to perform, or cause to be performed, any material covenant, duty or agreement contained in any of the Transaction Documents (subject to applicable notice and cure periods), the Indenture Trustee may perform or attempt to perform such covenant, duty or agreement on behalf of such Asset Entity, the Issuer Entity, the Guarantor or the Manager including making protective advances on behalf of any Asset Entities, or, in its sole discretion, causing the obligations of any of the Issuers to be satisfied with the proceeds of any Reserve. In such event, the Issuers shall, at the request of the Indenture Trustee, promptly pay to the Indenture Trustee, or reimburse, as applicable, any of the Reserves, any actual amount reasonably expended or disbursed by the Indenture Trustee in such performance or attempted performance, together with interest thereon (including reimbursement of any applicable Reserves), from the date of such expenditure or disbursement, until paid. Any amounts advanced or expended by the Indenture Trustee to perform or attempt to perform any such matter shall be added to and included within the Obligations and shall be secured by all of the Collateral securing the Notes. Notwithstanding the foregoing, it is expressly agreed that neither the Indenture Trustee nor the Servicer shall have any liability or responsibility for the performance of any obligation of the Asset Entities, the Issuer Entity, the Guarantor or the Manager under this Indenture or any other Transaction Document, and it is further expressly agreed that no such performance by the Indenture Trustee shall cure any Event of Default hereunder.

Section 10.04 Evidence of Compliance. Promptly following request by the Indenture Trustee, the Issuer Entity shall, and/or shall cause each Asset Entity, the Guarantor or the Manager to, provide such documents and instruments as shall be reasonably satisfactory to the Indenture Trustee to evidence compliance with any material provision of the Transaction Documents applicable to such entities.

Section 10.05 Controlling Class Representative. (a) The Noteholders (or, in the case of Book-Entry Notes, the Outstanding Note Owners) of the Controlling Class whose Notes represent more than 50% of the related Class Principal Balance shall be entitled, in accordance with the Servicing Agreement, to select a representative (the “Controlling Class Representative”) having the rights and powers specified in the Servicing Agreement and this Indenture (including those specified in Section 10.06) or to replace an existing Controlling Class Representative.

Upon (i) the receipt by the Indenture Trustee of written requests for the selection of a Controlling Class Representative from the Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of Notes representing more than 50% of the Outstanding Class Principal Balance of the Controlling Class, (ii) the resignation or removal of the Person acting as Controlling Class Representative, or (iii) a determination by the Indenture Trustee that the Controlling Class has changed, the Indenture Trustee shall promptly notify the Issuers, Servicer and the Noteholders (and, in the case of Book-Entry Notes, to the extent actually known to a Responsible Officer of the Indenture Trustee or identified thereto by the Depositary, at the expense of the Noteholder or Note Owner requesting information with respect to clause (i) and clause (iii) above if the Depositary charges a fee for such identification, the Note Owners) of the Controlling Class that they may select a Controlling Class Representative. Such notice shall set forth the process established by the Indenture Trustee for selecting a Controlling Class Representative. No appointment of any Person as a Controlling Class Representative shall be effective until such Person provides the Indenture Trustee with written confirmation of its acceptance of such appointment, that it will keep confidential all information received by it as Controlling Class Representative hereunder or otherwise with respect to the Notes, the Assets and/or the Servicing Agreement, an address and facsimile number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to the Servicing Agreement may deal (including their names, titles, work addresses and facsimile numbers). No Affiliate of any of the Asset Entities may act as Controlling Class Representative.

(b) Within ten (10) Business Days (or as soon thereafter as practicable if the Controlling Class consists of Book-Entry Notes) of any change in the identity of the Controlling Class Representative of which a Responsible Officer of the Indenture Trustee has actual knowledge the Indenture Trustee shall deliver to the Noteholders or Note Owners, as applicable, of the Controlling Class and the Servicer a notice setting forth the identity of the new Controlling Class Representative and a list of each Noteholder (or, in the case of Book-Entry Notes, to the extent actually known to a Responsible Officer of the Indenture Trustee or identified thereto by the Depositary or the DTC Participants, each Note Owner) of the Controlling Class, including, in each case, names and addresses. With respect to such information, the Indenture Trustee shall be entitled to rely conclusively on information provided to it by the Noteholders (or, in the case of Book-Entry Notes, subject to Section 2.06, by the Depositary or the Note Owners) of such Notes, and the Servicer shall be entitled to rely on such information provided by the Indenture Trustee with respect to any obligation or right hereunder that the Servicer may have to deliver information or otherwise communicate with the Controlling Class Representative or any of the Noteholders (or, if applicable, Note Owners) of the Controlling Class. In addition to the foregoing, within two (2) Business Days of the selection, resignation or removal of a Controlling Class Representative, the Indenture Trustee shall notify the parties to this Indenture of such event.

(c) A Controlling Class Representative may at any time resign as such by giving written notice to the Indenture Trustee and to each Noteholder (or, in the case of Book-Entry Notes, each Note Owner) of the Controlling Class. The Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of the Controlling Class whose Notes represent more than 50% of the Outstanding Class Principal Balance of the Controlling Class shall be entitled to remove any existing Controlling Class Representative by giving written notice to the Indenture Trustee and to such existing Controlling Class Representative.

(d) Once a Controlling Class Representative has been selected pursuant to this Section 10.05, each of the parties to the Servicing Agreement and each Noteholder (or Note Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of the Controlling Class, by Class Principal Balance, or such Controlling Class Representative, as applicable, shall have notified the Indenture Trustee and each other party to the Servicing Agreement and each Noteholder (or, in the case of Book-Entry Notes, Note Owner) of the Controlling Class, in writing, of the resignation or removal of such Controlling Class Representative.

(e) Any and all expenses of the Controlling Class Representative shall be borne by the Noteholders (or, if applicable, the Note Owners) (with any costs incurred in connection therewith being deemed to be reimbursable Additional Issuer Expense) of Notes of the Controlling Class, pro rata according to their respective Percentage Interests in such Class. Notwithstanding the foregoing, if a claim is made against the Controlling Class Representative by an Asset Entity with respect to the Servicing Agreement or the Notes, the Controlling Class Representative shall immediately notify the Indenture Trustee and the Servicer, whereupon (if the Servicer or the Indenture Trustee are also named parties to the same action and, in the sole judgment of the Servicer, (i) the Controlling Class Representative had acted in good faith, without gross negligence or willful misconduct, with regard to the particular matter at issue, and (ii) there is no potential for the Servicer or the Indenture Trustee to be an adverse party in such action as regards the Controlling Class Representative) the Servicer on behalf of the Indenture Trustee shall, subject to the Servicing Agreement, assume the defense of any such claim against the Controlling Class Representative.

Section 10.06 Certain Rights and Powers of the Controlling Class Representative. (a) At any time that the Servicer proposes to transfer the ownership of a Tower Site or the ownership of the direct or indirect equity interests of any of the Asset Entities, the Controlling Class Representative shall be entitled to advise the Servicer with respect to such transfer, and notwithstanding anything in any other Section of this Indenture to the contrary, but in all cases subject to Section 10.06(b), the Servicer shall not be permitted to take such action if the Controlling Class Representative has objected in writing within ten (10) Business Days of having been notified thereof and having been provided with information with respect thereto reasonably requested no later than the fifth (5th) Business Day after notice thereof (provided, that if such written objection has not been received by the Servicer within such ten (10) Business Day period, then the Controlling Class Representative’s approval will be deemed to have been given).

If the Controlling Class Representative affirmatively approves or is deemed to have approved in writing such a request, the Servicer will implement the action for which approval was sought. If the Controlling Class Representative disapproves of such a request within the ten (10) Business Day period referred to in the preceding paragraph, the Servicer must (unless it withdraws the request) revise the request and deliver to the Controlling Class Representative a revised request promptly and in any event within thirty (30) days after such disapproval. The Servicer will be required to implement the action for which approval was most recently requested (unless such request was withdrawn by the Servicer) upon the earlier of (x) the failure of the Controlling Class Representative to disapprove a request within ten (10) Business Days after its receipt thereof and (y) (1) the passage of sixty (60) days following the Servicer’s delivery of its initial request to the Controlling Class Representative and (2) the determination by the Servicer in its reasonable good faith judgment that the failure to implement the most recently requested action would violate the Servicer’s obligation to act in accordance with the Servicing Standard.

(b) Notwithstanding anything herein to the contrary, (i) the Servicer shall not have any right or obligation to consult with or to seek and/or obtain consent or approval from any Controlling Class Representative prior to acting, and provisions of the Servicing Agreement requiring such shall be of no effect, during the period prior to the initial selection of a Controlling Class Representative and, if any Controlling Class Representative resigns or is removed, during the period following such resignation or removal until a replacement is selected and (ii) no advice, direction or objection from or by the Controlling Class Representative, as contemplated by Section 10.06(a), may (A) require or cause the Servicer to violate applicable law, the terms of the Notes or any other Section of the Servicing Agreement, including the Servicer’s obligation to act in accordance with the Servicing Standard, (B) expose the Servicer or the Indenture Trustee, or any of their respective Affiliates, officers, directors, members, managers, employees, agents or partners, or the Indenture Trustee, to any material claim, suit or liability, or (C) materially expand the scope of the Servicer’s responsibilities under the Servicing Agreement. In addition, the Controlling Class Representative may not prevent the Servicer from transferring the ownership of a Tower Site or the ownership of any of the direct or indirect equity interests of the Issuer Entity or any of the Asset Entities (including by way of foreclosure on the equity interests of the Issuer Entity or the direct or indirect equity interests of Asset Entities) if any Nonrecoverable Advance is outstanding and the Servicer determines in accordance with the Servicing Standard that such foreclosure would be in the best interest of the Noteholders (taken as a whole).

The Controlling Class Representative shall not be liable to the Noteholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Servicing Agreement, or for errors in judgment; provided, however, that the Controlling Class Representative shall not be protected against any liability which would otherwise be imposed by reason of willful misfeasance, gross negligence or reckless disregard of obligations or duties under the Servicing Agreement. Each Noteholder and Note Owner acknowledges and agrees, by its acceptance of its Notes or interest therein, that the Controlling Class Representative may have special relationships and interests that conflict with those of Noteholders and Note Owners of one or more Classes of Notes, that the Controlling Class Representative may act solely in the interests of the Noteholders and Note Owners of the Controlling Class, that the Controlling Class Representative does not have any duties to the Noteholders and Note Owners of any Class of Notes other than the Controlling Class, that the Controlling Class Representative may take actions that favor the interests of the Noteholders and Note Owners of the Controlling Class over the interests of the Noteholders and Note Owners of one or more other Classes of Notes, that the Controlling Class Representative will not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance by reason of its having acted solely in the interests of the Controlling Class and that the Controlling Class Representative shall have no liability whatsoever for having so acted, and no Noteholder may take any action whatsoever against the Controlling Class Representative for having so acted or against any director, officer, employee, agent or principal thereof for having so acted.

Section 10.07 Collection of Indebtedness and Suits for Enforcement by Indenture Trustee. (a) Subject to the provisions of Section 10.02, the Issuers covenant that if there is an Event of Default described in Section 10.01(a), the Issuers shall, pay to the Indenture Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on such Notes for the Outstanding Class Principal Balance of all Classes of Notes and interest, with interest upon the overdue principal and, to the extent payment at such rate of interest shall be legally enforceable, upon overdue installments of interest at the rate borne by the relevant Notes and in addition thereto all other Obligations, including, but not limited to, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee and its agents and counsel and other amounts due and owing to the Indenture Trustee pursuant to Section 11.05.

(b) Subject to the provisions of Section 10.02 and Section 15.16, in case the Issuers shall fail forthwith to pay such amounts upon such demand, the Indenture Trustee, in its own name and as trustee of an express trust, may institute a Proceeding for the collection of the sums so due and unpaid, and may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuers or other obligor upon such Notes and collect in the manner provided by law out of the property of the Issuers or other obligor upon such Notes wherever situated, the monies adjudged or decreed to be payable.

(c) Subject to the provisions of Section 15.16, if an Event of Default occurs and is continuing, the Indenture Trustee may, as more particularly provided in Section 10.08, in its discretion, proceed to protect and enforce its rights and the rights of the Noteholders, by such appropriate Proceedings as the Indenture Trustee shall deem most effective to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or any Indenture Supplement or in aid of the exercise of any power granted in this Indenture or any Indenture Supplement, or to enforce any other proper remedy or legal or equitable right vested in the Indenture Trustee by this Indenture or any Indenture Supplement or by law.

(d) In case there shall be pending, relative to the Issuers or any other obligor upon the Notes, proceedings under any applicable federal, state or foreign bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuers or their property or such other obligor, or in case of any other comparable judicial Proceedings relative to the Issuers or other obligor upon the Notes, or to the creditors or property of the Issuers or such other obligor, the Indenture Trustee, irrespective of whether the Outstanding Class Principal Balance shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(i) to file and prove a claim or claims for the whole amount of the principal and interest owing and unpaid in respect of Notes, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation, expenses, disbursements and advances of the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and all other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 and all other amounts due and owing to the Servicer under the Servicing Agreement) and of the Noteholders allowed in such Proceedings;

(ii) unless prohibited by applicable law and regulations, to vote on behalf and at the direction of the Noteholders in any election of a trustee, a standby trustee or Person performing similar functions in any such Proceedings;

(iii) to collect and receive any monies or other property payable or deliverable on any such claims and to pay all amounts received with respect to the claims of the Noteholders and of the Indenture Trustee on their behalf; and

(iv) to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee or the Noteholders allowed in any judicial proceedings relative to the Issuers, their creditors and its property;

and any trustee, receiver, liquidator, custodian or other similar official in any such Proceeding is hereby authorized by each of such Noteholders to make payments to the Indenture Trustee and, in the event that the Indenture Trustee shall consent to the making of payments directly to such Noteholders, to pay to the Indenture Trustee such amounts as shall be sufficient to cover reasonable compensation to the Indenture Trustee, each predecessor Indenture Trustee and their respective agents, attorneys and counsel, and all other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 and all other amounts due and owing to the Servicer under the Servicing Agreement.

(e) Nothing contained in this Indenture or in any Indenture Supplement shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Indenture Trustee to vote in respect of the claim of any such Noteholder in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar Person and be a member of a creditors’ or other similar committee.

(f) Subject to the provisions of Section 15.16, all rights of action and of asserting claims under this Indenture or in any Indenture Supplement, or under any of the Notes, may be enforced by the Indenture Trustee without the possession of the Notes or the production thereof in any trial or other Proceedings relative thereto, and any such action or Proceedings instituted by the Indenture Trustee may be brought in its own name and as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements, advances, amounts owed to and compensation of the Indenture Trustee, each predecessor Indenture Trustee and their respective agents and attorneys, shall be for the benefit of the Noteholders.

(g) In any Proceedings brought by the Indenture Trustee (and also any Proceedings involving the interpretation of any provision of this Indenture or any Indenture

Supplement to which the Indenture Trustee shall be a party), the Indenture Trustee shall be held to represent all the Noteholders, and it shall not be necessary to make any Noteholder a party to any such Proceedings.

Section 10.08 Remedies. If an Event of Default shall have occurred and be continuing, the Indenture Trustee may do one or more of the following (subject to Section 10.02, Section 10.09, and Section 15.16):

(i) institute Proceedings in its own name and as trustee of an express trust for the collection of all amounts then payable on the Notes or under this Indenture, any Indenture Supplement or any other Transaction Document with respect thereto, whether by declaration or otherwise, enforce any judgment obtained and collect from the Issuers and any other obligor upon such Notes, this Indenture, any Indenture Supplement or any other Transaction Document monies adjudged due;

(ii) institute Proceedings from time to time for the complete or partial foreclosure of this Indenture or any Indenture Supplement with respect to the Trust Estate;

(iii) exercise any and all rights and remedies of a secured party under applicable law of any relevant jurisdiction or in equity and take any other appropriate action to protect and enforce the rights and remedies of the Indenture Trustee and the Noteholders;

(iv) sell the Trust Estate or any portion thereof or rights or interest therein, at one or more public or private sales called and conducted in any manner permitted by law;

(v) without notice to the Issuers, except as required by law and as otherwise provided in this Indenture, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Collateral against the Obligations or any part thereof; and

(vi) demand, collect, take possession of, receive, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral (or any portion thereof) as the Indenture Trustee may determine in its sole discretion.

Section 10.09 Optional Preservation of the Trust Estate. If the Notes have been declared to be due and payable under Section 10.02 following an Event of Default, and such declaration and its consequences have not been rescinded and annulled, the Indenture Trustee may, but need not, with the consent of Noteholders representing more than 50% of the aggregate Outstanding Class Principal Balance, elect to maintain possession of the Trust Estate and apply proceeds as if there had been no declaration of acceleration. It is the desire of the Issuers and the Noteholders that there be at all times sufficient funds for the payment of all Outstanding Obligations, including, but not limited to, the Outstanding Class Principal Balance of and interest on all Classes of Notes, and the Indenture Trustee shall take such desire into account when determining whether or not to maintain possession of the Trust Estate. In determining whether to maintain possession of the Trust Estate, the Indenture Trustee may, at the Issuers’ expense, but need not, obtain and shall be protected in relying upon an opinion of an Independent investment banking or accounting firm of international reputation as to the feasibility of such proposed action and as to the sufficiency of the Trust Estate for such purpose.

Section 10.10 Limitation of Suits. Subject to the provisions of Section 15.16, no Noteholder shall have any right to institute any Proceeding, judicial or otherwise, with respect to this Indenture or any Indenture Supplement or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder has previously given written notice to the Indenture Trustee of a continuing Event of Default;

(b) Noteholders by an Affirmative Direction have, made written request to the Indenture Trustee to institute such Proceeding in respect of such Event of Default in its own name as Indenture Trustee hereunder;

(c) such Holder or Holders has offered to the Indenture Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in complying with such request;

(d) the Indenture Trustee for sixty (60) days after its receipt of such notice, request and offer of indemnity has failed to institute such Proceedings; and

(e) no direction inconsistent with such written request has been given to the Indenture Trustee during such sixty (60) day period by Noteholders representing more than 50% of the Outstanding Class Principal Balance of all Classes of Notes.

It is understood and intended that no one or more Noteholders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Indenture or any Indenture Supplement to affect, disturb or prejudice the rights of any other Noteholders or to obtain or to seek to obtain priority or preference over any other Noteholders or to enforce any right under this Indenture or any Indenture Supplement, except in the manner provided in this Indenture.

In the event the Indenture Trustee shall receive conflicting or inconsistent requests and indemnity from two or more groups of Noteholders, each representing less than a majority of the Outstanding Class Principal Balance of all Classes of Notes, the Indenture Trustee in its sole discretion may determine what action, if any, shall be taken, notwithstanding any other provisions of this Indenture or any Indenture Supplement. Notwithstanding any provision of this Section 10.10, the Indenture Trustee shall not take any action or permit any action to be taken that is inconsistent with Section 15.16.

Section 10.11 Unconditional Rights of Noteholders to Receive Principal and Interest. Notwithstanding any other provisions in this Indenture or any Indenture Supplement, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note on or after the respective due dates thereof expressed in such Note or in this Indenture or any Indenture Supplement, and such right shall not be impaired without the consent of such Holder.

Section 10.12 Restoration of Rights and Remedies. If the Indenture Trustee or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Indenture or any Indenture Supplement and such Proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Indenture Trustee or to such Noteholder, then thereafter all rights and remedies of the Indenture Trustee and the Noteholders shall continue as though no such Proceeding had been instituted.

Section 10.13 Rights and Remedies Cumulative. Except as provided herein, no right or remedy conferred in this Indenture, in any Indenture Supplement or in any other Transaction Document upon or reserved to the Indenture Trustee or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder, in any Indenture Supplement or in any other Transaction Document or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, in any Indenture Supplement, or in any other Transaction Document or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 10.14 Delay or Omission Not a Waiver. No delay or omission of the Indenture Trustee or any Holder of any Note to exercise any right or remedy accruing upon any Default or Event of Default shall impair any such right or remedy or constitute a waiver of any such Default or Event of Default or any acquiescence therein. Every right and remedy given by this ARTICLE X or by law to the Indenture Trustee or to the Noteholders may be exercised from time to time, and as often as may be deemed expedient, by the Indenture Trustee or by the Noteholders, as the case may be.

Section 10.15 Waiver of Past Defaults. Prior to the declaration of the acceleration of the maturity of the Notes as provided in Section 10.02 as may be modified by any Indenture Supplement, Noteholders representing more than 50% of the Outstanding Class Principal Balance of all Classes of Notes may waive any past Default or Event of Default and its consequences except (i) a Default (a) in the payment of principal of or interest on any of the Notes or (b) in respect of a covenant or provision hereof that cannot be amended, supplemented or modified without the consent of each Noteholder and (ii) before any such waiver may be effective, the Indenture Trustee and the Servicer must receive any reimbursement then due or payable in respect of unreimbursed Advances (including Advance Interest thereon) or any other amounts then due to the Servicer or the Indenture Trustee hereunder or under the other Transaction Documents (including, but not limited to, outstanding Advances, Advance Interest, unpaid Additional Issuer Expenses, and all unpaid fees, expenses, and indemnification due to the Servicer and the Indenture Trustee hereunder and under the other Transaction Documents). Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured and not to have occurred, for every purpose of this Indenture or any Indenture Supplement; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

Section 10.16 Undertaking for Costs. All parties to this Indenture or any Indenture Supplement agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or any Indenture Supplement, or in any suit against the Indenture Trustee for any action taken, suffered or omitted by it as Indenture Trustee, the filing by any party litigant (other than an Issuer) in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorney’s fees, against any party litigant (other than an Issuer) in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant (other than an Issuer); but the provisions of this Section 10.16 as may be modified by any Indenture Supplement shall not apply to (a) any suit instituted by the Indenture Trustee, (b) any suit instituted by any Noteholder, or group of Noteholders, representing more than 10% of the Outstanding Class Principal Balance of all Classes of Notes or (c) any suit instituted by any Noteholder for the enforcement of the payment of the principal balance of any Note or interest on any Note on or after the respective due dates expressed in such Note and in this Indenture or any Indenture Supplement.

Section 10.17 Waiver of Stay or Extension Laws. The Issuers covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, any Indenture Supplement or any Transaction Document; and the Issuers (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not hinder, delay or impede the execution of any power granted in this Indenture to the Indenture Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 10.18 Action on Notes. The Indenture Trustee’s right to seek and recover judgment on the Notes or under this Indenture, any Indenture Supplement or any Transaction Document shall not be affected by the seeking, obtaining or application of any other relief under or with respect to this Indenture, any Indenture Supplement or any Transaction Document. No rights or remedies of the Indenture Trustee or the Noteholders shall be impaired by the recovery of any judgment by the Indenture Trustee against the Issuers or by the levy of any execution under such judgment upon any portion of the Trust Estate or upon any of the Assets of the Issuers.

Section 10.19 Waiver. The Issuers hereby expressly waive, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with this Indenture or the Collateral. The Issuers acknowledge and agree that ten (10) days’ prior written notice of the time and place of any public sale of the Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to the Issuers within the meaning of the UCC.

Section 10.20 Enforcement of Swap Contract. Upon a Swap Default and the expiration of the applicable grace period under the Swap Contract, the Indenture Trustee, unless otherwise directed in writing by the holders of at least 25% of the Outstanding Class Principal Balance of the Class A-FL Notes, shall enforce its rights under the Swap Contract, as may be permitted by the terms thereof, on behalf of the Class A-FL Noteholders and shall use any termination payments received from the Swap Counterparty to enter into a replacement interest rate swap contract on substantially identical terms. The costs and expenses incurred by the

Indenture Trustee in connection with enforcing the rights of the Indenture Trustee under the Swap Contract will be reimbursable to the Indenture Trustee solely out of amounts on deposit in the Floating Rate Account, to the extent not reimbursed by the Swap Counterparty. If the costs attributable to entering into a replacement interest rate swap contract would exceed the net proceeds of the liquidation of the Swap Contract, the Indenture Trustee will not be required to enter into a replacement interest rate swap contract and any such proceeds will instead be distributed to the holders of the Class A-FL Notes.

ARTICLE XI

THE INDENTURE TRUSTEE

Section 11.01 Duties of Indenture Trustee. (a) The Indenture Trustee, prior to the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has actual knowledge and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default of which a Responsible Officer of the Indenture Trustee has actual knowledge occurs and is continuing, the Indenture Trustee (or the Servicer on its behalf) shall exercise such of the rights and powers vested in it by this Indenture, any Indenture Supplement and any other Transaction Document, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs. Any permissive right of the Indenture Trustee contained in this Indenture, any Indenture Supplement and any other Transaction Document shall not be construed as a duty. The Indenture Trustee shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Indenture Trustee.

(b) Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Indenture Trustee which are specifically required to be furnished pursuant to any provision of this Indenture, any Indenture Supplement and any other Transaction Document, the Indenture Trustee shall examine them to determine whether they conform on their face to the requirements of this Indenture, any Indenture Supplement or any other Transaction Document. If any such instrument is found not to conform on its face to the requirements of this Indenture, any Indenture Supplement, or any other Transaction Document in a material manner, the Indenture Trustee shall take such action as it deems appropriate to have the instrument corrected. The Indenture Trustee shall not be responsible or liable for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Issuer Entity, the Asset Entities, Crown International, the Servicer, any actual or prospective Noteholder or Note Owner or any Rating Agency, and accepted by the Indenture Trustee in good faith, pursuant to this Indenture and any Indenture Supplement.

(c) No provision of this Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i) Prior to the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has actual knowledge, and after the curing or waiving of all Events of Default which may have occurred, the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Indenture, the Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture or any Indenture Supplement and no implied covenants or obligations shall be read into this Indenture or any Indenture Supplement against the Indenture Trustee.

(ii) In the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Indenture and any Indenture Supplement.

(iii) The Indenture Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Indenture Trustee unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts.

(iv) The Indenture Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by the Indenture Trustee, in good faith in accordance with this Indenture or the direction of Noteholders entitled to at least 25% (or, as to any particular matter, any higher percentage as may be specifically provided for hereunder) of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Indenture.

(v) The Indenture Trustee shall not be required to take notice or be deemed to have notice or be deemed to have notice or knowledge of any Event of Default unless either (1) a Responsible Officer shall have actual knowledge of such Event of Default or (2) written notice of such Event of Default referring to the Notes, this Indenture and any Indenture Supplement shall have been received by a Responsible Officer in accordance with the provisions of this Indenture and any Indenture Supplement. In the absence of receipt of such notice or actual knowledge, the Indenture Trustee may conclusively assume that there is no Event of Default.

(vi) Subject to the other provisions of this Indenture, and without limiting the generality of this Section 11.01, the Indenture Trustee shall not have any duty, except as expressly provided herein or in any Indenture Supplement, or in its capacity as successor servicer, (A) to cause any recording, filing, or depositing of this Indenture or any Indenture Supplement or any agreement referred to herein or therein or any financing statement or continuation statement evidencing a security interest, or to cause the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (B) to see to or cause the maintenance of any insurance, (C) to confirm or verify the truth, accuracy or contents of any reports or certificates of the Issuer Entity, the Asset Entities, Crown International, the Servicer, any Noteholder or Note Owner or any Rating Agency, delivered to the Indenture Trustee pursuant to this Indenture reasonably believed by the Indenture Trustee to be genuine and without error and to have been signed or presented by the proper party or parties (provided, however, the Indenture Trustee may, in its discretion, make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Indenture Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer Entity and any Asset Entity personally or by agent or attorney), and (D) to see to the payment of any assessment or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral other than from funds available in the Collection Account (provided, that such assessment, charge, lien or encumbrance did not arise out of the Indenture Trustee’s willful misfeasance, bad faith or negligence).

(vii) None of the provisions contained in this Indenture or any Indenture Supplement shall in any event require the Indenture Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under the Servicing Agreement except during such time, if any, as the Indenture Trustee shall be successor to, and be vested with the rights, duties, powers and privileges of, the Servicer in accordance with the terms of this Indenture and the Servicing Agreement.

(viii) For as long as the Person that serves as the Indenture Trustee hereunder also serves as Note Registrar, the protections, immunities and indemnities afforded to that Person in its capacity as Indenture Trustee hereunder shall also be afforded to such Person in its capacity as Note Registrar, as the case may be.

(ix) If the same Person is acting in as Indenture Trustee and Note Registrar, then any notices required to be given by such Person in one such capacity shall be deemed to have been timely given to itself in any other such capacity.

(d) The Indenture Trustee is hereby directed to execute and deliver the Account Control Agreement.

(e) The Indenture Trustee shall not be liable for interest on any money received by it except as the Indenture Trustee may agree in writing with the Issuers.

(f) Money held in trust by the Indenture Trustee need not be segregated from other funds except to the extent required by law, this Indenture or any Indenture Supplement.

(g) The Issuers hereby direct the Indenture Trustee to execute, deliver and perform its obligations under the Swap Agreement on the Closing Date and thereafter on behalf of, and for the benefit of, the Holders of the Class A-FL Notes. The Issuers and the Holders of the Class A-FL Notes (by their acceptance of such Notes) acknowledge and agree that the Indenture Trustee is executing, delivering and performing its obligations under the Swap Contract and shall do so solely in its capacity as Indenture Trustee under this Indenture and not in its individual capacity.

(h) Every provision in this Indenture and any Indenture Supplement that in any way relates to the Indenture Trustee is subject to paragraphs (a) through (g) of this Section 11.01.

Section 11.02 Certain Matters Affecting the Indenture Trustee. Except as otherwise provided in Section 11.01:

(i) the Indenture Trustee may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officers’ Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and without error and to have been signed or presented by the proper party or parties;

(ii) the Indenture Trustee may consult with counsel and any written advice or opinion of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii) the Indenture Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Indenture or any Indenture Supplement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders, unless such Noteholders shall have provided to the Indenture Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby satisfactory to the Indenture Trustee, in its reasonable discretion; the Indenture Trustee shall not be required to expend or risk its own funds (except to pay expenses that could reasonably be expected to be incurred in connection with the performance of its normal duties) or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that nothing contained herein shall relieve the Indenture Trustee of the obligation, upon the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has actual knowledge which has not been waived or cured, to exercise such of the rights and powers vested in it by this Indenture or any Indenture Supplement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

(iv) the Indenture Trustee shall not be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture on any Indenture Supplement;

(v) prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred, the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Notes entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Indenture Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Indenture Trustee, not reasonably assured to the Indenture Trustee by the security afforded to it by the terms of this Indenture, the Indenture Trustee may require an indemnity satisfactory to the Indenture Trustee, in its reasonable discretion, against such expense or liability as a condition to taking any such action;

(vi) except as contemplated by Section 11.06, the Indenture Trustee shall not be required to give any bond or surety in respect of the execution of the trusts created hereby or the powers granted hereunder;

(vii) the Indenture Trustee may execute any of the trusts or powers vested in it by this Indenture or any Indenture Supplement and may perform any its duties hereunder, either directly or by or through agents, attorneys, or custodians, and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any such agent, attorney, or custodian appointed by the Indenture Trustee with due care; provided, that the use of agents, attorneys, or custodians shall not be deemed to relieve the Indenture Trustee of any of its duties and obligations hereunder (except as expressly set forth herein);

(viii) the Indenture Trustee shall not be responsible for any act or omission of the Servicer (unless, in the case of the Indenture Trustee, it is acting as Servicer); and

(ix) the Indenture Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article II under this Indenture or under applicable law with respect to any transfer of any Note or any interest therein, other than to require delivery of the certification(s) and/or Opinions of Counsel described in said Article applicable with respect to changes in registration or record ownership of Notes in the Note Register and to examine the same to determine substantial compliance with the express requirements of this Indenture; and the Indenture Trustee and the Note Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depositary or between or among DTC Participants or Note Owners of the Notes, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration or record ownership in the Note Register.

Section 11.03 Indenture Trustee’s Disclaimer. The Indenture Trustee (i) shall not be responsible for, and makes no representation, as to the validity or adequacy of this Indenture, any Indenture Supplement or the Notes and (ii) shall not be accountable for the Issuers’ use of the proceeds from the Notes, or responsible for any statement of the Issuers in this Indenture, any Indenture Supplement or in any document issued in connection with the sale of the Notes or in the Notes other than the Indenture Trustee’s certificate of authentication.

Section 11.04 Indenture Trustee May Own Notes. The Indenture Trustee (in its individual or any other capacity) or any of its respective Affiliates may become the owner or pledgee of Notes with (except as otherwise provided in the definition of “Noteholder”) the same rights it would have if it were not the Indenture Trustee or one of its Affiliates, as the case may be.

Section 11.05 Fees and Expenses of Indenture Trustee; Indemnification of and by the Indenture Trustee. (a) On each Payment Date, the Indenture Trustee shall withdraw from the Collection Account, out of general collections on the Notes on deposit therein, prior to any payments to be made therefrom to Noteholders on such date, and pay to itself all Indenture Trustee Fees earned in respect of the Notes through the end of the then most recently ended Collection Period as compensation for all services rendered by the Indenture Trustee, respectively, hereunder. The Indenture Trustee Fee shall accrue during each Collection Period at the rate per annum equal to .0021% on the Outstanding Class Principal Balance of all Classes of Notes as of the end of the immediately preceding Collection Period (or, in the case of the initial Collection Period, on a principal balance equal to $1,900,000,000). The Indenture Trustee Fee shall be calculated on a 30/360 Basis.

(b) The Indenture Trustee and any of its affiliates, directors, officers, employees or agents shall be entitled to be indemnified and held harmless out of the funds on deposit in the Collection Account for and against any loss, liability, claim or expense (including costs and expenses of litigation, and of investigation, reasonable counsel’s fees, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with, this Indenture, the Notes, (unless, in the case of the Indenture Trustee, it incurs any such expense or liability in the capacity of successor servicer, in which case such expense or liability will be reimbursable thereto in the same manner as it would be for any other Servicer in accordance with the Servicing Agreement) or any act or omission of the Indenture Trustee relating to the exercise and performance of any of the rights and duties of the Indenture Trustee hereunder; provided, however, that none of the Indenture Trustee or any of the other above specified Persons shall be entitled to indemnification or reimbursement pursuant to this Section 11.05(b) for any expense that constitutes (1) allocable overhead, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, (2) any loss, liability, damage, claim or expense specifically required to be borne thereby pursuant to the terms of this Indenture or (3) any loss, liability, damage, claim or expense incurred by reason of any breach on the part of the Indenture Trustee of any of its representations, warranties or covenants contained herein or any willful misfeasance, bad faith or negligence in the performance of, or reckless disregard of, such Person’s obligations and duties hereunder. Without limiting the foregoing, the Issuers agree to indemnify and hold harmless the Indenture Trustee and its Affiliates from and against any liability (including for taxes, penalties or interest asserted by any taxing jurisdiction) arising from any failure to withhold taxes from amounts payable in respect of payments from the Collection Account. The Indenture Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Indenture Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. To the extent the Indenture Trustee (or the Servicer on its behalf) renders services or incurs expenses after an Event of Default specified in Section 10.01(f) or Section 10.01(g), the compensation for services and expenses incurred by it are intended to constitute expenses of administration under any applicable federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect. The Indenture Trustee (for itself and on behalf of the Servicer) shall have a lien on the Collateral, as governed by this Indenture, to secure the obligations of the Issuers under this Section 11.05.

(c) Notwithstanding anything in this Indenture to the contrary, in no event shall the Indenture Trustee be liable for special, indirect, or consequential damages of any kind whatsoever (including but not limited to lost profits), even if the Indenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(d) This Section 11.05 shall survive the termination of this Indenture or the resignation or removal of the Indenture Trustee as regards rights and obligations prior to such termination, resignation or removal.

Section 11.06 Eligibility Requirements for Indenture Trustee. The Indenture Trustee hereunder shall not be an Affiliate of the Servicer or any Asset Entity (unless the Indenture Trustee is a successor servicer) and shall at all times be a corporation, bank, trust company or association that: (i) is organized and doing business under the laws of the United States of America or any State thereof or the District of Columbia and authorized under such laws to exercise corporate trust powers; (ii) has a combined capital and surplus of at least $100,000,000; and (iii) is subject to supervision or examination by federal or state authority. If such corporation, bank, trust company or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation, bank, trust company or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In addition: (i) the Indenture Trustee shall at all times meet the requirements of Section 26(a)(1) of the Investment Company Act; and (ii) the Indenture Trustee may not have any affiliations or act in any other capacity with respect to the transactions contemplated hereby that would cause PTE 90-24 or PTE 93-31 (in each case as amended by PTE 2000-58 and PTE 2002-41) to be unavailable with respect to any Class of Notes that it would otherwise be available in respect of. Furthermore, the Indenture Trustee shall at all times maintain (or shall have caused to have been appointed a fiscal agent that at all times maintains) a long-term unsecured debt rating of no less than “A” from Fitch and “A2” from Moody’s and a short-term unsecured debt rating of no less than “F-1” from Fitch and “P-1” from Moody’s (or such lower rating with respect to which the Indenture Trustee shall have received Rating Agency Confirmation from the Rating Agencies assigning such rating). The corporation, bank, trust company or association serving as Indenture Trustee may have normal banking and trust relationships with the Asset Entities, the Servicer and their respective Affiliates but, except to the extent permitted or required by the Servicing Agreement, shall not be an “Affiliate” (as such term is defined in Section III of PTE 2000-58) of the Servicer, any sub-servicer, either Initial Purchaser, the Issuer Entity and the Asset Entities or any “Affiliate” (as such term is defined in Section III of PTE 2000-58) of any such Persons.

Section 11.07 Resignation and Removal of Indenture Trustee. (a) The Indenture Trustee may at any time resign and be discharged from its obligations and duties created hereunder with respect to one or more or all Series of Notes by giving not less that sixty (60) days prior written notice thereof to the other parties to this Indenture, the Servicer and all of the Noteholders. Upon receiving such notice of resignation, the Issuers shall use their best efforts to promptly appoint a successor indenture trustee meeting the eligibility requirements of Section 11.06 by written instrument, in duplicate, which instrument shall be delivered to the resigning Indenture Trustee and to the successor indenture trustee. A copy of such instrument shall be delivered to the other parties to this Indenture, the Servicer and to the Noteholders by the Issuers. If no successor indenture trustee shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning Indenture Trustee may petition any court of competent jurisdiction for the appointment of a successor indenture trustee.

(b) If at any time the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 11.06 and shall fail to resign after written request therefor by the Issuers or the Servicer, or if at any time the Indenture Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Indenture Trustee’s continuing to act in such capacity would (as confirmed in writing to the Issuers by any Rating Agency) result in the qualification, downgrade or withdrawal of the rating then assigned to any Class of Notes rated by such Rating Agency (or the placing of such Class of Notes on negative credit watch or ratings outlook negative status in contemplation of any such action with respect thereto), then the Issuers, or the Noteholders entitled to more than 50% of the Voting Rights, may remove the Indenture Trustee and appoint a successor indenture trustee by written instrument, in duplicate, which instrument shall be delivered to the Indenture Trustee so removed and to the successor indenture trustee. A copy of such instrument shall be delivered to the other parties to this Indenture, the Servicer and the Noteholders by the Issuers.

(c) The holders of Notes entitled to at least 51% of the Voting Rights may at any time (with or without cause) remove the Indenture Trustee and appoint a successor indenture trustee by written instrument or instruments, in triplicate, signed by such holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Issuers, one complete set to the Indenture Trustee so removed, and one complete set to the successor indenture trustee so appointed. All expenses incurred by the Indenture Trustee in connection with its transfer of all documents relating to the Notes to a successor indenture trustee following the removal of the Indenture Trustee without cause pursuant to this Section 11.07(c) shall be reimbursed to the removed Indenture Trustee within thirty (30) days of demand therefor, such reimbursement to be made by the Noteholders that terminated the Indenture Trustee. A copy of such instrument shall be delivered to the other parties to this Indenture the Servicer and the remaining Noteholders by the successor indenture trustee so appointed.

(d) Any resignation or removal of the Indenture Trustee and appointment of a successor indenture trustee pursuant to any of the provisions of this Section 11.07 shall not become effective until acceptance of appointment by the successor indenture trustee as provided in Section 11.08.

Section 11.08 Successor Indenture Trustee. (a) Any successor indenture trustee appointed as provided in Section 11.07 shall execute, acknowledge and deliver to the Issuers, the Servicer and its predecessor indenture trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor indenture trustee shall become effective and such successor indenture trustee, without any further act, deed or conveyance, shall become fully vested with all of the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as indenture trustee herein. The predecessor indenture trustee shall deliver to the successor indenture trustee all documents relating to the Notes held by it hereunder, and the Issuers, the Servicer and the predecessor indenture trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor indenture trustee all such rights, powers, duties and obligations, and to enable the successor indenture trustee to perform its obligations hereunder.

(b) No successor indenture trustee shall accept appointment as provided in this Section 11.08 unless at the time of such acceptance such successor indenture trustee shall be eligible under the provisions of Section 11.06.

(c) Upon acceptance of appointment by a successor indenture trustee as provided in this Section 11.08, such successor indenture trustee shall mail notice of the succession of such indenture trustee hereunder to the Issuers, the Servicer and the Noteholders.

Section 11.09 Merger or Consolidation of Indenture Trustee. Any entity into which the Indenture Trustee may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any entity succeeding to the corporate trust business of the Indenture Trustee shall be the successor of the Indenture Trustee hereunder, provided, such entity shall be eligible under the provisions of Section 11.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 11.10 Appointment of Co-Indenture Trustee or Separate Indenture Trustee. (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any of the Notes or property securing the same may at the time be located, the Indenture Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Indenture Trustee to act as co-indenture trustee or co-indenture trustees, jointly with the Indenture Trustee, or separate indenture trustee or separate indenture trustees, of the Notes, and to vest in such Person or Persons, in such capacity, such title to the Notes, or any part thereof, and, subject to the other provisions of this Section 11.10, such powers, duties, obligations, rights and trusts as the Indenture Trustee may consider necessary or desirable. No co-indenture trustee or separate indenture trustee hereunder shall be required to meet the terms of eligibility as a successor indenture trustee under Section 11.06, and no notice to holders of Notes of the appointment of co-indenture trustee(s) or separate indenture trustee(s) shall be required under Section 11.08.

(b) In the case of any appointment of a co-indenture trustee or separate indenture trustee pursuant to this Section 11.10, all rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed upon and exercised or performed by the Indenture Trustee and such separate indenture trustee or co-indenture trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Indenture Trustee hereunder or when acting as successor servicer under the Servicing Agreement), the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate indenture trustee or co-indenture trustee solely at the direction of the Indenture Trustee.

(c) Any notice, request or other writing given to the Indenture Trustee shall be deemed to have been given to each of the then separate indenture trustees and co-indenture trustees, as effectively as if given to each of them. Every instrument appointing any separate indenture trustee or co-indenture trustee shall refer to this Indenture and the conditions of this Article XI. Each separate indenture trustee and co-indenture trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Indenture Trustee or separately, as may be provided therein, subject to all of the provisions of this Indenture and any Indenture Supplement, specifically including every provision of this Indenture and any Indenture Supplement relating to the conduct of, affecting the liability of, or affording protection to, the Indenture Trustee. Every such instrument shall be filed with the Indenture Trustee.

(d) Any separate trustee or co-trustee may, at any time, constitute the Indenture Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture or any Indenture Supplement on its behalf and in its name. The Indenture Trustee shall not be responsible for any act or inaction of any such trustee or co-trustee. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Indenture Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(e) The appointment of a co-trustee or separate trustee under this Section 11.10 shall not relieve the Indenture Trustee of its duties and responsibilities hereunder.

Section 11.11 Access to Certain Information. (a) The Indenture Trustee shall afford to the Issuers, the Initial Purchasers, the Servicer, the Controlling Class Representative and each Rating Agency and any banking or insurance regulatory authority that may exercise authority over any Noteholder or Note Owner, access to any documentation regarding the Notes. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at Corporate Trust Office.

(b) The Indenture Trustee shall maintain at its Corporate Trust Office and, upon reasonable prior written request and during normal business hours, shall make available, or cause to be made available, for review by the Issuers, the Rating Agencies, and the Controlling Class Representative originals and/or copies of the following items (to the extent that such items were prepared by or delivered to the Indenture Trustee): (i) the Offering Memorandum and any other disclosure document relating to the Notes, in the form most recently provided to the Indenture Trustee by the Issuers or by any Person designated by the Issuers; (ii) this Indenture, and any applicable Indenture Supplements and any amendments and exhibits hereto or thereto; (iii) the Servicing Agreement, each sub-servicing agreement delivered to the Indenture Trustee since the Closing Date and any amendments and exhibits or thereto; (iv) all Indenture Trustee Reports actually delivered or otherwise made available to Noteholders pursuant to Section 11.11(d) since the Closing Date; and (v) any other information in the possession of the Indenture Trustee that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act. The Indenture Trustee shall provide, or cause to be provided, or make available copies of any and all of the foregoing items to any of the Persons set forth in the previous sentence promptly following request therefor by such Person; provided, however, that except in the case of the Rating Agencies, the Indenture Trustee shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies.

(c) Upon reasonable advance notice and at the expense of any Noteholder, Note Owner or Person identified to the Indenture Trustee as a prospective transferee of a Note or an interest therein (a “Requesting Party”), the Indenture Trustee, subject to the succeeding paragraph, shall make available to such Requesting Party copies of (i) the form of Indenture; (ii) the form of Management Agreement; (iii) the Offering Memorandum as amended or supplemented from time to time; (iv) this Indenture and any Indenture Supplement, as amended from time to time; (v) all Indenture Trustee Reports; and (vi) the most recent audited consolidated financial statements of the Issuer Entity, the Asset Entities and Crown International; provided, that the Requesting Party furnish to the Indenture Trustee a written certification substantially in the form attached hereto as Exhibit F as to the effect that (x) in the case of a Noteholder, such Person or entity will keep such information confidential (except that any Noteholder may provide any such information obtained by it to any other person or entity that holds or is contemplating the purchase of any Note or interest therein, provided that such other person or entity confirms to such Noteholder in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential); (y) in the case of a Note Owner, such person or entity is a beneficial owner of Notes held in book-entry form and will keep such information confidential (except that such Note Owner may provide such information to any other Person or entity that holds or is contemplating the purchase of any Note or interest therein, provided that such other person or entity confirms to such Note Owner in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential) and (z) in the case of a Person identified to the Indenture Trustee as a prospective transferee of a Note or an interest therein, such person or entity is a bona fide prospective purchaser of a Note or an interest therein, is requesting the information for use in evaluating a possible investment in Notes and will otherwise keep such information confidential.

(d) Based on information provided in the servicer’s monthly reports (based on information provided by the Manager) and delivered to the Indenture Trustee, the Indenture Trustee shall prepare and make available on each Payment Date to each Noteholder such report and such additional information necessary to reflect each payment made pursuant to the Swap Contract and the distributions made to the holders of the Class A-FL Notes in connection with such Payment Date and specifying the other payments made thereon (collectively, an “Indenture Trustee Report”) and shall also make available an electronic file detailing information regarding the performance of the Tower Sites to the extent such information is delivered to the Indenture Trustee by the Servicer. Until such time as Definitive Notes are issued in respect of the Book-Entry Notes, the foregoing information will be available to the Note Owners only to the extent that it can be obtained through DTC and the DTC Participants. However, any Note Owner that does not receive information through DTC or a DTC Participant may obtain such information from the Indenture Trustee’s website. The manner in which notices and other communications are conveyed by DTC to DTC Participants, and by DTC Participants to the Note Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The Servicer and the Indenture Trustee are required to recognize as Noteholders only those persons in whose names the Notes are registered on the books and records of the Note Registrar.

(e) The Indenture Trustee shall not be liable for providing or disseminating information in accordance with the terms of this Indenture.

ARTICLE XII

NOTEHOLDERS’ LISTS, REPORTS AND MEETINGS

Section 12.01 Issuers to Furnish Indenture Trustee Names and Addresses of Noteholders. The Issuers shall furnish or cause to be furnished, to the Indenture Trustee (a) not more than three (3) Business Days prior to each Payment Date a list, in such form as the Indenture Trustee may reasonably require, of the names and addresses of the Holders of Definitive Notes as of such date and (b) at such other times as the Indenture Trustee may request in writing, within thirty (30) days after receipt by the Issuers of any such request, a list of similar form and content as of a date not more than ten (10) days prior to the time such list is furnished; provided, however, that the Issuers shall not be required to furnish such list so long as the Indenture Trustee is the Note Registrar.

Section 12.02 Preservation of Information; Communications to Noteholders. The Indenture Trustee shall cause the Note Registrar to preserve in as current a form as is reasonably practicable, the names and addresses of Holders of Definitive Notes received by the Note Registrar and the names and addresses of the Holders of Definitive Notes contained in the most recent list furnished to the Indenture Trustee as provided in Section 12.01. The Indenture Trustee may destroy any list furnished to it as provided in such Section 12.01 upon receipt of a new list so furnished.

Section 12.03 Fiscal Year. Unless the Issuers otherwise determine (with the prior written consent of the Servicer), the fiscal year of the Issuers shall correspond to the calendar year.

Section 12.04 Voting by Noteholders. (a) At all times during the term of this Indenture, one-hundred percent (100%) of the Voting Rights will be allocated among the respective Classes of Notes according to the ratio of the Class Principal Balance of each Class of Notes to the Class Principal Balance of all Classes of Notes, provided, however, that the Class A F-X Notes and the Class A-FL Notes shall both be deemed to be one Class of Notes for such purpose. Voting Rights allocated to a Class of Notes will be allocated among the Notes of such Class in proportion to the Percentage Interest in such Class evidenced thereby. Notes held by the Issuers or any of their Affiliates shall be deemed not to be Outstanding in determining Voting Rights.

(b) Except as otherwise provided in the Indenture or any Indenture Supplement, all resolutions of Noteholders shall be passed by votes representing more than 50% of the Voting Rights of Notes. Book-Entry Notes shall be voted by the Depositary on behalf of the Beneficial Owners thereof in accordance with written instructions received in accordance with applicable DTC procedures.

Section 12.05 Communication by Noteholders with other Noteholders. Noteholders may communicate pursuant to Section 3.12(b) of the Trust Indenture Act of 1939, as

amended, with other Noteholders with respect to their rights under this Indenture, any Indenture Supplement or the Notes. If any Noteholder makes written request to the Note Registrar, and such request states that such Noteholder desires to communicate with other Noteholders with respect to their rights under this Indenture or under the Notes and such request is accompanied by a copy of the communication that such Noteholder proposes to transmit, then the Note Registrar shall, within thirty (30) days after the receipt of such request, afford the requesting Noteholder access during normal business hours to, or deliver to the requesting Noteholder a copy of, the most recent list of Noteholders held by the Note Registrar (which list shall be current as of a date no earlier than 30 days prior to the Note Registrar’s receipt of such request). Every Noteholder, by receiving such access, acknowledges that neither the Note Registrar nor the Indenture Trustee will be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Noteholder regardless of the source from which such information was derived.

ARTICLE XIII

INDENTURE SUPPLEMENTS

Section 13.01 Indenture Supplements without Consent of Noteholders. Without the consent of the Noteholders, but with the consent of the Issuers and the Indenture Trustee, when authorized by an Issuer Entity Order, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Indenture Trustee for any of the following purposes:

(i) to correct any typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision in this Indenture, any Indenture Supplement or the Notes or any provision in this Indenture, any Indenture Supplement or the Notes which is inconsistent with the Offering Memorandum;

(ii) to convey, transfer, assign, mortgage or pledge any property to the Indenture Trustee, so long as the interests of the Noteholders would not be adversely affected;

(iii) to modify this Indenture or any Indenture Supplement as required or made necessary by any change in applicable law;

(iv) to add to the covenants of the Issuers or any other party for the benefit of the Noteholders, or to surrender any right or power conferred upon the Issuers in this Indenture or any Indenture Supplement;

(v) to add any additional Events of Default, provided that such action does not adversely affect the interests of the Noteholders;

(vi) to prevent the Issuers, the Noteholders or the Indenture Trustee from being subject to taxes (including, without limitation, withholding taxes), fees or assessments, or to reduce or eliminate any such taxes, fees or assessments; or

(vii) to evidence and provide for the acceptance of appointment by a successor indenture trustee;

provided, however, the amendment of the Indenture or any Indenture Supplement will be prohibited unless the Indenture Trustee shall first have received an Opinion of Counsel to the effect that such amendment will not (i) cause the imposition of a tax on the Issuers, (ii) cause any of the Notes to be characterized other than as indebtedness for federal income tax purposes, or (iii) cause any of the Notes to be deemed to have been exchanged for a new debt instrument pursuant to Treasury Regulations § 1.1001-3 or (iv) cause the Noteholders to experience any material change to the amount, timing, character or source of the income from the Notes for U.S. federal income tax purposes; provided, further, that, in each such case, (i) such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Noteholder, or diminish any rights or remedies or increase any liabilities or obligations of the Servicer hereunder, under the Servicing Agreement or any other Transaction Document, (ii) a Rating Agency Confirmation shall have been received with respect to such action, and (iii) the Indenture Trustee is hereby authorized to join in the execution of any such indenture supplement to make any further appropriate agreements and stipulations in such indenture supplement.

Section 13.02 Indenture Supplements with Consent of Noteholders. The Issuers and the Indenture Trustee, when authorized by an Issuer Entity Order, with a prior direction of Noteholders representing more than 50% of the Voting Rights of the Notes and without prior notice to any other Noteholder, also may amend, supplement or modify this Indenture, any Indenture Supplement or the Notes or waive compliance by the Issuers with any provision of this Indenture, any Indenture Supplement or the Notes; provided, however, that no such amendment, modification, supplement or waiver may, without the consent of the Holder of each Note affected thereby (including any tax consequences) and with respect to clause (viii) below, without the consent of the Servicer:

(i) change the Anticipated Repayment Date or the Rated Final Payment Date;

(ii) reduce the amounts required to be paid on the Notes on any Payment Date, the Anticipated Repayment Date or the Rated Final Payment Date;

(iii) change the place of payments on the Notes on any Payment Date, Anticipated Repayment Date or the Rated Final Payment Date;

(iv) change the coin or currency in which the principal of any Note or interest thereon is payable;

(v) impair the right of a Noteholder to institute suit for the enforcement of any payment on or with respect to any Note on or after the maturity thereof;

(vi) reduce the percentage in principal balance of the outstanding principal balance of any of the Notes, the consent of whose Holders is required for such amendment or eliminate the requirement that affected Noteholders consent to any amendment;

(vii) change any obligation of the Issuers to maintain an office or agency in the places and for the purposes set forth in this Indenture;

(viii) diminish any rights or remedies or increase any liabilities or obligations of the Servicer hereunder, under the Servicing Agreement or any other Transaction Document;

(ix) deprive the Indenture Trustee of the benefit of a first priority security interest in the Collateral;

(x) modify the provisions of this Indenture or any Indenture Supplement governing the amount of principal, interest and Anticipated Repayment Date, the Rated Final Payment Date or any scheduled Payment Dates with respect to such payments; or

(xi) permit the creation of any lien ranking prior to or on parity with the lien of the Noteholders with respect to the Collateral or, except as otherwise permitted or contemplated in this Indenture or any Indenture Supplement terminate the lien of the Noteholders on such Collateral or deprive the Noteholders of the security afforded by such.

It shall not be necessary for any Act of the Noteholders under this Section 13.02 to approve the particular form of any proposed indenture supplement, but it shall be sufficient if such Act shall approve the substance thereof.

Promptly after the execution by the Issuers and the Indenture Trustee of any indenture supplement pursuant to this Section 13.02, the Indenture Trustee shall mail to the Holders of the Notes and the Servicer a copy of such indenture supplement. Any failure of the Indenture Trustee to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such indenture supplement.

Section 13.03 Execution of Indenture Supplements. In executing, or permitting the additional trusts created by, any indenture supplement permitted by this ARTICLE XIII or the modification thereby of the trusts created by this Indenture, the Indenture Trustee shall be entitled to receive, and, subject to Section 11.02, shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such indenture supplement is authorized or permitted by this Indenture and that all conditions precedent to the execution and delivery of such indenture supplement have been satisfied. The Indenture Trustee may, but shall not be obligated to (and with respect to the Servicer shall not, except as permitted by the Servicing Agreement), enter into any such indenture supplement that affects the Indenture Trustee’s (or with respect to the Servicer, the Servicer’s) own rights, duties, liabilities or immunities under this Indenture or otherwise.

Section 13.04 Effect of Indenture Supplement. Upon the execution of any indenture supplement pursuant to the provisions hereof, this Indenture shall be and shall be deemed to be modified and amended in accordance therewith with respect to the Notes affected thereby, and the respective rights, limitations of rights, obligations, duties, liabilities and immunities under this Indenture of the Indenture Trustee, the Servicer, the Issuers and the Holders of the Notes shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such indenture supplement shall be and be deemed to be part of the terms and conditions of this Indenture and any Indenture Supplement for any and all purposes.

Section 13.05 Reference in Notes to Indenture Supplements. Notes authenticated and delivered after the execution of any indenture supplement pursuant to this ARTICLE XIII may bear a notation in form approved by the Indenture Trustee as to any matter provided for in such indenture supplement. If the Issuers shall so determine, new Notes so modified as to conform, in the opinion of the Issuers, to any such indenture supplement may be prepared and executed by the Issuers and authenticated and delivered by the Indenture Trustee in exchange for Outstanding Notes.

ARTICLE XIV

COLLATERAL AND SECURITY

Section 14.01 Issuers’ Obligations Absolute. Subject to ARTICLE V, nothing contained in this Indenture or any provision contained in any Indenture Supplement shall impair, as between the Issuers and the Indenture Trustee, the obligation of the Issuers to pay to the Indenture Trustee all amounts payable in respect of the Notes as and when the same shall become due and payable in accordance with the terms thereof and all other Obligations due under the Transaction Documents, or prevent the Indenture Trustee or Servicer (except as expressly otherwise provided Section 15.16) from exercising all rights, powers and remedies otherwise permitted by this Indenture, any Indenture Supplement, any other Transaction Document and by applicable law upon a default in the payment of the Notes or under this Indenture, any Indenture Supplement, or any other Transaction Document.

Section 14.02 Release of Liens. Upon the sale or substitution of a Tower Site in accordance with the terms of this Indenture, the Indenture Trustee shall release the Lien on any Collateral related to such Tower Site.

ARTICLE XV

MISCELLANEOUS

Section 15.01 Compliance Certificates and Opinions, etc. Upon any application or request by the Issuers to the Indenture Trustee or Servicer to take any action under any provision of this Indenture, any Indenture Supplement or any Transaction Document, the Issuers shall furnish to the Indenture Trustee and Servicer (i) an Officer’s Certificate stating that all conditions precedent, if any, provided for in this Indenture, any Indenture Supplement, or any Transaction Document relating to the proposed action have been complied with, when reasonably requested by the Indenture Trustee or Servicer, (ii) an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, and (iii) if applicable, an Independent Certificate from a firm of certified public accountants meeting the applicable requirements of this Section 15.01, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture, any Indenture Supplement or any Transaction Document, no additional certificate or opinion need be furnished.

Every certificate or opinion provided by or on behalf of the Issuers with respect to compliance with a condition or covenant provided for in this Indenture, or any Indenture Supplement or any other Transaction Document shall include:

(i) a statement that each signatory of such certificate or opinion has read or has caused to be read such covenant or condition and the definitions in this Indenture, in any Indenture Supplement or any other Transaction Document relating thereto;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of each such signatory, such signatory has made such examination or investigation as is necessary to enable such signatory to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether, in the opinion of each such signatory, such condition or covenant has been complied with.

Nothing herein shall be deemed to require either the Indenture Trustee or the Servicer to confirm, represent or warrant the accuracy of (or to be liable or responsible for) any other Person’s information or report, including any communication from any Issuer, Asset Entity, Guarantor or the Manager. In connection with the performance of its obligations hereunder and under the other Transaction Documents, each of the Indenture Trustee and the Servicer shall be entitled to rely upon any written information or certification (without any obligation to investigate the accuracy or completeness of any information or certification set forth therein) or recommendation provided to it by the Manager, and neither the Indenture Trustee nor the Servicer shall have any liability with respect thereto.

Section 15.02 Form of Documents Delivered to Indenture Trustee. (a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(b) Any certificate or opinion of an Authorized Officer of the Issuers may be based, insofar as it relates to legal matters, upon a certificate or Opinion of Counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which such officer’s certificate or opinion is based are erroneous. Any such certificate of an Authorized Officer or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Issuers, stating that the information with respect to such factual matters is in the possession of the Issuers, unless such officer or officers of the Issuers or such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

(c) Where any Person is required to make, give or execute two or more applications, requests, comments, certificates, statements, opinions or other instruments under this Indenture, any Indenture Supplement or any other Transaction Document, they may, but need not, be consolidated and form one instrument.

(d) Whenever in this Indenture, any Indenture Supplement or any other Transaction Document, in connection with any application or certificate or report to the Indenture Trustee, it is provided that the Issuer Entity and/or the Asset Entities shall deliver any document as a condition of the granting of such application, or as evidence of the Issuer Entity’s and/or the Asset Entities’ compliance with any term hereof, in any Indenture Supplement or any other Transaction Document, it is intended that the truth and accuracy, at the time of the granting of such application or at the effective date of such certificate or report (as the case may be), of the facts and opinions stated in such document shall in such case be conditions precedent to the right of the Issuer Entity and/or the Asset Entities to have such application granted or to the sufficiency of such certificate or report. The foregoing shall not, however, be construed to affect the Indenture Trustee’s or Servicer’s right to rely upon the truth and accuracy of any statement or opinion contained in any such document as provided in ARTICLE XI.

Section 15.03 Acts of Noteholders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture or any Indenture Supplement to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by agents duly appointed in writing; and except as otherwise expressly provided in this Indenture or in any Indenture Supplement such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee, and, where it is hereby expressly required, to the Issuers. Such instrument or instruments (and the action embodied in this Indenture or in any Indenture Supplement and evidenced thereby) are sometimes referred to in this Indenture as the “Act” of the Noteholders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture or any Indenture Supplement and (subject to Article XI herein) conclusive in favor of the Indenture Trustee and the Issuers, if made in the manner provided in this Section 15.03.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner which the Indenture Trustee deems sufficient.

(c) The ownership, principal balance and serial numbers of the Notes, and the date of holding the same, shall be proved by the Note Register.

(d) If the Issuers shall solicit from Noteholders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuers may, at their option, fix in advance a record date for the determination of Noteholders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuers shall have no obligation to do so. Any such record date shall be fixed at the Issuers’ discretion. If not set by the Issuers prior to the first solicitation of a Noteholder made by any Person in respect of any such matters referred to in the foregoing sentence, such record date shall be the date thirty (30) days prior to such first solicitation of Noteholders. If such a record date is fixed, such request, demand, authorization, direction, notice, consent and waiver or other Act may be sought or given before or after the record date, but only the Noteholders of record at the close of business on such record date shall be deemed to be Noteholders for the purpose of determining whether Noteholders of the requisite proportion of the Notes Outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Notes Outstanding shall be computed as of such record date.

(e) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Indenture Trustee, the Servicer or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(f) Without limiting the foregoing, a Noteholder entitled hereunder or under any Indenture Supplement to take any action hereunder or thereunder with regard to any Note may do so with regard to all or any part of the principal balance of such Note or by one or more appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal balance of such Note.

Section 15.04 Notices; Copies of Notices and Other Information. (a) Any request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders or other documents provided or permitted by this Indenture shall be in writing and if such request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders is to be made upon, given or furnished to or filed with:

(i) the Indenture Trustee by any Noteholder or by the Issuers shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Indenture Trustee at its Corporate Trust Office; or

(ii) the Issuers by the Indenture Trustee, the Servicer, or by any Noteholder shall be sufficient for every purpose hereunder if in writing and mailed first-class, postage prepaid and by facsimile to the Issuer Entity addressed to: 510 Bering Drive, Suite 500, Houston, Texas 77057 or at any other address previously furnished in writing to the Indenture Trustee and the Servicer by the Issuer Entity. The Issuers shall promptly transmit any notice received by them from the Noteholders to the Indenture Trustee and Servicer.

(b) Any notice to be given to the Indenture Trustee hereunder shall also be given to the Note Registrar in writing, personally delivered, faxed or mailed by certified mail and shall not be deemed given to the Indenture Trustee until also given to the Note Registrar; provided, however, that only one notice to the Indenture Trustee shall be necessary at any time that the Indenture Trustee is also the Note Registrar.

(c) Any notice, and copies of any reports, certificates, schedules, statements, documents or other information to be given to the Indenture Trustee by the Issuer Entity, Crown International, or the Asset Entities hereunder shall also be simultaneously given to the Servicer in writing, personally delivered, faxed or mailed by certified mail and shall not be deemed given to the Indenture Trustee until also given to the Servicer; provided, however, that only one notice or copy of such reports, certificates, schedules, or other information required to be given to the Indenture Trustee shall be necessary at any time that the Indenture Trustee is also the Servicer.

(d) Notices required to be given to the Rating Agencies by the Issuer Entity and/or the Asset Entities or the Indenture Trustee shall be in writing, personally delivered, faxed or mailed by certified mail, to the following addresses: (i) Fitch, Inc., 17 State Street Plaza, 12th Floor, New York, NY 10004, Attention: Jenny Story (ii) Moody’s Investors Service, Inc., 99 Church Street, New York, NY 10007, Attention: Jay Eisbruck.

Section 15.05 Notices to Noteholders; Waiver. (a) Where this Indenture or any Indenture Supplement provides for notice to Noteholders of any event, such notice shall be sufficiently given (unless otherwise expressly provided in this Indenture or in any Indenture Supplement) if in writing and mailed, first-class, postage prepaid to each Noteholder affected by such event, at his address as it appears on the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Noteholders is given by mail, neither the failure to mail such notice nor any defect in any notice so mailed to any particular Noteholder shall affect the sufficiency of such notice with respect to other Noteholders, and any notice that is mailed in the manner provided in this Indenture shall conclusively be presumed to have been duly given.

(b) Where this Indenture or any Indenture Supplement provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Noteholders shall be filed with the Indenture Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such a waiver.

(c) In case, by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity, it shall be impractical to mail notice of any event to Noteholders when such notice is required to be given pursuant to any provision of this Indenture or any Indenture Supplement, then any manner of giving such notice as shall be satisfactory to the Indenture Trustee shall be deemed to be a sufficient giving of such notice.

(d) Where this Indenture or any Indenture Supplement provides for notice to the Rating Agencies, failure to give such notice to the Rating Agencies shall not affect any other rights or obligations created hereunder or under any Indenture Supplement, and shall not under any circumstance constitute a Default or Event of Default.

Section 15.06 Payment and Notice Dates. All payments to be made and notices to be delivered pursuant to this Indenture, any Indenture Supplement or any other Transaction Document shall be made by the responsible party as of the dates set forth in this Indenture, in any Indenture Supplement or in any other Transaction Document.

Section 15.07 Effect of Headings and Table of Contents. The Article and Section headings in this Indenture or in any Indenture Supplement and the Table of Contents are for convenience only and shall not affect the construction hereof or thereof.

Section 15.08 Successors and Assigns. All covenants and agreements in this Indenture, any Indenture Supplement and the Notes by the Issuers shall bind their successors and assigns, whether so expressed or not. All agreements of the Indenture Trustee in this Indenture and any Indenture Supplement shall bind its successors, co-trustees and agents.

Section 15.09 Severability. In case any provision in this Indenture or any Indenture Supplement or in the Notes of any Series shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 15.10 Benefits of Indenture. Subject to Section 13.01 and Section 13.02 and ARTICLE XI, nothing in this Indenture, any Indenture Supplement or in the Notes, express or implied, shall give to any Person, other than the parties hereto, the Servicer and their successors hereunder, the Noteholders and any other party secured hereunder or under any such Indenture Supplement, and any other Person with an ownership interest in any part of the Collateral and the Rating Agencies, any benefit or any legal or equitable right, remedy or claim under this Indenture or any Indenture Supplement.

Section 15.11 Legal Holiday. In any case where the date on which any payment is due shall not be a Business Day, then (notwithstanding any other provision of the Notes, this Indenture or any Indenture Supplement) payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date on which nominally due, and, except as otherwise expressly provided in this Indenture or in any such Indenture Supplement, no interest shall accrue for the period from and after any such nominal date.

Section 15.12 Governing Law. THIS INDENTURE AND EACH INDENTURE SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY OF ITS PRINCIPLES OF CONFLICTS OF LAWS WHICH WOULD INVOKE THE SUBSTANTIVE LAW OF A DIFFERENT JURISDICTION) AS TO ALL MATTERS, INCLUDING WITHOUT LIMITATION, MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES. THE ISSUERS IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE COURT OR UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN RELATION TO THIS INDENTURE OR EACH SUCH INDENTURE SUPPLEMENT.

Section 15.13 Counterparts. This Indenture and any Indenture Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such respective counterparts shall together constitute but one and the same instrument.

Section 15.14 Recording of Indenture. If this Indenture or any Indenture Supplement is subject to recording in any appropriate public recording offices, such recording is to be effected by the Issuers and at their expense.

Section 15.15 Corporate Obligation. No recourse may be taken, directly or indirectly, with respect to the obligations of the Issuers or the Indenture Trustee, in each of their capacities hereunder or under any Indenture Supplement, on the Notes, under this Indenture or any Indenture Supplement or any certificate or other writing delivered in connection herewith, under any Indenture Supplement, against (i) the Indenture Trustee, the Paying Agent and the Note Registrar in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee or agent of the Indenture Trustee in its individual capacity, any holder of equity in the Issuers or the Indenture Trustee or in any successor or assign of the Indenture Trustee in its individual capacity, except as any such Person may have expressly agreed (it being understood that the Indenture Trustee has no such obligations in its individual capacity), and except that any such partner, owner or equity holder shall be fully liable, to the extent provided by applicable law, for any unpaid consideration for stock, unpaid capital contribution or failure to pay any installment or call owing to such entity.

Section 15.16 No Petition. The Indenture Trustee, by entering into this Indenture or any Indenture Supplement, and each Noteholder, by accepting a Note, and each Note Owner, by accepting an ownership interest in a Global Note, hereby covenants and agrees that neither it nor the Indenture Trustee on behalf of such Noteholder will at any time institute against the Issuer Entity and/or the Asset Entities, or join in any institution against the Issuer Entity and/or the Asset Entities of, any bankruptcy, reorganization, insolvency or similar proceedings, or other proceedings under any federal, state or foreign bankruptcy or similar law in connection with any obligations relating to the Notes, this Indenture, any such Indenture Supplement or any of the Transaction Documents.

Section 15.17 Extinguishment of Obligations. Notwithstanding anything to the contrary in this Indenture or any Indenture Supplement, all obligations of the Issuers hereunder or under any Indenture Supplement shall be deemed to be extinguished in the event that, at any time, the Issuer Entity, the Guarantor and the Asset Entities have no assets (which shall include claims that may be asserted by the Issuer Entity, the Guarantor and the Asset Entities with respect to contractual obligations of third parties to the Issuer Entity, the Guarantor and the Asset Entities but which shall not include the proceeds of the issue of their shares in respect of the Closing Date). No further claims may be brought against any of the Issuers’ directors or officers or against their shareholders or members, as the case may be, for any such obligations, except in the case of fraud or actions taken in bad faith by such Persons.

Section 15.18 Inspection. The Issuer Entity agrees that, with reasonable prior notice, Issuer Entity and the Asset Entities will permit any representative of the Indenture Trustee or the Servicer, during the Issuer Entity’s and Asset Entities’ normal business hours, to examine all the books of account, records, reports and other papers of the Issuer Entity and the Asset Entities, to make copies and extracts therefrom, to cause such books to be audited by Independent certified public accountants (only at one or more locations outside of the United States), and that the Issuer Entity and the Asset Entities will discuss their affairs, finances and accounts with their officers, employees, and Independent certified public accountants, all at such reasonable times and as often as may be reasonably requested.

Section 15.19 Agent for Service; Submission to Jurisdiction. By the execution and delivery of this Indenture or any Indenture Supplement, the Issuers (i) acknowledge that they have, by separate written instrument, irrevocably designated and appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011 as their authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Notes, this Indenture or any Indenture Supplement that may be instituted in any federal or New York state court located in The City of New York, or brought by the Indenture Trustee (whether in its individual capacity or in its capacity as Indenture Trustee hereunder) or a Noteholder, and acknowledges that CT Corporation System has accepted such designation, (ii) submit to the jurisdiction of any such court in any such suit or proceeding, and (iii) agree that service of process upon CT Corporation System, and written notice of said service to the Issuers in the manner provided in Section 15.04 hereof, shall be deemed in every respect effective service of process upon the Issuers in any such suit or proceeding. The Issuers further agree to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CT Corporation System in full force and effect so long as this Indenture or any Indenture Supplement shall be in full force and effect.

Section 15.20 Waiver of Immunities. To the extent that the Issuers have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to themselves or their property, the Issuers hereby irrevocably waive such immunity in respect of their obligations under this Indenture, any Indenture Supplement, the Notes and any other Transaction Document, to the extent permitted by law.

Section 15.21 Non-Recourse. The Noteholders shall not have at any time any recourse on the Notes or under this Indenture or any Indenture Supplement against the Issuers (other than the Collateral) or against the Indenture Trustee, the Servicer or any Agents or Affiliates thereof.

Section 15.22 Indenture Trustee’s Duties and Obligations Limited. The duties and obligations of Indenture Trustee, in its various capacities hereunder and under any Indenture Supplement, shall be limited to those expressly provided for in their entirety in this Indenture (including any exhibits to this Indenture and to any Indenture Supplement). Any references in this Indenture and in any Indenture Supplement (and in the exhibits to this Indenture and to any Indenture Supplement) to duties or obligations of the Indenture Trustee, in its various capacities hereunder and under any such Indenture Supplement, that purport to arise pursuant to the provisions of any of the Transaction Documents or any such Indenture Supplement shall only be duties and obligations of the Indenture Trustee, or the Indenture Trustee in its other capacities, as applicable, if the Indenture Trustee is a signatory to any such Transaction Documents or any such Indenture Supplement. By its acquisition of the Notes, each Noteholder shall be deemed to have authorized and directed the Indenture Trustee to enter into the Transaction Documents to which the Indenture Trustee is a signatory.

Section 15.23 Appointment of Servicer. The Issuers hereby consent to the appointment of Midland Loan Services, Inc. to act as Servicer.

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IN WITNESS WHEREOF, the Issuers and the Indenture Trustee have caused this Indenture to be duly executed by their respective officers, thereunto duly authorized, all as of the day and year first above written.

CROWN CASTLE TOWERS LLC, as Issuer

By:	/s/ Jay Brown
Name:	Jay Brown
Title:	Vice President

CROWN CASTLE SOUTH LLC, as Issuer

By:	/s/ Jay Brown
Name:	Jay Brown
Title:	Vice President

CROWN COMMUNICATION INC., as Issuer

By:	/s/ Jay Brown
Name:	Jay Brown
Title:	Vice President

CROWN CASTLE PT INC., as Issuer

By:	/s/ Jay Brown
Name:	Jay Brown
Title:	Vice President

CROWN COMMUNICATION NEW YORK, INC., as Issuer

By:	/s/ Jay Brown
Name:	Jay Brown
Title:	Vice President

CROWN CASTLE INTERNATIONAL CORP. DE PUERTO RICO, as Issuer

By:	/s/ Jay Brown
Name:	Jay Brown
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as Indenture Trustee

By:	/s/ Melissa Adelson
Name:	Melissa Adelson
Title:	Vice President